    Exhibit 10.22

CREDIT AGREEMENT
by and among
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Agent,
THE LENDERS THAT ARE PARTIES HERETO
as the Lenders,
and
GOPRO, INC.
as a Borrower
Dated as of January 22, 2021

(continued)

(continued)

(continued)

(continued)

17.13. Parent as Agent for Borrowers	150
17.14. Acknowledgement and Consent to Bail-In of EEA Financial Institutions	151
17.15. Acknowledgement Regarding Any Supported QFCs	152

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit C-2	Form of Credit Card Notification
Exhibit J-1	Form of Joinder
Exhibit L-1	Form of LIBOR Notice
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent's Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule C-2	Customs Brokers
Schedule D-1	Designated Account
Schedule E-1	Existing Letters of Credit
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Estate
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers' Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6(b)	Litigation
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.24	Credit Card Arrangements
Schedule 4.25	Location of Inventory
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.5	Nature of Business

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, is entered into as of January 22, 2021 by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender", as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Agent"), GOPRO, INC., a Delaware corporation ("Parent"), and those additional Persons that are joined as a party hereto by executing the form of Joinder attached hereto as Exhibit J-1 (together with Parent, each, a "Borrower" and individually and collectively, jointly and severally, the "Borrowers").
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:
"Acceptable Appraisal" means, with respect to an appraisal of Inventory, the most recent appraisal of such property received by Agent (a) from an appraisal company satisfactory to Agent, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to Agent, and (c) the results of which are satisfactory to Agent, in each case, in Agent's Permitted Discretion.
"Account" means an account (as that term is defined in the Code).
"Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.
"Account Party" has the meaning specified therefor in Section 2.11(h) of this Agreement.
"Accounting Changes" means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
"Acquired Indebtedness" means Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.
"Acquisition" means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all of the Equity Interests of any other Person.
"Additional Documents" has the meaning specified therefor in Section 5.12 of this Agreement.
"Administrative Borrower" has the meaning specified therefor in Section 17.13 of this Agreement.
"Administrative Questionnaire" has the meaning specified therefor in Section 13.1(a) of this Agreement.
"Affected Lender" has the meaning specified therefor in Section 2.13(b) of this Agreement.
"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of the definition of Eligible Accounts and Section 6.10 of this Agreement: (a) if any Person owns directly or indirectly 15% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 15% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person), then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
"Agent" has the meaning specified therefor in the preamble to this Agreement.
"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
"Agent's Account" means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).
"Agent's Liens" means the Liens granted by each Loan Party or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

"Agreement" means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
"Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Asset Coverage Ratio of Borrowers for the most recently completed calendar quarter; provided, that for the period from the Closing Date through and including March 31, 2021, the Applicable Margin shall be set at the margin in the row styled "Level I"; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled "Level II":

Level	Asset Coverage Ratio	Applicable Margin for Base Rate Loans which are Revolving Loans (the "Revolving Loan Base Rate Margin")	Applicable Margin for LIBOR Rate Loans which are Revolving Loans (the "Revolving Loan LIBOR Rate Margin")
I	> 1.50:1.00	0.50 percentage points	1.50 percentage points
II	< 1.50:1.00	1.00 percentage points	2.00 percentage points

The Applicable Margin shall be re-determined as of the first day of each calendar quarter.
"Applicable Unused Line Fee Percentage" means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage of Borrowers for the most recently completed calendar quarter as determined by Agent in its Permitted Discretion; provided, that for the period from the Closing Date through and including March 31, 2021, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled "Level II"; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Unused Line Fee Percentage shall be set at the margin in the row styled "Level II":

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	> 50% of the Maximum Revolver Amount	0.375 percentage points
II	< 50% of the Maximum Revolver Amount	0.50 percentage points

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each calendar quarter by Agent.
"Application Event" means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of this Agreement.
"Asset Coverage Ratio" means, as of any Asset Coverage Ratio Test Date, with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the ratio of (a) (i) Qualified Cash as of such date, plus (ii) the product of 50% of the Net Book Value of Accounts of Borrowers owing by Account Debtors (excluding Best Buy) as of such date, plus (iii) the product of (x) 25% multiplied by (y) the sum of the Net Book Value of Finished Goods Inventory plus the Net Book Value of Bulk Camera Inventory, in each case as of such date, to (b) the Maximum Revolver Amount as of such date.
"Asset Coverage Ratio Test Date" means the last day of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2020.
"Assignee" has the meaning specified therefor in Section 13.1(a) of this Agreement.
"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement.
"Authorized Person" means any one of the individuals identified as an officer of a Borrower on Schedule A-2 to this Agreement, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Agent's electronic platform or portal in accordance with its procedures for such authentication.
"Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of this Agreement (after giving effect to the then outstanding Revolver Usage).
"Average Revolver Usage" means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council

of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"Bank Product" means any one or more of the following financial products or accommodations extended to any Loan Party by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards")), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
"Bank Product Agreements" means those agreements entered into from time to time by any Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
"Bank Product Collateralization" means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
"Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries.
"Bank Product Provider" means Wells Fargo or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.
"Bank Product Reserves" means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers' determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.
"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.
"Base Rate" means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).
"Base Rate Loan" means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.
"Base Rate Margin" means the Revolving Loan Base Rate Margin.
"Benchmark Replacement" means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for United States dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement shall be deemed to be zero for the purposes of this Agreement.
"Benchmark Replacement Adjustment" means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for United States dollar-denominated syndicated credit facilities at such time.
"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Base Rate", the definition of "Interest Period", timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).
"Benchmark Replacement Date" means the earlier to occur of the following events with respect to the LIBOR Rate:

(a)in the case of clause (a) or (b) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or
(b)in the case of clause (c) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein.
"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the LIBOR Rate:
(a)a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;
(b)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the Federal Reserve System of the United States (or any successor), an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.
"Benchmark Transition Start Date" means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Agent or the Required Lenders, as applicable, by notice to Administrative Borrower, Agent (in the case of such notice by the Required Lenders) and the Lenders.
"Benchmark Unavailability Period" means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 2.12(d)(iii).
"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulations.
"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.
"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.
"Best Buy" means Best Buy Co., Inc., a Minnesota corporation.
"Best Buy Factoring Facility" means any factoring or other receivables financing facility pursuant to which the Parent or any Subsidiary sells or otherwise disposes of Accounts owing by Best Buy or any of its Affiliates.
"BHC Act Affiliate" of a Person means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
"Board of Directors" means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States (or any successor).
"Borrower" and "Borrowers" have the respective meanings specified therefor in the preamble to this Agreement.
"Borrower Materials" has the meaning specified therefor in Section 17.9(c) of this Agreement.
"Borrowing" means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.
"Borrowing Base" means, as of any date of determination, the result of:
(a)85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus
(b)85% of the amount of Eligible Credit Card Receivables, plus
(c)the sum of:

(i)    the lesser of (1) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent Acceptable Appraisal of Inventory, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Eligible Inventory (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, and (2) the product of 70% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Eligible Inventory at such time, plus
(b)    the lesser of (1) 85% of the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Eligible In-Transit Inventory consisting of finished goods, and (2) the product of 70% multiplied by the Net Recovery Percentage identified in the most recent Acceptable Appraisal of Inventory, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Eligible In-Transit Inventory consisting of finished goods (such determination may be made as to different categories of finished goods Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, minus
(d)the aggregate amount of Reserves, if any, established by Agent from time to time under Section 2.1(c) of this Agreement;
provided that, notwithstanding anything to the contrary set forth herein, (x) no more than 40% of the aggregate amount of the Borrowing Base as of any date of determination shall be attributable to Dutch Inventory, (y) no more than 10% of the aggregate amount of the Borrowing Base as of any date of determination shall be attributable to Eligible In-Transit Inventory and (z) as of any date during the Preliminary Borrowing Base Period, the Borrowing Base shall be equal to the Deemed Borrowing Base as of such date.
"Borrowing Base Certificate" means a certificate, in form satisfactory to Agent and prepared following the occurrence of a Borrowing Base Trigger Event, which such form of Borrowing Base Certificate may be amended, restated, supplemented or otherwise modified from time to time (including without limitation changes to the format thereof), as approved by Agent in Agent's sole discretion.
"Borrowing Base Trigger Event" means if the Asset Coverage Ratio is less than 1.50 to 1.00 as of any Asset Coverage Ratio Test Date.
"Borrowing Base Testing Period" means the period commencing as of the date of a Borrowing Base Trigger Event and continuing thereafter until the date that all Commitments have terminated and the Obligations have been paid in full.
"Bulk Camera Inventory" means Inventory that consists of cameras and accessories that have not yet been packaged for sale owned by a Borrower and held for sale in the ordinary course of Borrowers' business.

"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
"Capital Expenditures" means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, and (b) expenditures made during such period to consummate one or more Permitted Acquisitions.
"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's") or the equivalent rating from any other nationally recognized rating agency acceptable to Agent in its Permitted Discretion, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's or the equivalent rating from any other nationally recognized rating agency acceptable to Agent in its Permitted Discretion, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or of any recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of twelve months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, (h) investments in corporate notes, bonds or debentures that (i) mature within two years from the date of acquisition thereof and (ii) have, at the date of the acquisition thereof, a rating of at least A- or A-1, as applicable, from S&P, A3 or P-1, as applicable, from Moody’s or the equivalent rating from any other nationally recognized rating agency acceptable to Agent in its Permitted Discretion, (i) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above, and (j) such other marketable securities as are approved by Agent in its Permitted Discretion and selected and made in accordance with Parent's investment policy.
"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
"CFC" means a controlled foreign corporation (as that term is defined in the IRC) in which any Loan Party is a "United States shareholder" within the meaning of Section 951(b) of the IRC.
"Change in Law" means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.
"Change of Control" means that:
(a)any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Parent (or other securities convertible into such Equity Interests) representing 35% or more of the ordinary voting power of all Equity Interests of Parent, or the aggregate equity value represented by the issued and outstanding Equity Interests in the Parent;
(b)occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were not (i) directors of Parent on the Closing

Date, (ii) nominated or appointed by the board of directors of Parent or (iii) approved by the board of directors of Parent as director candidates prior to their election;
(c)Parent fails to own and control, directly or indirectly, 100% of the issued and outstanding Equity Interests of each other Loan Party, or
(d)the occurrence of any "Fundamental Change" (or similar event, however denominated) as defined in the Convertible Debt Documents or any other documentation governing any Permitted Convertible Notes.
"Closing Date" means the date of the making of the initial Revolving Loan (or other extension of credit) under this Agreement.
"Code" means the California Uniform Commercial Code, as in effect from time to time.
"Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party's or its Subsidiaries' books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.
"Collections" means, all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).
"Commitment" means, with respect to each Lender, its Revolver Commitment and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by the chief financial officer or treasurer of Parent to Agent.
"Confidential Information" has the meaning specified therefor in Section 17.9(a) of this Agreement.

"Consolidated Tangible Assets" means, as of any date, the consolidated total assets of the Parent and the consolidated Subsidiaries (excluding therefrom any goodwill, any intangible assets and any Restricted Cash), as set forth on the consolidated balance sheet of the Parent as of the last day of the fiscal quarter of the Parent most recently ended prior to such date for which financial statements have been delivered pursuant to Schedule 5.01 (or, prior to the first such delivery, as of September 30, 2020).
"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
"Convertible Debt (2017)" means the unsecured Indebtedness in an amount not to exceed $125,000,000 issued by Parent pursuant to the Convertible Debt Documents (2017).
"Convertible Debt (2020)" means the unsecured Indebtedness in an amount not to exceed $143,750,000 issued by Parent pursuant to the Convertible Debt Documents (2020).
"Convertible Debt" means collectively the Convertible Debt (2017) and the Convertible Debt (2020).
"Convertible Debt Documents (2017)" means the Indenture, dated as of April 12, 2017, between Parent and Wells Fargo Bank, National Association, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.
"Convertible Debt Documents (2020)" means the Indenture, dated as of November 24, 2020, between Parent and Wells Fargo Bank, National Association, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and hereof.
"Convertible Debt Documents" means collectively the Convertible Debt Documents (2017) and the Convertible Debt Documents (2020).
"Covered Entity" means any of the following:
(a)a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
"Covered Party" has the meaning specified therefor in Section 17.15 of this Agreement.

"Credit Card Agreements" means all agreements now or hereafter entered into by any Borrower for the benefit of a Borrower, in each case with any Credit Card Processor or any Credit Card Issuer.
"Credit Card Issuer" means any Person (other than a Loan Party) who issues or whose members issue credit cards or debit cards, including MasterCard, Visa, American Express, Discover, Diners Club, Carte Blanche and Citi.
"Credit Card Notification" means, collectively, the notices to Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements, in a form reasonably satisfactory to the Agent, pursuant to which such Credit Card Issuers or Credit Card Processors, as applicable, are directed by a Borrower to transfer the net amount of all payments due from Credit Card Processors to a Deposit Account subject to a Control Agreement, in Dollars or fs.
"Credit Card Processor" means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower's sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.
"Credit Card Receivables" means all present and future rights of any Borrower to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges.
"Customs Brokers" shall mean the persons listed on Schedule C-2 hereto or such other person or persons as may be selected by Administrative Borrower after the date hereof and after written notice by Administrative Borrower to Agent to handle the receipt of Inventory within the United States or to clear Inventory through the Bureau of Customs and Border Protection or other domestic or foreign export control authorities or otherwise perform port of entry services to process Inventory imported by a Borrower from outside the United States (such persons sometimes being referred to herein individually as a "Customs Broker"), provided, that, as to each such person, unless otherwise agreed by the Agent, (a) Agent shall have received a customs broker agreement by such person in favor of Agent (in form and substance satisfactory to Agent) duly authorized, executed and delivered by such person, (b) such agreement shall be in full force and effect and (c) such person shall be in compliance in all material respects with the terms thereof.
"Deemed Borrowing Base" means, as of any date of determination, the result of:
(a) 50% of the Net Book Value of Accounts of Borrowers owing by Account Debtors (other than Best Buy), plus

(b) 25% of the Net Book Value of Finished Goods Inventory (such determination may be made as to different categories of Finished Goods Inventory based upon the Net Book Value applicable to such categories), plus
(c) 25% of the Net Book Value of Bulk Camera Inventory at such time, minus
(d) the aggregate amount of Reserves, if any, established by Agent from time to time under Section 2.1(c) of this Agreement.
"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, Issuing Bank, and each Lender.
"Defaulting Lender Rate" means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
"Deposit Account" means any deposit account (as that term is defined in the Code).
"Designated Account" means the Deposit Account of Parent identified on Schedule D-1 to this Agreement (or such other Deposit Account of Parent located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).
"Designated Account Bank" has the meaning specified therefor in Schedule D-1 to this Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).
"Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers' Accounts during such period, by (b) Borrowers' billings with respect to Accounts during such period.
"Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by the extent to which Dilution is in excess of 5%.
"Disqualified Equity Interests" means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

"Disregarded Domestic Person" means any direct or indirect Domestic Subsidiary that is treated as a disregarded entity for U.S. federal income tax purposes, if it holds no material assets other than the equity of one or more direct or indirect CFCs, other than solely Protected CFCs.
"Dollars" or "$" means United States dollars.
"Domestic Subsidiary" means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.
"Drawing Document" means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.
"Dutch Inventory" means Inventory of a Borrower that is located at one of the locations in the Netherlands set forth on Schedule 4.25 to this Agreement (as such Schedule 4.25 may be amended from time to time in accordance with Section 5.14) (or in-transit from one such location to another such location).
"Dutch Security Agreement" means a security agreement governed by Dutch law, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed by GoPro, Inc. and the Agent.
"Dutch Subsidiary" means GoPro Cooperatief U.A., a Dutch cooperative with excluded liability, having its statutory seat in Amsterdam, the Netherlands, and registered with the trade register in the Netherlands under number 61391743.
"Early Opt-in Election" means the occurrence of:
(a)(i) a determination by Agent or (ii) a notification by the Required Lenders to Agent (with a copy to Administrative Borrower) that the Required Lenders have determined that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12(d)(iii) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and
(b)(i) the election by Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Administrative Borrower and the Lenders or by the Required Lenders of written notice of such election to Agent.
"Earn-Outs" means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Eligible Accounts" means those Accounts created by a Borrower in the ordinary course of its business, that arise out of such Borrower's sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised by Agent in Agent's Permitted Discretion to address the results of the initial field examination performed by (or on behalf of) Agent after the Closing Date, provided, further, that Agent shall endeavor to notify Borrowers at or before the time any such revision is implemented, but a non-willful failure of Agent to so notify Borrowers shall not be a breach of this Agreement and shall not cause such implementation of any such revision to be ineffective. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:
(a)Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or 60 days of due date,
(b)Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
(c)Accounts with selling terms of more than 120 days,
(d)Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,
(e)Accounts (i) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional, or (ii) with respect to which the payment terms are "C.O.D.", cash on delivery or other similar terms,

(f)Accounts that are not payable in Dollars,
(g)Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, Canada, Australia, Austria, Belgium, Denmark, England and Wales, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Norway, Portugal, Spain, Sweden, and Switzerland, (ii) is not organized under the laws of the United States, Canada, Australia, Austria, Belgium, Denmark, England and Wales, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Norway, Portugal, Spain, Sweden, and Switzerland, or any state or province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and, if requested by Agent, is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,
(h)Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States or any other Governmental Authority,
(i)Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,
(j)Accounts with respect to an Account Debtor whose Eligible Accounts owing to Borrowers exceed (x) 25%, with respect to Investment Grade Accounts and (y) 15%, with respect to Accounts that are not Investment Grade Accounts (each such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such applicable percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the applicable foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
(k)Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,
(l)Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor's financial condition,

(m)Accounts that are not subject to a valid and perfected first priority Agent's Lien,
(n)Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,
(o)Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,
(p)Accounts (i) that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or (ii) that represent credit card sales,
(q)Accounts owing by Best Buy or any of its Affiliates, unless the Best Buy Factoring Facility has been terminated and the Agent has received reasonably satisfactory evidence thereof, or
(r)Accounts owned by a target acquired in connection with a Permitted Acquisition or Permitted Investment, or Accounts owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to Agent in its Permitted Discretion.
"Eligible Credit Card Receivables" shall mean on any date of determination of the Borrowing Base, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination, as determined by the Agent in its Permitted Discretion: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to any Borrower from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of Borrower, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (p) below; provided, that such criteria may be revised by Agent in Agent's Permitted Discretion to address the results of the initial field examination performed by (or on behalf of) Agent after the Closing Date, provided, further, that Agent shall endeavor to notify Borrowers at or before the time any such revision is implemented, but a non-willful failure of Agent to so notify Borrowers shall not be a breach of this Agreement and shall not cause such implementation of any such revision to be ineffective. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by any Borrower to reduce the amount of such Credit Card Receivable. Any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:
(a)     Credit Card Receivables which do not constitute a "payment intangible" (as defined in the UCC) or an Account;
(b)    Credit Card Receivables that have been outstanding for more than five Business Days from the date of sale;
(c)    Credit Card Receivables that are not subject to a valid and perfected first priority Agent's Lien (subject to Permitted Liens having priority under applicable law for which reserves have been established pursuant to Section 2.1(d));
(d)    such Credit Card Receivables are past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables
(e)    the Credit Card Processor or Credit Card Issuer with respect to such Credit Card Receivables has set off against amounts otherwise payable by such Credit Card Processor or Credit Card Issuer to such Person for the purpose of establishing a reserve or collateral for obligations of such Person to such Credit Card Processor or Credit Card Issuer (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Processor or Credit Card Issuer from time to time), provided that the portion of the Credit Card Receivables owing by such Credit Card Processor or Credit Card Issuer in excess of the set-off amounts shall be deemed Eligible Credit Card Receivables;
(f)    Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Credit Party to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;
(g)    Credit Card Receivables due from a Credit Card Issuer or Credit Card Processor is subject to an Insolvency Proceeding, is not Solvent, has not gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Credit Card Issuer or Credit Card Processor;
(h)    Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;
(i)    Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables in all material respects;
(j)    the Credit Card Processor or Credit Card Issuer is organized and has its principal offices or assets in a jurisdiction outside of the United States or the Netherlands;

(k)    the Credit Card Processor or Credit Card Issuer obligated in respect of such Credit Card Receivables has failed to remit any payment in respect of such Credit Card Receivable;
(l)    an event of default has occurred under the Credit Card Agreement of such Person with the Credit Card Processor or Credit Card Issuer who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Processor or Credit Card Issuer the right to cease or suspend payments to such Person;
(m)    the customer using the credit card or debit card giving rise to such Credit Card Receivable shall have returned the merchandise purchased giving rise to such Credit Card Receivable;
(n)    the Credit Card Receivables are not subject to Credit Card Notifications;
(o)    the portion of such Credit Card Receivable that includes a billing for interest, fees or late charges; and
(p)    Credit Card Receivables owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition);
"Eligible In-Transit Inventory" means those items of Inventory that do not qualify as Eligible Inventory solely because they are not in a location in the United States or the Netherlands set forth on Schedule 4.25 to this Agreement (as such Schedule 4.25 may be amended from time to time in accordance with Section 5.14) or in transit among such locations and a Borrower does not have actual and exclusive possession thereof, but as to which,
(a)such Inventory currently is in transit (whether by vessel, air, or land) from a location outside of the continental United States or the Netherlands to a location in the United States or the Netherlands set forth on Schedule 4.25 to this Agreement (as such Schedule 4.25 may be amended from time to time in accordance with Section 5.14),
(b)title to such Inventory has passed to a Borrower and Agent shall have received such evidence thereof as it may from time to time require,
(c)such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Agent in its Permitted Discretion, and Agent shall have received a copy of the certificate of marine cargo insurance in connection therewith in which it has been named as an additional insured and loss payee in a manner acceptable to Agent,
(d)unless otherwise agreed by the Agent, such Inventory either:
(i)    is the subject of a negotiable bill of lading governed by the laws of a state within the United States (x) that is consigned to Agent or one of its Customs Brokers

(either directly or by means of endorsements), (y) that was issued by the carrier (including a non-vessel operating common carrier) in possession of the Inventory that is subject to such bill of lading, and (z) that either is in the possession of Agent or a Customs Broker (in each case in the continental United States), or
(ii)    is the subject of a negotiable forwarder's cargo receipt governed by the laws of a state within the United States and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of, a consolidator or Agent, or their respective agents) and such negotiable cargo receipt on its face indicates the name of the Customs Broker as a carrier or multimodal transport operator and has been signed or otherwise authenticated by it in such capacity or as a named agent for or on behalf of the carrier or multimodal transport operator, in any case respecting such Inventory (x) consigned to Agent or one of its Customs Brokers that is handling the importing, shipping and delivery of such Inventory (either directly or by means of endorsements), (y) that was issued by a consolidator respecting the subject Inventory, and (z) that is in the possession of Agent or a Customs Broker (in each case in the continental United States),
(e)such Inventory is in the possession of a common carrier (including on behalf of any non-vessel operating common carrier) that has issued the bill of lading or other document of title with respect thereto or the Customs Broker handling the importing, shipping and delivery of such Inventory;
(f)the documents of title related thereto are subject to the valid and perfected first priority Lien of Agent;
(g)Agent determines that such Inventory is not subject to (i) any Person's right of reclamation, repudiation, stoppage in transit or diversion or (ii) any other right or claim of any other Person which is (or is capable of being) senior to, or pari passu with, the Lien of Agent or Agent determines that any Person's right or claim impairs, or interferes with, directly or indirectly, the ability of Agent to realize on, or reduces the amount that Agent may realize from the sale or other disposition of such Inventory;
(h)Administrative Borrower has provided (i) a certificate to Agent that certifies that, to the best knowledge of such Borrower, such Inventory meets all representations and warranties contained in the Loan Documents concerning Eligible In-Transit Inventory, that it knows of no reason why such Inventory would not be accepted by such Borrower when it arrives in the continental United States or the Netherlands and that the shipment as evidenced by the documents conforms to the related order documents, and (ii) upon Agent's request, a copy of the invoice, packing slip and manifest with respect thereto,
(i)such Inventory is subject to a Letter of Credit, or
(j)such Inventory shall not have been in transit for more than thirty (30) days.

"Eligible Inventory" means Inventory of a Borrower, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised by Agent in Agent's Permitted Discretion to address the results of the initial field examination or appraisal performed or received by Agent after the Closing Date, provided, further, that Agent shall endeavor to notify Borrowers at or before the time any such revision is implemented, but a non-willful failure of Agent to so notify Borrowers shall not be a breach of this Agreement and shall not cause such implementation of any such revision to be ineffective. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:
(a)a Borrower does not have good, valid, and marketable title thereto,
(b)a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower),
(c)it is not either (i) located at one of the locations in the continental United States set forth on Schedule 4.25 to this Agreement (as such Schedule 4.25 may be amended from time to time in accordance with Section 5.14) (or in-transit from one such location to another such location) or (ii) Dutch Inventory;
(d)it is stored at locations holding less than $500,000 of the aggregate value of such Borrower's Inventory,
(e)it is in-transit to or from a location of a Borrower (other than in-transit from one location in the continental United States set forth on Schedule 4.25 to this Agreement to another location in the continental United States set forth on Schedule 4.25 to this Agreement or from one location in the Netherlands set forth on Schedule 4.25 to this Agreement to another location in the Netherlands set forth on Schedule 4.25 to this Agreement (in either case, as such Schedule 4.25 may be amended from time to time in accordance with Section 5.14)),
(f)it is located on real property leased by a Borrower or in a contract warehouse or with a bailee, in each case, unless either (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or (ii) Agent has established a Landlord Reserve with respect to such location,
(g)it is the subject of a bill of lading or other document of title,
(h)it is not subject to a valid and perfected first priority Agent's Lien,
(i)it consists of goods returned or rejected by a Borrower's customers,
(j)it consists of goods that are obsolete, slow moving, spoiled or are otherwise past the stated expiration, "sell-by" or "use by" date applicable thereto, restrictive or custom items or otherwise is manufactured in accordance with customer-specific requirements, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers' business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment,
(k)it is subject to third party intellectual property, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights,
(l)it was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Inventory is owned by a Person that is joined to this Agreement as a Borrower pursuant to the provisions of this Agreement, until the completion of an Acceptable Appraisal of such Inventory and the completion of a field examination with respect to such Inventory that is satisfactory to Agent in its Permitted Discretion,
(m)if, in relation to Dutch Inventory, it is or may become subject to reclamation rights (recht van reclame), retention of title arrangements (eigendomsvoorbehoud) or right of retention (retentierecht),
(n)if, in relation to Dutch Inventory, it is subject to custom duties (douanerechten), or
(o)if, in relation to Dutch Inventory, it qualifies as dual-use goods within the meaning if Council Regulation (EC) No 428/2009 of 5 May 2009.
"Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which provides any benefits to any employee of a Loan Party or a Subsidiary of a Loan Party or with respect to which any Loan Party has liability to make contributions, including as the result of being an ERISA Affiliate.
"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.
"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

"Environmental Liabilities" means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.
"Equipment" means equipment (as that term is defined in the Code).
"Equity Interests" means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).
"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
"Event of Default" has the meaning specified therefor in Section 8 of this Agreement.
"Excess" has the meaning specified therefor in Section 2.14 of this Agreement.
"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

"Excluded Subsidiary" means (a) Immaterial Subsidiaries, (b) any Subsidiary of a Loan Party to the extent that the burden or cost (including any potential tax liability) of obtaining a guarantee outweighs the benefit afforded thereby as reasonably determined by Borrowers and Agent, (c) any Disregarded Domestic Persons, (d) any Foreign Subsidiary of a Loan Party that is a CFC, (e) any Domestic Subsidiary of a Loan Party that is a direct or indirect subsidiary of a CFC, or (f) any not-for-profit subsidiary or captive insurance subsidiary.
"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.15), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
"Excluded Taxes" means (i) any Tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender's or such Participant's principal office is located in or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document), (ii) United States withholding taxes that would not have been imposed but for a Lender's or a Participant's failure to comply with the requirements of Section 16.2 of this Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office, other than a designation made at the request of a Loan Party), except that Excluded Taxes shall not include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of this Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.

"Existing Credit Facility" means that certain Credit Agreement, dated as of March 25, 2016, among Parent, Dutch Subsidiary, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended.
"Existing Letters of Credit" means those letters of credit described on Schedule E-1 to this Agreement.
"Extraordinary Advances" has the meaning specified therefor in Section 2.3(d)(iii) of this Agreement.
"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).
"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).
"Federal Reserve Bank of New York's Website" means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
"Fee Letter" means that certain fee letter, dated as of even date with this Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.
"Finished Goods Inventory" means first quality finished goods owned by a Borrower held for sale in the ordinary course of Borrowers' business.
"Flood Laws" means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

"Flow of Funds Agreement" means a flow of funds agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers and Agent.
"Foreign Lender" means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
"Foreign Subsidiary" means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.
"Funding Date" means the date on which a Borrowing occurs.
"Funding Losses" has the meaning specified therefor in Section 2.12(b)(ii) of this Agreement.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guarantor" means (a) each Person that guaranties all or a portion of the Obligations, including any Person that is a "Guarantor" under the Guaranty and Security Agreement, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of this Agreement.
"Guaranty and Security Agreement" means a guaranty and security agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Loan Parties to Agent.
"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
"Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
"Hedge Provider" means Wells Fargo or any of its Affiliates.
"Immaterial Subsidiary" means each Subsidiary of a Borrower that is not a Material Subsidiary.
"Immediate Family" of a natural person means such person's spouse, children, siblings, parents, mother-in-law and father-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law.
"Indebtedness" as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or similar financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations that are not paid within 90 days of the date due, (f) all monetary obligations of such Person owing under Hedge Agreements, other than amounts that are, or, once incurred, are to be, paid in Equity Interests that are not Disqualified Equity Interests (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of this Agreement.
"Indemnified Person" has the meaning specified therefor in Section 10.3 of this Agreement.
"Indemnified Taxes" means, (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.
"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
"Intercompany Subordination Agreement" means an intercompany subordination agreement, dated as of even date with this Agreement, executed and delivered by each Loan Party, each of Subsidiary of a Loan Party from time to time party thereto, and Agent, the form and substance of which is reasonably satisfactory to Agent.
"Interest Expense" means, for any period, the aggregate of the interest expense of Parent for such period, determined on a consolidated basis in accordance with GAAP.
"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 3, or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 3, or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.
"Inventory" means inventory (as that term is defined in the Code).
"Inventory Reserves" means, as of any date of determination, (a) Landlord Reserves in respect of Inventory, (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory or the Maximum Revolver Amount, including based on the results of appraisals, and (c) with respect to Eligible In-Transit Inventory, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain with respect to Eligible In-Transit Inventory or the Maximum Revolver Amount (i) for the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of such Eligible In-Transit Inventory, plus (ii) for the estimated reclamation claims of unpaid sellers of such Eligible In-Transit Inventory.
"Investment" means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
"Investment Grade Account" means an Account owing by an Account Debtor that has (or is a wholly owned subsidiary of a Person that has) a corporate rating (however denominated) of BBB- or better by S&P, or Baa3 or better by Moody’s.
"IRC" means the Internal Revenue Code of 1986, as in effect from time to time.
"ISP" means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by the Issuing Bank for use.
"Issuer Document" means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.
"Issuing Bank" means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of this Agreement, and Issuing Bank shall be a Lender.
"Joinder" means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement.
"Landlord Reserve" means, as to each location at which a Borrower has Inventory or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to 3 months' rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or, if greater and Agent so elects, the number of months' rent, storage charges, fess or other amounts for which the landlord, bailee, warehouseman or other property owner will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of such amounts under the lease or other applicable agreement relative to such location.
"Lender" has the meaning set forth in the preamble to this Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and "Lenders" means each of the Lenders or any one or more of them.
"Lender Group" means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.
"Lender Group Expenses" means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent's customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent's customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 5.7(c) of this Agreement, (h) Agent's and Lenders' reasonable, documented costs and expenses (including reasonable and documented attorneys' fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent's Liens in and to the Collateral, or the Lender Group's relationship with any Loan Party or any of its Subsidiaries, (i) Agent's reasonable and documented costs and expenses (including reasonable and documented attorneys' fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™,

SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent's and each Lender's reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.
"Lender Group Representatives" has the meaning specified therefor in Section 17.9 of this Agreement.
"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.
"Letter of Credit" means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.
"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries' rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
"Letter of Credit Disbursement" means a payment made by Issuing Bank pursuant to a Letter of Credit.
"Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's participation in the Letter of Credit Usage pursuant to Section 2.11(e) on such date.
"Letter of Credit Fee" has the meaning specified therefor in Section 2.6(b) of this Agreement.

"Letter of Credit Indemnified Costs" has the meaning specified therefor in Section 2.11(f) of this Agreement.
"Letter of Credit Related Person" has the meaning specified therefor in Section 2.11(f) of this Agreement.
"Letter of Credit Sublimit" means $10,000,000.
"Letter of Credit Usage" means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.
"LIBOR Deadline" has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.
"LIBOR Notice" means a written notice in the form of Exhibit L-1 to this Agreement.
"LIBOR Option" has the meaning specified therefor in Section 2.12(a) of this Agreement.
"LIBOR Rate" means the greater of (a) 0.50% percent per annum and (b) a rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error.
"LIBOR Rate Loan" means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.
"LIBOR Rate Margin" means the Revolving Loan LIBOR Rate Margin.
"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Line Cap" means, as of any date of determination, the lesser of (a) the Maximum Revolver Amount, and (b) during the Borrowing Base Testing Period, the Borrowing Base as of such date of determination.
"Liquidity" means Availability plus Qualified Cash.
"Loan" means any Revolving Loan, Swing Loan, or Extraordinary Advance made (or to be made) hereunder.
"Loan Account" has the meaning specified therefor in Section 2.9 of this Agreement.
"Loan Documents" means this Agreement, the Control Agreements, any Borrowing Base Certificate, the Fee Letter, the Guaranty and Security Agreement, the Dutch Security Agreement, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Credit Card Notifications, the Mortgages (if any), any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements).
"Loan Party" means any Borrower or any Guarantor.
"Margin Stock" as defined in Regulation U of the Board of Governors as in effect from time to time.
"Material Adverse Effect" means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, or in the Loan Parties' and their Subsidiaries' ability to perform their obligations under the Loan Documents to which they are parties, (b) a material impairment of the Lender Group's ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent's Liens with respect to all or a material portion of the Collateral.
"Material Contract" means (a) that certain Global Supply Agreement dated as of February 12, 2014, among the Dutch Subsidiary and Jabil Circuit, Inc. and that certain Design Services Agreement dated as of February 12, 2014 between Parent and Jabil Circuit, Inc., each as amended or supplemented from time to time, and (b) all other contracts or agreements of Parent or any Subsidiary, the loss of which could reasonably be expected to result in a Material Adverse Effect.
"Material Foreign Subsidiary" means each first tier Foreign Subsidiary of a Loan Party that, individually or together with its consolidated Subsidiaries (i) owns at least 10% of the consolidated total assets of the Loan Parties and their Subsidiaries, or (ii) generates at least $10,000,000 of revenues.

"Material Subsidiary" means (a) each Borrower, and (b) each Subsidiary of a Loan Party that (i) owns at least 5.0% of the consolidated total assets of the Loan Parties and their Subsidiaries, (ii) generates at least 5.0% of the consolidated revenues of the Loan Parties and their Subsidiaries, (iii) is the owner of Equity Interests of any Subsidiary of a Loan Party that otherwise constitutes a Material Subsidiary, or (iv) any group comprising Subsidiaries of a Loan Party that each would not have been a Material Subsidiary under clauses (i), (ii), or (iii) but that, taken together, had revenues or total assets in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Loan Parties and their Subsidiaries.
"Maturity Date" means the earlier of (a) January 22, 2024 and (b) unless the Loan Parties' have deposited cash in the Specified Deposit Account in an amount equal to or greater than the amount required to repay or defease in full the Convertible Debt (2017) to the satisfaction of Agent in its Permitted Discretion, the date that is 91 days prior to maturity of the Convertible Debt (2017).
"Maximum Revolver Amount" means $50,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of this Agreement.
"Moody's" has the meaning specified therefor in the definition of Cash Equivalents.
"Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.
"Net Book Value" means the book value of the applicable assets as shown on Borrower's and its Domestic Subsidiaries' financial statements as determined in accordance with GAAP.
"Net Recovery Percentage" means, as of any date of determination, the percentage of the book value of Borrowers' Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent Acceptable Appraisal of Inventory.
"Netherlands" means the European territory of the Kingdom of the Netherlands.
"Non-Consenting Lender" has the meaning specified therefor in Section 14.2(a) of this Agreement.
"Non-Defaulting Lender" means each Lender other than a Defaulting Lender.
"Obligations" means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
"Originating Lender" has the meaning specified therefor in Section 13.1(e) of this Agreement.
"Other Taxes" means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
"Overadvance" means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11 of this Agreement.
"Parallel Debts" has the meaning specified therefor in Clause 2 of the Dutch Security Agreement.
"Parent" has the meaning specified therefor in the preamble to this Agreement.

"Participant" has the meaning specified therefor in Section 13.1(e) of this Agreement.
"Participant Register" has the meaning set forth in Section 13.1(i) of this Agreement.
"Patriot Act" has the meaning specified therefor in Section 4.13 of this Agreement.
"Payment Conditions" means, at the time of determination with respect to a proposed payment to fund a Specified Transaction, that:
(a)no Default or Event of Default then exists or would arise as a result of the consummation of such Specified Transaction,
(b)either
(i)    if such time of determination is not during the Borrowing Base Testing Period, the Asset Coverage Ratio is greater than 1.50:1.00 as of the most recent Asset Coverage Ratio Test Date (calculated on a pro forma basis as if such proposed payment were made as of such date (it being understood that such proposed payment shall also be deemed to have been made as of such date for purposes of calculating the Asset Coverage Ratio under this clause (i) for any subsequent proposed payment to fund a Specific Transaction)), or
(ii)    if such time of determination is during the Borrowing Base Testing Period, Availability (x) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (y) after giving effect to such proposed payment and Specified Transaction, in each case, is not less than 20% of the Line Cap, and
(c)Administrative Borrower has delivered a certificate to Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied.
"Perfection Certificate" means a certificate in the form of Exhibit P-1 to this Agreement.
"Permitted Acquisition" means any Acquisition so long as:
(a)no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,
(b)no Indebtedness will be incurred, assumed, or would exist with respect to any Loan Party or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (f) or (g) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Loan Party or its Subsidiaries as a result of such Acquisition other than Permitted Liens,
(c)in the case of an Acquisition for aggregate consideration in excess of $25,000,000, Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, the Loan Parties and their Subsidiaries would have been in compliance with the financial covenants in Section 7 of this Agreement for the fiscal month ended immediately prior to the proposed date of consummation of such proposed Acquisition,
(d)in the case of an Acquisition for aggregate consideration in excess of $100,000,000, Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person's (or assets') historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,
(e)in the case of an Acquisition for aggregate consideration in excess of $50,000,000, Borrowers have provided Agent with written notice of the proposed Acquisition at least five Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than five Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition,
(f)the assets being acquired (other than a de minimis amount of assets in relation to Borrowers' and their Subsidiaries' total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or a business reasonably related thereto,
(g)in the case of an Acquisition for aggregate consideration in excess of $25,000,000 (excluding consideration in the form of Qualified Equity Interests), the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States or Canada,
(h)the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or 5.12 of this Agreement, as applicable, of this Agreement and, in the case of an acquisition of Equity Interests, the Person whose Equity Interests are acquired shall become a Loan Party, and

(i)the Payment Conditions are satisfied, unless all of the acquisition consideration takes the form of Qualified Equity Interests or cash amounts received substantially contemporaneously with the issuance by Borrower of Qualified Equity Interests.
"Permitted Call Spread Hedging Agreements" means (a) a Hedging Agreement pursuant to which Parent acquires a call or a capped call option requiring the counterparty thereto to deliver to Parent shares of common stock in Parent, the cash value of such shares or a combination thereof from time to time upon exercise of such option and (b) if entered by Parent in connection with any Hedging Agreement described in clause (a) above, a Hedging Agreement pursuant to which Parent issues to the counterparty thereto warrants to acquire common stock of Parent, in each case under clauses (a) and (b), entered into by Parent substantially concurrently with the issuance of Permitted Convertible Notes; provided that (i) the terms, conditions and covenants of each such Hedging Agreement shall be such as are typical and customary for Hedging Agreements of such type (as determined by Parent in good faith) and (ii) in the case of clause (b) above, such Hedging Agreement would be classified as an equity instrument in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, or any successor thereto (including pursuant to the Accounting Standards Codification), and the settlement of such Hedging Agreement does not require Parent to make any payment in cash or cash equivalents that would disqualify such Hedging Agreement from so being classified as an equity instrument.
"Permitted Convertible Notes" means any notes issued by Parent that are convertible into common stock of Parent or cash in lieu of all or any portion of such shares of common stock; provided that (a) the stated final maturity thereof shall be no earlier than 91 days after the Maturity Date, and shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the 91st day after the Maturity Date (it being understood that any conversion of such notes (whether into cash, shares of common stock in Parent or any combination thereof), a repurchase of such notes on account of the occurrence of a "fundamental change" or any redemption of such notes at the option of Parent shall not be deemed to constitute a change in the stated final maturity thereof), (b) such notes shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon any conversion of such notes (whether into cash, shares of common stock in Parent or any combination thereof) following the occurrence of an event of default or a "fundamental change" or following Parent's election to redeem such notes to the extent any such redemption for cash is permitted hereunder at the time of such election) prior to the 91st day after the Maturity Date, (c) the terms, conditions and covenants of such notes shall be such as are typical and customary for notes of such type (as determined by Parent in good faith), (d) no Subsidiary that is not a Loan Party shall Guarantee obligations of Parent thereunder and (e) the obligations in respect thereof (and any Guarantee thereof) shall not be secured by any Lien on any asset of Parent or any Subsidiary.
"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment consistent with its customary business practices for comparable asset-based lending transactions.

"Permitted Dispositions" means:
(a)sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of the Loan Parties and their Subsidiaries,
(b)sales of Inventory to buyers in the ordinary course of business,
(c)the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents,
(d)the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, that does not prevent Borrowers from granting similar licenses to others and does not prohibit or restrict Borrower's use of such patents, trademarks, copyrights, or other intellectual property rights,
(e)the granting of Permitted Liens,
(f)the sale or discount, in each case without recourse, of accounts receivable (other than Eligible Accounts or Eligible Credit Card Receivables) arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
(g)any involuntary loss, damage or destruction of property,
(h)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
(i)the leasing or subleasing of assets of any Loan Party or its Subsidiaries in the ordinary course of business, or consisting of leased Real Property that is no longer necessary (as determined in good faith by Parent),
(j)the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of Parent,
(k)(i) the lapse, sale or other disposition of registered patents, trademarks, copyrights and other intellectual property of any Loan Party or any of its Subsidiaries to the extent not economically desirable in the conduct of its business, as determined in good faith by Parent, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business, to the extent not economically desirable in the conduct of its business, as determined in good faith by Parent,
(l)the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement,
(m)the making of Permitted Investments,

(n)so long as no Event of Default has occurred and is continuing or would immediately result therefrom, transfers of assets (i) from any Loan Party or any of its Subsidiaries to a Loan Party, and (ii) from any Subsidiary of any Loan Party that is not a Loan Party to any other Subsidiary of any Loan Party,
(o)dispositions of Equipment or Real Property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; provided, that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral,
(p)dispositions of assets acquired by the Loan Parties and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed disposition so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of the Loan Parties and their Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition,
(q)sales, transfers or other dispositions of Accounts pursuant to the Best Buy Factoring Facility; provided that such sales, transfers and other dispositions shall be made for at least 75% cash consideration,
(r)the unwinding of Hedge Agreements, and
(s)sales or dispositions of fixed assets (including intangible property related to such fixed assets) not otherwise permitted in clauses (a) through (q) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in fiscal year (including the proposed disposition) would not exceed $10,000,000.
“Permitted Holder” means (a) Nicholas Woodman and his estate, spouse, heirs and descendants, (b) the Immediate Family of any natural person referred to in clause (a), (c) the Woodman Family Trust under Trust Agreement dated March 11, 2011, and any other trust established for the benefit of any of the foregoing or any charitable trust or foundation established by any of the foregoing, and the respective trustees, fiduciaries and beneficiaries of any such trust or foundation acting in such capacity and (d) any corporation, limited partnership, limited liability company or other entity Controlled by any of the foregoing.
"Permitted Indebtedness" means:
(a)Indebtedness in respect of the Obligations,
(b)Indebtedness as of the Closing Date set forth on Schedule 4.14 to this Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c)Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
(d)Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,
(e)Indebtedness consisting of (i)  guarantees, performance bonds and letters of credit incurred in the ordinary course of business with respect to surety bonds, performance bonds, bid bonds, completion guarantee and similar obligations, or with respect to workers’ compensation, unemployment insurance, other social security laws and health, disability or other employee benefits, casualty or liability insurance, trade contracts (other than for payment of Indebtedness), leases, statutory obligations and obligations to customs authorities; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Loan Party or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
(f)unsecured Indebtedness of any Loan Party that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, (iv) such unsecured Indebtedness does not amortize until 12 months after the Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 12 months after the Maturity Date, and (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent and is otherwise on terms and conditions (including economic terms and absence of covenants) reasonably satisfactory to Agent and any Refinancing Indebtedness in respect of such Indebtedness,
(g)Acquired Indebtedness in an amount not to exceed $15,000,000 outstanding at any one time and any Refinancing Indebtedness in respect of such Indebtedness,
(h)Indebtedness incurred under appeal bonds and letters of credit with respect to appeal bonds,
(i)Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
(j)the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that is incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party's or such Subsidiary's operations and not for speculative purposes,

(k)Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards"), or Cash Management Services,
(l)unsecured Indebtedness of any Loan Party owing to employees, former employees, former officers, directors, or former directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by such Loan Party of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent,
(m)contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,
(n)Indebtedness comprising Permitted Investments,
(o)unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
(p)unsecured Indebtedness of any Loan Party or its Subsidiaries in respect of Earn-Outs and other contingent obligations owing to sellers of assets or Equity Interests to such Loan Party or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions,
(q)Indebtedness in an aggregate outstanding principal amount not to exceed $5,000,000 at any time outstanding for all Subsidiaries of each Loan Party that are CFCs; provided, that such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets,
(r)accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,
(s)Indebtedness in respect of letters of credit in currencies other than Dollars, or that are otherwise on terms, or securing obligations, or payable in jurisdictions, for which Letters of Credit are not available hereunder, in an aggregate principal amount of Indebtedness not to exceed $5,000,000 at any time outstanding,
(t)the Convertible Debt,
(u)Permitted Convertible Notes provided that (i) at the time of the incurrence thereof and after giving effect thereto, no Default shall have occurred and be continuing and

(ii) the aggregate principal amount of Indebtedness permitted by this clause (u) shall not exceed $300,000,000 at any time outstanding, and
(v)any other unsecured Indebtedness incurred by any Loan Party or any of its Subsidiaries in an aggregate outstanding amount not to exceed, at any time, the greater of (i) $50,000,000 and (ii) an amount equal to 5% of Consolidated Tangible Assets and any Refinancing Indebtedness in respect of such Indebtedness.
"Permitted Intercompany Advances" means loans made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, (c) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party so long as (i) the aggregate amount of all such loans (by type, not by the borrower) does not exceed $8,000,000 outstanding at any one time, and (ii) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom.
"Permitted Investments" means:
(a)Investments in cash and Cash Equivalents,
(b)Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c)advances made in connection with purchases of goods or services in the ordinary course of business,
(d)Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,
(e)Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to this Agreement,
(f)guarantees permitted under the definition of Permitted Indebtedness,
(g)Permitted Intercompany Advances,
(h)Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(i)deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)(i) non-cash loans and advances to employees, officers, and directors of a Loan Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in Parent so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in Parent, and (ii) loans and advances to employees and officers of a Loan Party or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $500,000 at any one time,
(k)Permitted Acquisitions,
(l)Investments in the form of capital contributions and the acquisition of Equity Interests made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Equity Interests of Parent),
(m)Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to obligations permitted under clause (j) of the definition of Permitted Indebtedness,
(n)equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,
(o)Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,
(p)Investments in the form of Permitted Call Spread Hedging Agreements and other Hedge Agreements that constitute Permitted Indebtedness,
(q)other Investments, provided that, at the time each such Investment is purchased, made or otherwise acquired, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the aggregate amount of all Investments made in reliance on this clause (q) outstanding at any time shall not exceed $1,000,000 plus 50% of the net cash proceeds to Parent of the sale of Qualified Equity Interests after the date of this Agreement,
(r)Investments in the form of unsecured guarantees of obligations of Subsidiaries that are not Loan Parties that do not constitute Indebtedness, not to exceed $5,000,000 in aggregate amount at any one time; and
(s)other Investments (other than Acquisitions) so long as the Payment Conditions are satisfied.
"Permitted Liens" means:
(a)Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent's Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
(c)judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of this Agreement,
(d)Liens set forth on Schedule P-2 to this Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to this Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
(e)the interests of lessors under operating leases and non-exclusive licensors under license agreements,
(f)purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the fixed asset purchased or acquired or any Refinancing Indebtedness in respect thereof,
(g)Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(h)Liens on amounts deposited to secure any Borrower's and its Subsidiaries obligations in connection with worker's compensation or other unemployment insurance,
(i)Liens on amounts deposited to secure any Borrower's and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business or other obligations that constitute Permitted Indebtedness pursuant to clause (e) of the definition thereof, and not in connection with the borrowing of money,
(j)Liens on amounts deposited to secure any Borrower's and its Subsidiaries reimbursement obligations with respect to surety bonds obtained in the ordinary course of business, or appeal bonds,
(k)with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,
(l)non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business that do not prevent Borrowers from granting similar licenses to others and do not prohibit or restrict Borrower's use of such patents, trademarks, copyrights, or other intellectual property rights,

(m)Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,
(n)rights of setoff or bankers' liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,
(o)Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
(p)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(q)Liens solely on any cash earnest money deposits made by a Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
(r)Liens assumed by any Loan Party or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness that is Permitted Indebtedness,
(s)sales, transfers or other dispositions of Accounts pursuant to the Best Buy Factoring Facility, and any Liens on payments due thereunder representing holdback reserves for returns and chargebacks,
(t)rights of set off against credit balances of any Borrower or any of its Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to any Borrower or any of its Subsidiaries in the ordinary course of business pursuant to the Credit Card Agreements to secure the obligations of any Borrower or any of its Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks, but not, for the avoidance of doubt, rights of set off against any other property or assets of any Borrower or any of its Subsidiaries, and
(u)other Liens as to which the aggregate amount of the obligations secured thereby does not exceed $5,000,000.
Notwithstanding the foregoing, there shall be no Liens encumbering any Intellectual Property of Parent or any of its Subsidiaries, other than non-consensual Permitted Liens that arise by operation of law, are not granted by contract, and are not perfected via the filing of a UCC financing statement or an intellectual property security agreement.
"Permitted Protest" means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party's or its Subsidiaries' books and records in such amount as is required under GAAP, and (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens in Qualified Cash or assets of the type included in the Borrowing Base, unless a Reserve satisfactory to Agent in its Permitted Discretion is imposed with respect to such Lien, tax or rental payment.
"Permitted Purchase Money Indebtedness" means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of the greater of (i) $25,000,000 and (ii) 2.5% of Consolidated Tangible Assets.
"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
"Platform" has the meaning specified therefor in Section 17.9(c) of this Agreement.
"Preliminary Borrowing Base Testing Period" means the period consisting of the first sixty (60) consecutive days of a Borrowing Base Testing Period, inclusive (and commencing, for the avoidance of doubt, as of the Borrowing Base Trigger Event related thereto).
"Projections" means Borrowers' forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers' historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
"Pro Rata Share" means, as of any date of determination:
(a)with respect to a Lender's obligation to make all or a portion of the Revolving Loans, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders,
(b)with respect to a Lender's obligation to participate in the Letters of Credit, with respect to such Lender's obligation to reimburse Issuing Bank, and with respect to such Lender's right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan

Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders, and
(c)with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full and all Commitments have been terminated, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders.
"Protected CFC" means a CFC all of whose United States shareholders within the meaning of Section 951(b) of the IRC are domestic C-corporations which are eligible to deduct 100% of the dividends and IRC Section 956 inclusions from such CFC pursuant to Section 245A of the IRC and Treasury Regulation Section 1.956-1.
"Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of this Agreement.
"Public Lender" has the meaning specified therefor in Section 17.9(c) of this Agreement.
"Purchase Price" means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Parent issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by a Loan Party or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration, and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.
"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries that is (a) in Deposit Accounts (other than the Specified Deposit Account) or in Securities Accounts, or any combination thereof, located within the United States, and maintained by a branch office of Wells Fargo, a custodian bank appointed by Wells Fargo in its role as asset manager, any other national banking association listed on Schedule 6 to the Guaranty and Security Agreement as of the Closing Date, and with respect to which such Deposit Account or Securities Account, from and after the date that is thirty (30) days after the Closing Date, is the subject of a Control Agreement, or (b) in any other Securities Account located within the United States which is the subject of a Control Agreement. If, as of any date of determination, (i) the amount of Qualified Cash exceeds $50,000,000, Qualified Cash shall be deemed to equal 100% of the amount of such Qualified Cash, and (ii) the amount of Qualified Cash is equal to or less than $50,000,000,

Qualified Cash shall be deemed to equal the sum of (x) 100% of the amount of Qualified Cash held in Deposit Accounts and Securities Accounts that is held as cash, and (y) for each investment category set forth in the table below, the amount of Qualified Cash held in such investment category, multiplied the applicable percentage set forth opposite the applicable investment category in the table below (and, for any investment category not set forth below, the applicable percentage for such investment category shall be deemed to be equal to 0%):

Investment Category	Applicable Percentage
US Government Obligations
US Treasuries ≤ 5 Years to maturity	90%
US Treasuries > 5 Years to maturity	80%
Money Market Funds
Cash held in Brokerage Account	100%
Certificate of Deposit (Wells Fargo)	100%
Certificate of Deposit (Non-Wells Fargo)	85%
Commercial Paper	80%
Investment Grade Corporate Debt
Commercial Paper / Note / Bonds ≤ 5 Years to maturity	80%
Commercial Paper / Note / Bonds > 5 Years to maturity	70%
Municipal Debt
Notes / Bonds	80%
Variable-Rate Demand Notes	0%

"Qualified Equity Interests" means any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
"QFC Credit Support" has the meaning specified therefor in Section 17.15 of this Agreement.
"Real Property" means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.
"Real Property Collateral" means (a) the Real Property identified on Schedule R-1 to this Agreement, and (b) any Real Property hereafter acquired by any Loan Party or one of its Subsidiaries with a fair market value in excess of $1,000,000.
"Receivable Reserves" means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including Landlord Reserves for books and records locations and reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts, Eligible Credit Card Receivables or the Maximum Revolver Amount.
"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
"Refinancing Indebtedness" means refinancings, renewals, or extensions of Indebtedness so long as:
(a)such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,
(b)such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,
(c)if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness,
(d)the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended,
(e)if the Indebtedness that is refinanced, renewed or extended was unsecured, such refinancing, renewal or extension shall be unsecured, and
(f)if the Indebtedness that is refinanced, renewed, or extended was secured (i) such refinancing, renewal, or extension shall be secured by substantially the same or less collateral as secured such refinanced, renewed or extended Indebtedness on terms no less favorable to Agent or the Lender Group and (ii) the Liens securing such refinancing, renewal or extension shall not have a priority more senior than the Liens securing such Indebtedness that is refinanced, renewed or extended.
"Register" has the meaning set forth in Section 13.1(h) of this Agreement.
"Registered Loan" has the meaning set forth in Section 13.1(h) of this Agreement.
"Related Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
"Relevant Governmental Body" means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
"Replacement Lender" has the meaning specified therefor in Section 2.13(b) of this Agreement.
"Report" has the meaning specified therefor in Section 15.16 of this Agreement.
"Required Lenders" means, at any time, Lenders having or holding more than 50% of the Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), "Required Lenders" must include at least two Lenders (who are not Affiliates of one another).
"Reserves" means, as of any date of determination, Inventory Reserves, Receivables Reserves, Bank Product Reserves and those other reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Loan Party or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount.
"Restricted Cash" means any cash, cash equivalents, marketable securities or other Permitted Investments that (a) appear as "restricted" on a consolidated balance sheet of the Parent prepared in accordance with GAAP or (b) are subject to any Liens under clause (h), (i), (j), (o), (p), (q) or (s) of the definition of "Permitted Liens".

"Restricted Payment" means (a) any declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Parent or any of its Subsidiaries (including any payment in connection with any merger or consolidation involving Parent) or to the direct or indirect holders of Equity Interests issued by Parent or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Parent or any of its Subsidiaries), or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving Parent) any Equity Interests issued by Parent or any of its Subsidiaries, or (c) any making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of Parent now or hereafter outstanding.
"Revolver Commitment" means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof.
"Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.
"Revolving Lender" means a Lender that has a Revolving Loan Exposure or Letter of Credit Exposure.
"Revolving Loan Base Rate Margin" has the meaning set forth in the definition of Applicable Margin.
"Revolving Loan Exposure" means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender's Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.
"Revolving Loan LIBOR Rate Margin" has the meaning set forth in the definition of Applicable Margin.
"Revolving Loans" has the meaning specified therefor in Section 2.1(a) of this Agreement.
"Sanctioned Entity" means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.
"Sanctioned Person" means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.
"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty's Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.
"S&P" has the meaning specified therefor in the definition of Cash Equivalents.
"SEC" means the United States Securities and Exchange Commission and any successor thereto.
"Securities Account" means a securities account (as that term is defined in the Code).
"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.
"Settlement" has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.
"Settlement Date" has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.
"SOFR" with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York's Website.

"Solvent" means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person's debts (including contingent liabilities) is less than all of such Person's assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is "solvent" or not "insolvent", as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
"Specified Deposit Account" means a specified Deposit Account of Parent maintained at Wells Fargo that is subject to a Control Agreement in favor of Agent and over which Agent has exclusive control.
"Specified Transaction" means, any Investment or any Restricted Payment (or declaration of any Restricted Payment).
"Standard Letter of Credit Practice" means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.
"Supermajority Lenders" means, at any time, Revolving Lenders having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure of all Revolving Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders, and (ii) at any time there are two or more Revolving Lenders (who are not Affiliates of one another), "Supermajority Lenders" must include at least two Revolving Lenders (who are not Affiliates of one another or Defaulting Lenders).
"Supported QFC" has the meaning specified therefor in Section 17.15 of this Agreement.

"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.
"Swing Lender" means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender under Section 2.3(b) of this Agreement.
"Swing Loan" has the meaning specified therefor in Section 2.3(b) of this Agreement.
"Swing Loan Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Swing Loans on such date.
"Taxes" means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.
"Tax Lender" has the meaning specified therefor in Section 14.2(a) of this Agreement.
"Term SOFR" means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
"Threshold Amount" means (a) $25,000,000 so long as the amount of Qualified Cash as of the last day of the immediately preceding fiscal quarter is greater than or equal to $75,000,000, and (b) $10,000,000 if the amount of Qualified Cash as of the last day of the immediately preceding fiscal quarter is less than $75,000,000.
"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.
"Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
"United States" means the United States of America.
"Unused Line Fee" has the meaning specified therefor in Section 2.10(b) of this Agreement.
"U.S. Special Resolution Regimes" has the meaning specified therefor in Section 17.15 of this Agreement.
"Voidable Transfer" has the meaning specified therefor in Section 17.8 of this Agreement.

"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.
"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Parent" or "Borrowers" is used in respect of a financial covenant or a related definition, it shall be understood to mean the Loan Parties and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board's Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.
1.3    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
1.5    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word "from" means "from and including" and the words "to" and "until" each means "to and including"; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.6    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
1.7    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
2.LOANS AND TERMS OF PAYMENT.
2.1    Revolving Loans.
(a)Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans ("Revolving Loans") to Borrowers in an amount at any one time outstanding not to exceed:
(i)    at any time prior to the Borrowing Base Testing Period, the lesser of:
(A)    such Lender's Revolver Commitment, and
(B)    such Lender's Pro Rata Share of an amount equal to (1) the Maximum Revolver Amount, less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time; and
(ii)    during the Borrowing Base Testing Period, the lesser of:
(A)    such Lender's Revolver Commitment, and
(B)    such Lender's Pro Rata Share of an amount equal to the lesser of:
i. the amount equal to (1) the Maximum Revolver Amount, less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and
ii.the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to

Agent, if applicable) as adjusted for Reserves established by Agent in accordance with Section 2.1(c), less (2) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time.
(b)Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.
(c)Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves and against the Borrowing Base or the Maximum Revolver Amount; provided, that Agent shall endeavor to notify Borrowers at or before the time any such Reserve in a material amount is to be established or increased, but a non-willful failure of Agent to so notify Borrowers shall not be a breach of this Agreement and shall not cause such establishment or increase of any such Reserve to be ineffective. The amount of any Reserve established by Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory and Eligible In-Transit Inventory shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria.
2.2    [Reserved].
2.3    Borrowing Procedures and Settlements.
(a)    Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent's electronic platform or portal) and received by Agent no later than 11:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is one Business Day prior to the requested Funding Date in the case of a request for a Base Rate Loan, and (iii) on the Business Day that is three Business Days prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day. All Borrowing requests which are not made on-line via Agent's electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent's authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.
(b)    Making of Swing Loans. In the case of a Revolving Loan and so long as any of (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $5,000,000, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a "Swing Loan" and all such Revolving Loans being referred to as "Swing Loans") available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent's Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.
(c)    Making of Revolving Loans.
(i)    In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a)(i), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is (A) in the case of a Base Rate Loan, at least one Business Day prior to the requested Funding Date, or (B) in the case of a LIBOR Rate Loan, prior to 11:00 a.m. at least three Business Days prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Agent's receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
(ii)    Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender's portion of such Borrowing for the Funding Date shall be for Agent's separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender's Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.
(d)Protective Advances and Optional Overadvances.
(i)    Any contrary provision of this Agreement or any other Loan Document notwithstanding (but subject to Section 2.3(d)(iv)), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent's sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as "Protective Advances").
(ii)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10% of the Borrowing Base, and (B) subject to Section 2.3(d)(iv)

below, after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e).
(iii)    Each Protective Advance and each Overadvance (each, an "Extraordinary Advance") shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan. Prior to Settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Revolving Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender's Pro Rata Share of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.
(iv)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or any Lender's Pro Rata Share of the Revolver Usage to exceed such Lender's Revolver Commitments; provided that Agent may make Extraordinary Advances in excess of the foregoing limitations so long as such Extraordinary Advances that cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or a Lender's Pro Rata Share of the Revolver Usage to exceed such Lender's Revolver Commitments are for Agent's sole and separate account and not for the account of any Lender. No Lender shall have an obligation to settle with Agent for such Extraordinary Advances that cause the aggregate Revolver Usage to exceed the Maximum Revolver Amount or a Lender's Pro Rata Share of the Revolver Usage to exceed such Lender's Revolver Commitments as provided in Section 2.3(e) (or Section 2.3(g), as applicable).

(e)Settlement. It is agreed that each Lender's funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans (including Swing Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:
(i)    Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to any Loan Party's or any of their Subsidiaries' payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender's Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender's Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. on the Settlement Date transfer in immediately available funds to Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender's Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii)    In determining whether a Lender's balance of the Revolving Loans (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender's Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary

Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.
(iii)    Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender's Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
(iv)    Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f)Notation. Consistent with Section 13.1(h), Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount and stated interest of the Revolving Loans, owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g)Defaulting Lenders.
(i)    Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender's benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (D) fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (E) fifth, in Agent's sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its

Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrowers' rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(ii)    If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:
(A)    such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders' Pro Rata Share of Revolver Usage plus such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders' Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender's Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), and (y) second, cash collateralize such Defaulting Lender's Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender's Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;
(C)    if Borrowers cash collateralize any portion of such Defaulting Lender's Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender's Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;
(D)    to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders' Letter of Credit Exposure;
(E)    to the extent any Defaulting Lender's Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section

2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender's Letter of Credit Exposure is cash collateralized or reallocated;
(F)    so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender's Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii), or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender's or Issuing Bank's risk with respect to the Defaulting Lender's participation in Swing Loans or Letters of Credit; and
(G)    Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender's Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d). Subject to Section 17.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.
(h)Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4    Payments; Reductions of Commitments; Prepayments.
(a)    Payments by Borrowers.
(i)    Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein; provided that, for the avoidance of doubt, any payments deposited into a Controlled Account shall be deemed not to be received by Agent on any Business Day unless immediately available funds have been credited to Agent's Account prior to 1:30 p.m. on such Business Day. Any payment received by Agent in immediately available funds in Agent's Account later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)    Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b)    Apportionment and Application.
(i)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent's separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.
(ii)    Subject to Section 2.4(b)(v), Section 2.4(d)(ii), and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents and to pay interest and principal on Extraordinary Advances that are held solely by Agent pursuant to the terms of Section 2.4(d)(iv), until paid in full,
(B)    second, to pay any fees or premiums then due to Agent under the Loan Documents, until paid in full,
(C)    third, to pay interest due in respect of all Protective Advances, until paid in full,

(D)    fourth, to pay the principal of all Protective Advances, until paid in full,
(E)    fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
(F)    sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents, until paid in full,
(G)    seventh, to pay interest accrued in respect of the Swing Loans, until paid in full,
(H)    eighth, to pay the principal of all Swing Loans, until paid in full,
(I)    ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances and Swing Loans), until paid in full,
(J)    tenth, ratably
i.    ratably, to pay the principal of all Revolving Loans (other than Protective Advances and Swing Loans), until paid in full,
ii.    to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof),
iii.    ratably, to (y) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof,

(K)    eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders,
(L)    twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and
(M)    thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iv)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(v)    In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(vi)    For purposes of Section 2.4(b)(iii), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vii)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c)    Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date or earlier termination thereof pursuant to the terms of this Agreement. Borrowers may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than ten Business Days prior written notice to Agent, and shall be irrevocable. The Revolver Commitments, once reduced, may not be increased. Each such reduction of the Revolver

Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof. In connection with any reduction in the Revolver Commitments prior to the Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board.
(d)    Optional Prepayments. Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.
(e)    Mandatory Prepayments. If, at any time, (A) the Revolver Usage exceeds (B) the lesser of (x) the Borrowing Base (as reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, if applicable) or (y) the Maximum Revolver Amount, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(c), then Borrowers shall immediately promptly, but in any event, within one Business Day prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess. For the avoidance of doubt, no prepayment shall be due under clause (B)(x) of this Section 2.4(e)(i) at any time prior to the Borrowing Base Testing Period.
(f)    Application of Payments. Each prepayment pursuant to Section 2.4(e), shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first to the outstanding principal amount of the Revolving Loans, until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).
2.5    Promise to Pay; Promissory Notes.
(a)    Borrowers agree to pay the Lender Group Expenses on the later of (i) the tenth (10th) Business Day following the date of Borrowers' receipt of written notice thereof, or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to and in accordance with the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.
(b)    Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.
2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a)    Interest Rates. Except as provided in Section 2.6(c) and Section 2.12(d), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:
(i)    if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and
(ii)    otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
(b)    Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the "Letter of Credit Fee") (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the times the average amount of the Letter of Credit Usage during the immediately preceding quarter (or if an Event of Default has occurred, month) (or portion thereof).
(c)    Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.4 or 8.5 and (ii) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 8.4 or 8.5), at the direction of Agent or the Required Lenders, and upon written notice by Agent to Borrowers of such direction (provided, that such notice shall not be required for any Event of Default under Section 8.1), (A) all Loans and all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable thereunder, and (B) the Letter of Credit Fee shall be increased to two percentage points above the per annum rate otherwise applicable hereunder.
(d)    Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each quarter; provided, that if an Event of Default has occurred and is continuing, such amounts shall be due and payable, in arrears, on the first day of each month, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each quarter; provided, that if an Event of Default has occurred and is continuing, such Letter of Credit Fees shall be due and payable, in arrears, on the first Business Day of each month, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on (x) with respect to Lender Group Expenses outstanding as of the Closing Date, the Closing Date, and

(y) otherwise, subject to Section 2.5(a), the earlier of (A) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred, or (B) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each quarter (or, if an Event of Default has occurred and is continuing, on the first day of each month), all interest accrued during the prior quarter (or if an Event of Default has occurred and is continuing, month) on the Revolving Loans, (B) on the first Business Day of each quarter (or, if an Event of Default has occurred and is continuing, on the first Business Day of each month), all Letter of Credit Fees accrued or chargeable hereunder during the prior quarter (or, if an Event of Default has occurred and is continuing, during the prior month), (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a), (D) on the first day of each quarter (or, if an Event of Default has occurred and is continuing, during the prior month), the Unused Line Fee accrued during the prior quarter (or if an Event of Default has occurred and is continuing, month) pursuant to Section 2.10(b), (E) as and when incurred or accrued, all non-out-of-pocket audit, appraisal, valuation, or other charges or fees payable hereunder pursuant to Section 2.10(c), (F) if Borrowers do not pay any such Lender Group Expenses within ten (10) Business Days of the date of Borrowers' receipt of written notice thereof, all out-of-pocket audit, appraisal, valuation, or other charges or fees payable hereunder pursuant to Section 2.10(c), (G) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (H) with respect to other Lender Group Expenses, on the Closing Date and thereafter if Borrowers do not pay such other Lender Group Expenses within ten (10) Business Days of the date of Borrowers' receipt of written notice thereof, and (I) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products); provided, that if such amounts are not paid and, instead, are charged to the Loan Account, they shall be charged thereto as of the day on which the item was first due and payable or incurred or accrued without regard to the applicable delay and such amounts shall accrue interest from such original date; provided further, that the applicable delays set forth in the foregoing clauses (F) and (I) shall not be applicable (and Agent shall be entitled to immediately charge to the Loan Account) at any time that an Event of Default has occurred and is continuing. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).
(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.7.    Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent's Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
2.8.    Designated Account. Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9.    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the "Loan Account") on which Borrowers will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers' account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers' account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers' account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.
2.10.    Fees.
(a)    Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
(b)    Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the "Unused Line Fee") in an amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the Average Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each quarter; provided, that if an Event of Default has occurred and is continuing, such Unused Line Fee shall be due and payable, in arrears, on the first day of each month, from and after the Closing Date up to the first day of the quarter; provided, that if an Event of Default has occurred and is continuing, such Unused Line Fee shall be due and payable, in arrears, on the first day of each month, prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.
(c)    Field Examination and Other Fees. Subject to any limitations set forth in Section 5.7(c), Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or its Subsidiaries performed by or on behalf of Agent, and (ii) the fees, charges or expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof.
2.11.    Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment or extension, and (iii) subject to Issuing Bank's authentication procedures with results satisfactory to Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment or extension, identification of the Letter of Credit to be so amended or extended) as shall be necessary to prepare, amend or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Issuing Bank's records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract.
(b)    Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:
(i)    the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or
(ii)    the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or
(iii)    the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.
(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender's Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Bank's risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender's Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in United States Dollars.

(d)    Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week. Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of Borrowers on the Closing Date. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars, or any alternative currencies agreed to by the Borrowers and the Issuing Bank at the time of request. If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers' obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.
(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender's Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender's Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender's Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)    Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person's respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a "Letter of Credit Related Person") (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the "Letter of Credit Indemnified Costs"), and which arise out of or in connection with, or as a result of:
(i)    any Letter of Credit or any pre-advice of its issuance;
(ii)    any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;
(iii)    any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
(iv)    any independent undertakings issued by the beneficiary of any Letter of Credit;
(v)    any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;
(vi)    an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)    any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;
(viii)    the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;
(ix)    any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;
(x)    Issuing Bank's performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;
(xi)    any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;
(xii)    any foreign law or usage as it relates to Issuing Bank's issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or
(xiii)    the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;
provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiii) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(g)    The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank's gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Borrowers'

aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.
(h)    Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank's use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers' purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an "Account Party"), (i) such Account Party shall have no rights against Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank (not later than three (3) Business Days following Borrowers' receipt of documents from Issuing Bank) of any non-compliance with Borrowers' instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that Issuing Bank is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an "automatic amendment" to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of non-extension of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuing Bank at least 30 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.
(i)Borrowers' reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)    any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;
(ii)    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)    Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)    Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(v)    the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuing Bank or any other Person;
(vi)    Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank's counters or are different from the electronic presentation;
(vii)    any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower's or any of its Subsidiaries' reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or
(viii)    the fact that any Default or Event of Default shall have occurred and be continuing;
provided, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.
(j)Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank's rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:
(i)    honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;
(ii)    honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;
(iii)    acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;
(iv)    the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank's determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);
(v)    acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;
(vi)    any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;
(vii)    any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;
(viii)    assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;
(ix)    payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)    acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;
(xi)    honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;
(xii)    dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or
(xiii)    honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.
(k)Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank equal to .125% per annum times the average amount of the Letter of Credit Usage during the immediately preceding quarter (or if an Event of Default has occurred, month) (or portion thereof), plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, extensions or cancellations).
(l)If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or
(ii)    there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any

Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(m)Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.
(n)If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when the Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Revolving Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).
(o)Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p)Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank's conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.
(q)In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.
(r)The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.
(s)At Borrowers' costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Banks' rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.
2.12    LIBOR Option.
(a)    Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the "LIBOR Option") to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.
(b)    LIBOR Election.
(i)    Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least three Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Borrowers' election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.
(ii)    Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses"). A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.
(iii)    Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than five LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.
(c)    Conversion; Prepayment. Borrowers may convert LIBOR Rate Loans to Base Rate Loans or prepay LIBOR Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).
(d)    Special Provisions Applicable to LIBOR Rate.
(i)    The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such

Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii)    Subject to the provisions set forth in Section 2.12(d)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(iii)    Effect of Benchmark Transition Event.
(A)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent and Administrative Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the tenth (10th) Business Day after Agent has posted such proposed amendment to all Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.
(B)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(C)    Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, and (4) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 2.12(d)(iii) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).
(D)    Benchmark Unavailability Period. Upon Administrative Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may revoke any request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate.
(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
2.13.    Capital Requirements.
(a)    If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank's, such Lender's, or such holding companies' capital or liquidity as a consequence of Issuing Bank's or such Lender's commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank's, such Lender's, or such holding companies' then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity's capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank's or such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank's or such Lender's right to demand such compensation; provided, that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an "Affected Lender"), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers' obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender's commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement

Lender shall be deemed to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement.
(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
2.14.    [Reserved].
2.15.    Joint and Several Liability of Borrowers.
(a)    Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.
(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.
(d)    The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e)    Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group's or any Bank Product Provider's power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider including any defense based upon an impairment or elimination of such Borrower's rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.
(f)    Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers' financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)    The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h)    Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.15, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the "Foreclosed Borrower"), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.
(i)    Each of the Borrowers hereby acknowledges and affirms that it understands that to the extent the Obligations are secured by Real Property located in California, the Borrowers shall be liable for the full amount of the liability hereunder notwithstanding the foreclosure on such Real Property by trustee sale or any other reason impairing such Borrower's right to proceed against any other Loan Party. In accordance with Section 2856 of the California Civil Code or any similar laws of any other applicable jurisdiction, each of the Borrowers hereby waives until such time as the Obligations have been paid in full:
(i)    all rights of subrogation, reimbursement, indemnification, and contribution and any other rights and defenses that are or may become available to the Borrowers by reason of Sections 2787 to 2855, inclusive, 2899, and 3433 of the California Civil Code or any similar laws of any other applicable jurisdiction;

(ii)    all rights and defenses that the Borrowers may have because the Obligations are secured by Real Property located in California, meaning, among other things, that: (A) Agent, the other members of the Lender Group, and the Bank Product Providers may collect from the Borrowers without first foreclosing on any real or personal property collateral pledged by any Loan Party, and (B) if Agent, on behalf of the Lender Group, forecloses on any Real Property Collateral pledged by any Loan Party, (1) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) the Lender Group may collect from the Loan Parties even if, by foreclosing on the Real Property Collateral, Agent or the other members of the Lender Group have destroyed or impaired any right the Borrowers may have to collect from any other Loan Party, it being understood that this is an unconditional and irrevocable waiver of any rights and defenses the Borrowers may have because the Obligations are secured by Real Property (including any rights or defenses based upon Sections 580a, 580d, or 726 of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction); and
(iii)    all rights and defenses arising out of an election of remedies by Agent, the other members of the Lender Group, and the Bank Product Providers, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for the Obligations, has destroyed the Borrowers' rights of subrogation and reimbursement against any other Loan Party by the operation of Section 580d of the California Code of Civil Procedure or any similar laws of any other applicable jurisdiction or otherwise.
3.CONDITIONS; TERM OF AGREEMENT.
3.1.    Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).
3.2.    Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder, which for the avoidance of doubt shall not include any conversion or continuation of any Loan except to the extent set forth in the last sentence of Section 2.12(a) hereof)) at any time shall be subject to the following conditions precedent:
(a)    the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
3.3.    Maturity. The Commitments shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).
3.4.    Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers' sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent's Liens and all notices of security interests and liens previously filed by Agent.
3.5.    Early Termination by Borrowers. Borrowers have the option, at any time upon ten Business Days prior written notice to Agent, to repay all of the Obligations in full and terminate the Commitments. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).
3.6.    Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 to this Agreement (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default).
4.REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1.    Due Organization and Qualification; Subsidiaries.
(a)    Each Loan Party and each of its Subsidiaries (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)    Set forth on Schedule 4.1(b) to this Agreement (as such Schedule may be updated by Parent from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.
(c)    Set forth on Schedule 4.1(c) to this Agreement (as such Schedule may be updated by Parent from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties' direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by a Loan Party. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(d)    Except in connection with customary employee or director compensation arrangements, as set forth in the Convertible Debt Documents, to the extent constituting Qualified Equity Interests, or as otherwise set forth on Schedule 4.1(d) to this Agreement, (i) as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party's or any of its Subsidiaries' Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument, and (ii) no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests other than with respect to Convertible Debt or Permitted Convertible Notes upon a "fundamental change".

4.2.    Due Authorization; No Conflict.
(a)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any Material Contract, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
4.3.    Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.
4.4.    Binding Obligations; Perfected Liens.
(a)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.
(b)    Agent's Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements and until requested by Agent following the occurrence and during the continuation of an Event of Default, the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual

Permitted Liens or are Permitted Liens under clause (h), (i), (j) or (q) of the definition of Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.
4.5.    Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
4.6.    Litigation.
(a)    There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to cause a Material Adverse Effect.
(b)    Schedule 4.6(b) to this Agreement sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $1,000,000 that, as of the Closing Date, is pending or, to the knowledge of any Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries.
4.7.    Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.8.    No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties' and their Subsidiaries' consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2019, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

4.9.    Solvency.
(a)    The Loan Parties on a consolidated basis are Solvent.
(b)    No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.10.    Employee Benefits. No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to, or any liability to contribute to, any Benefit Plan. Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Employee Benefit Plan complies with, and has been operated in accordance with, all applicable laws, including ERISA and the IRC, and terms of such plan; (ii) each Employee Benefit Plan intended by a Loan Party to be qualified under Section 401(a) of the IRC is so qualified, and (iii) no Loan Party has any liability for a fine, damage, excise tax, or penalty with respect to any Employee Benefit Plan.
4.11.    Environmental Condition. Except as set forth on Schedule 4.11 to this Agreement, (a) to each Borrower's knowledge, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower's knowledge, after due inquiry, no Loan Party's nor any of its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.12.    Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers' industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will, taken as a whole, be true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information

(taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on November 5, 2020 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers' good faith estimate, on the date such Projections are delivered, of the Loan Parties' and their Subsidiaries' future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers' good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results). As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
4.13.    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the "Patriot Act").
4.14.    Indebtedness. Set forth on Schedule 4.14 to this Agreement is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date (other than unsecured Permitted Indebtedness outstanding immediately prior to the Closing Date with respect to any one transaction or a series of related transactions in an amount not to exceed $5,000,000; provided, that all such Permitted Indebtedness, in the aggregate, shall not exceed $10,000,000) that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
4.15.    Payment of Taxes. Except as otherwise permitted under Section 5.5, all material Tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such Tax returns to be due and payable and all other material Taxes upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all Taxes not yet due and payable. As of the Closing Date, no Borrower knows of any proposed Tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16.    Margin Stock. Neither any Loan Party nor any of its Subsidiaries owns any Margin Stock or is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors. Neither any Loan Party nor any of its Subsidiaries expects to acquire any Margin Stock.
4.17.    Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.
4.18.    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).
4.19.    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries, in each case that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. None of any Loan Party or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied as of the Closing Date. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrowers, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.20.    Material Contracts. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Borrower's knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.
4.21.    Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no default by the applicable Loan Party or its Subsidiaries exists under any of them, in each case except where the same would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.22.    Eligible Accounts and Eligible Credit Card Receivables. As to each Account that is identified by Borrowers as an Eligible Account or an Eligible Credit Card Receivable in a Borrowing Base Certificate submitted to Agent, such Account is, on the date of such Borrowing Base Certificate, (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Borrower's business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts or Eligible Credit Card Receivable, as applicable.
4.23.    Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Finished Goods Inventory or Eligible In-Transit Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is, on the date of such Borrowing Base Certificate, (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory (in the case of Eligible In-

Transit Inventory, after giving effect to any exclusions therefrom specified in the definition of Eligible In-Transit Inventory).
4.24.    Credit Card Arrangements. Schedule 4.24 is a list describing all arrangements as of the Closing Date to which any Borrower is a party with respect to the processing and/or payment to such Borrower of the proceeds of any credit card charges and debit card charges for sales made by such Borrower.
4.25.    Location of Inventory. Except as set forth in Schedule 4.25, the Inventory of Borrowers and their Subsidiaries is not stored with a bailee, warehouseman, or similar party and is located only at, or in-transit between, the locations identified on Schedule 4.25 to this Agreement (as such Schedule may be updated by Parent pursuant to Section 5.14).
4.26.    Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries' Inventory and the book value thereof in all material respects.
4.27.    Convertible Debt Documents. Borrowers have delivered to Agent a complete and correct copy of the Convertible Debt Documents, including all schedules and exhibits thereto. No Borrower is in default in the performance or compliance with any provisions thereof. As of the Closing Date, the outstanding principal amount owing under the Convertible Debt Documents is $268,750,000.
4.28.    Immaterial Subsidiaries. No Immaterial Subsidiary (a) owns any assets (other than assets of a de minimis nature), (b) has any liabilities (other than liabilities of a de minimis nature), or (c) engages in any business activity.
4.29.    Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.
5.AFFIRMATIVE COVENANTS.
Each Borrower covenants and agrees that, until the termination of all of the Commitments and payment in full of the Obligations:
5.1.    Financial Statements, Reports, Certificates. Borrowers (a) will deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries' sales.

5.2.    Reporting. Borrowers (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 to this Agreement at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule. Borrowers and Agent hereby agree that the delivery of the Borrowing Base Certificate through the Agent's electronic platform or portal, subject to Agent's authentication process, by such other electronic method as may be approved by Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Borrowing Bases as may be approved by Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by Borrowers and delivered to Agent.
5.3.    Existence. Except as otherwise permitted under Section 6.4, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person's valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses, provided that any Subsidiary of Parent may liquidate, or merge into Parent or any other subsidiary of Parent, in a transaction permitted by Section 6.3.
5.4.    Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, in all material respects, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.
5.5.    Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all Taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, other than Taxes not in excess of $1,000,000 outstanding at any time and other than to the extent that the validity or amount of such Tax is the subject of a Permitted Protest.
5.6.    Insurance.
(a)    Each Loan Party will, and will cause each of its Subsidiaries to, at Borrowers' expense, maintain insurance respecting each of each Loan Party's and its Subsidiaries' assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Closing Date, the Loan Parties' existing insurance providers as set forth in the certificates of insurance delivered to Agent on or about the Closing Date shall be deemed to be acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All property insurance policies of the Loan Parties are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender's loss payable endorsement with a standard non-contributory "lender" or "secured party" clause. All certificates of property and general liability insurance of the Loan Parties are to be delivered to Agent, with the lender's loss payable and additional insured endorsements in favor of Agent and shall provide for not less than thirty days (ten days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers' expense and without any responsibility on Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.
(b)    Borrowers shall give Agent prompt notice of any loss exceeding $2,500,000 covered by the casualty or business interruption insurance of any Loan Party or its Subsidiaries. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(c)    If at any time the area in which any Real Property that is subject to a Mortgage is located is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount and on terms that are satisfactory to Agent and all Lenders from time to time, and otherwise comply with the Flood Laws or as is otherwise satisfactory to Agent and all Lenders.
5.7.    Inspection.
(a)    Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent, any Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours, at Borrowers' expense in accordance with the provisions of the Fee Letter, subject to the limitations set forth below in Section 5.7(c).
(b)    Each Loan Party will, and will cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct field examinations, appraisals or valuations at such reasonable times and intervals as Agent may designate, at

Borrowers' expense in accordance with the provisions of the Fee Letter, subject to the limitations set forth below in Section 5.7(c).
(c)    So long as no Event of Default shall have occurred and be continuing, Borrowers shall (i) not be obligated to reimburse Agent for any field examinations or any inventory appraisals so long as the Borrowing Base Testing Period is not in effect, and (ii) be obligated to reimburse Agent for not more than one (1) field examination and one (1) inventory appraisal per calendar year during the Borrowing Base Testing Period, in each case, except for field examinations and appraisals conducted during the Borrowing Base Testing Period in connection with a proposed Permitted Acquisition (whether or not consummated).
5.8.    Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9.    Environmental. Each Loan Party will, and will cause each of its Subsidiaries to,
(a)    Keep any property either owned or operated by any Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b)    Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,
(c)    Promptly notify Agent of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(d)    Promptly, but in any event within five Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of a Loan Party or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against a Loan Party or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.
5.10.    Disclosure Updates. Each Loan Party will, promptly and in no event later than five Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
5.11.    Formation of Subsidiaries. Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary, acquires any direct or indirect Subsidiary after the Closing Date, or at any time when any direct or indirect Subsidiary of a Loan Party that previously was an Immaterial Subsidiary becomes a Material Subsidiary, within ten days of such event (or such later date as permitted by Agent in its sole discretion) (a) unless such Subsidiary is an Excluded Subsidiary, cause such new Subsidiary (i) if such Subsidiary is a Domestic Subsidiary and Administrative Borrower requests, subject to the consent of Agent, that such Domestic Subsidiary be joined as a Borrower hereunder, to provide to Agent a Joinder to this Agreement, and (ii) to provide to Agent a joinder to the Guaranty and Security Agreement, in each case, together with such other security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided, that the Joinder, the joinder to the Guaranty and Security Agreement, and such other security agreements shall not be required to be provided to Agent with respect to any Subsidiary of any Loan Party that is a CFC or Disregarded Domestic Person if providing such agreements would result in adverse tax consequences to a Loan Party or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security or guarantee afforded thereby, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of a Loan Party that is a CFC (other than a Protected CFC) or a Disregarded Domestic Person (and none of the Equity Interests of any Subsidiary of such CFC or Disregarded Domestic Person shall be required to be pledged if pledging a greater amount would result in adverse tax consequences to the Loan Parties or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including the Governing Documents of such Subsidiary and one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Notwithstanding the foregoing, each Domestic Loan Party shall pledge 100% of the equity it directly owns in any Protected CFC, provided that such pledge (and any perfection of any such security interest, as applicable) shall not be required to be governed by the laws of the applicable Protected CFC's jurisdiction of incorporation or formation unless and until such Protected CFC constitutes a Material Foreign Subsidiary. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12.    Further Assurances. Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the "Additional Documents") that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent's Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any assets expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement), if requested by Agent following the occurrence and during the continuation of an Event of Default, to create and perfect Liens in favor of Agent in any Real Property owned by any Loan Party with a fair market value in excess of $1,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided, that the foregoing shall not apply to any Subsidiary of a Loan Party that is a CFC or Disregarded Domestic Person if providing such documents would result in adverse tax consequences to a Loan Party or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed 10 Business Days following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties, including all of the outstanding capital Equity Interests of each Subsidiary of Parent (in each case, other than with respect to any assets (including Equity Interests) expressly excluded from the Collateral (as defined in the Guaranty and Security Agreement) pursuant to Section 3 of the Guaranty and Security Agreement). Notwithstanding anything to the contrary contained herein (including Section 5.11 hereof and this Section 5.12) or in any other Loan Document, (x) Agent shall not accept delivery of any Mortgage from any Loan Party unless each of the Lenders has received 45 days prior written notice thereof and Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender and (y) Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Agent.

5.13.    Lender Meetings. Borrowers will, within 90 days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Loan Parties and their Subsidiaries and the projections presented for the current fiscal year of Parent.
5.14.    Location of Inventory; Chief Executive Office. Each Loan Party will, and will cause each of its Subsidiaries to, keep (a) their Inventory only at the locations identified on Schedule 4.25 to this Agreement (provided that Borrowers may amend Schedule 4.25 to this Agreement so long as such amendment occurs by written notice to Agent made (i) not less than ten days prior to the date on which such Inventory is moved to such new location and so long as such new location is within the Netherlands, or (ii) together with the delivery of each Compliance Certificate, in the case of (x) Inventory located in the United States that is being moved to a new location in the United States, or Inventory that is located in any jurisdiction other than the United States or the Netherlands that is being moved to a new location in the United States, or (y) Inventory located in any country other than the United States or the Netherlands that is being moved to a new location outside of the Netherlands or the United States), and (b) their respective chief executive offices only at the locations identified on Schedule 7 to the Guaranty and Security Agreement. Each Loan Party will, and will cause each of its Subsidiaries to, use their commercially reasonable efforts to obtain Collateral Access Agreements for each of the locations identified on Schedule 7 to the Guaranty and Security Agreement and Schedule 4.25 to this Agreement for such locations in the United States.
5.15.    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
5.16.    Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, Borrowers will provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.
5.17.    Credit Card Notifications. Within 30 days of the Closing Date (or such later date as Agent may agree), deliver to the Agent copies of notifications (each, a "Credit Card Notification") substantially in the form attached hereto as Exhibit C-2, or otherwise in form and substance reasonably acceptable to Agent, which have been executed on behalf of such Borrower and delivered to such Borrower's Credit Card Issuers and Credit Card Processors listed on Schedule 4.24. No Borrower shall enter into any agreements with Credit Card Issuers or Credit Card Processors other than the ones expressly contemplated herein or in Section 4.24 unless

Agent has received a copy of the Credit Card Notification sent to such new or additional Credit Card Issuer or Credit Card Processor.
6.NEGATIVE COVENANTS.
Each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:
6.1.    Indebtedness. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2.    Liens. Each Loan Party will not, and will not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3.    Restrictions on Fundamental Changes. Each Loan Party will not, and will not permit any of its Subsidiaries to,
(a)    Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties; provided, that a Borrower must be the surviving entity of any such merger to which it is a party and Parent must be the surviving entity of any such merger to which it is a party, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of any Loan Party that are not Loan Parties,
(b)    liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Loan Party with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Loan Party that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Loan Party that is not liquidating or dissolving,
(c)    suspend or cease operating a substantial portion of its or their business, except (i) as permitted pursuant to clauses (a) or (b) above, (ii)  in connection with a transaction permitted under Section 6.4, or (iii) if, in the reasonable business and commercial judgment of Parent, it is no longer desirable to be engaged in such business, or
(d)    change its classification/status for U.S. federal income tax purposes.

6.4.    Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Loan Party will not, and will not permit any of its Subsidiaries to, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets (including by an allocation of assets among newly divided limited liability companies pursuant to a "plan of division").
6.5.    Nature of Business. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any change in the nature of its or their business as described in Schedule 6.5 to this Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, that the foregoing shall not prevent any Loan Party or its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.
6.6.    Prepayments and Amendments. Each Loan Party will not, and will not permit any of its Subsidiaries to,
(a)    Except in connection with Refinancing Indebtedness permitted by Section 6.1,
(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Hedge Obligations, (C) Permitted Intercompany Advances, (D) other Indebtedness in an aggregate amount not to exceed $5,000,000 in any one fiscal year or $15,000,000 in the aggregate during the term of the Agreement, (D) repayments or repurchases of Convertible Debt or Permitted Convertible Notes with the proceeds of, or in exchange for, Permitted Convertible Notes or Qualified Equity Interests, or (E) other Indebtedness so long as the Payment Conditions are satisfied, or
(ii)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or
(b)    Directly or indirectly, amend, modify, or change any of the terms or provisions of the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
6.7.    Restricted Payments. Each Loan Party will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that so long as it is permitted by law,
(a)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent may make distributions or payments to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of Parent held by such Persons; provided, that the aggregate amount of such redemptions made by Parent during the term of this Agreement plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed $2,000,000 in the aggregate,

(b)    so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent may make payments and distributions to former employees, officers, or directors of Parent (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Parent on account of repurchases of the Equity Interests of Parent held by such Persons; provided, that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of Parent, and
(c)    so long as it is permitted by law, this Section 6.7 shall not restrict or limit:
(i)    Restricted Payments made in satisfaction of obligations under the Convertible Debt (2017), made solely with amounts on deposit in the Specified Deposit Account, or
(ii)    so long as any such transaction constitutes a non-cash transaction, Parent may repurchase Equity Interests upon (A) the exercise of stock options if such Equity Interests represent a portion of the exercise price of such options or (B) the withholding of a portion of the Equity Interests granted or awarded to a current or former director, officer, employee or consultant of a Loan Party or any Subsidiary to pay for, or in connection with the payment by a Loan Party or such Subsidiary of, the Taxes payable by such Person upon such grant or award (or upon vesting thereof), provided that, for the avoidance of doubt, the payment of such Tax is not prohibited by this Section 6.7,
(iii)    Restricted Payments made to a Loan Party,
(iv)    the entry into, or settlement of, Permitted Call Spread Hedging Agreements,
(v)    repurchases of Convertible Notes in exchange for, or with the proceeds of the sale of, Qualified Equity Interests or Convertible Notes,
(vi)    cash payments in lieu of the issuance of fractional shares representing insignificant interests in Parent in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock in Parent, and
(vii)    other Restricted Payments so long as the Payment Conditions are satisfied; provided that, so long as Parent's common stock is listed for trading on a national securities exchange, Parent may pay dividends on its common stock within 60 days of the declaration thereof if, at the time of the declaration thereof, the requirements of this clause (vii) were satisfied with respect thereto.
6.8.    Accounting Methods. Each Loan Party will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
6.9.    Investments. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities

(including contingent obligations) for or in connection with any Investment except for Permitted Investments.
6.10.    Transactions with Affiliates. Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries except for:
(a)    transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Loan Party or its Subsidiaries, on the one hand, and any Affiliate of such Loan Party or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by such Loan Party or its Subsidiaries in excess of $5,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to such Loan Party or its Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate,
(b)    any indemnity provided for the benefit of directors and/or officers (or comparable managers) of a Loan Party or one of its Subsidiaries so long as it has been approved by such Loan Party's or such Subsidiary's board of directors (or comparable governing body) in accordance with applicable law,
(c)    the payment of reasonable (as determined in good faith by such Loan Party of Subsidiary) compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party or one of its Subsidiaries in the ordinary course of business in accordance with applicable law,
(d)    (i) transactions solely among the Loan Parties, and (ii) transactions solely among Subsidiaries of Loan Parties that are not Loan Parties,
(e)    transactions permitted by Section 6.3, Section 6.7, or Section 6.9, and
(f)    agreements for the non-exclusive licensing of intellectual property, or distribution of products, in each case, solely among the Loan Parties and their Subsidiaries for the purpose of the counterparty thereof operating its business, and agreements for the assignment of intellectual property from any Loan Party or any of its Subsidiaries to any Loan Party.
6.11.    Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Flow of Funds Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of

Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.
6.12.    Limitation on Issuance of Equity Interests. Except for the issuance or sale of Qualified Equity Interests by Parent, each Loan Party will not, and will not permit any of its Subsidiaries to, issue or sell any of its Equity Interests (other than to a Loan Party), it being understood that the issuance of Permitted Convertible Notes or other Indebtedness that is convertible into Qualified Equity Interests in transactions permitted by Section 6.1 shall not be limited by this Section 6.12.
6.13.    Inventory with Bailees. Each Borrower will not, and will not permit any of its Subsidiaries to, store its Inventory at any time with a bailee, warehouseman, or similar party except as set forth on Schedule 4.25 (as such Schedule may be amended by Parent in accordance with Section 5.14).
6.14.    [Reserved].
6.15.    Immaterial Subsidiaries. Each Loan Party will not permit any Immaterial Subsidiary to (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity.
7.FINANCIAL COVENANTS.
Each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations, Borrowers will at all times (a) prior to the commencement of the Borrowing Base Testing Period, maintain Liquidity of at least $55,000,000 (of which at least $40,000,000 shall be attributable to Qualified Cash), and (b) during the Borrowing Base Testing Period, maintain Availability of at least $10,000,000.
8.EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:
8.1.    Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;
8.2.    Covenants. If any Loan Party or any of its Subsidiaries:
(a)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower's properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers' affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.13, or 5.14 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;
(b)    fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of ten days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent; or
(c)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent;
8.3.    Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of, the Threshold Amount, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced to attach or levy upon any assets of such Loan Party or any Subsidiary to enforce such judgment, order, or award;
8.4.    Voluntary Bankruptcy, etc.. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5.    Involuntary Bankruptcy, etc.. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
8.6.    Default Under Other Agreements. If there is (a) an "Event of Default" (as defined in the Convertible Debt Documents), (b) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party's or any of its Subsidiaries' Indebtedness involving an aggregate amount of the Threshold Amount or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or its Subsidiary's obligations thereunder, (c) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party as a result of which a Loan Party or Subsidiary is or becomes required to pay the Threshold Amount or more (other than through delivery of Qualified Equity Interests);
8.7.    Representations, etc.. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.8.    Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty;
8.9.    Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, (except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases) first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, or (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $1,000,000;
8.10.    Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its

Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or
8.11.    Change of Control. A Change of Control shall occur, whether directly or indirectly.
9.RIGHTS AND REMEDIES.
9.1.    Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a)    by written notice to Borrowers, (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers' reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;
(b)    by written notice to Borrowers, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and
(c)    exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers' reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers' or their Subsidiaries' obligations in respect of outstanding Bank

Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.
9.2.    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10.WAIVERS; INDEMNIFICATION.
10.1.    Demand; Protest; etc.. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.
10.2.    The Lender Group's Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.
10.3.    Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, the Issuing Bank, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that Borrowers shall not be liable for costs and expenses (including attorneys' fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties' and their Subsidiaries' compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims for Taxes, which shall be governed by Section 16, other than Taxes which relate to primarily non-Tax claims), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of, or a material breach of this Agreement by, such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
11.NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	c/o GOPRO, INC. 3025 Clearview Way San Mateo, California 94402 Attn: Charles Lafrades Email: clafrades@gopro.com

with copies to:	FENWICK & WEST LLP 801 California Street Mountain View, California 94041 Attn: David Michaels, Esq. Email: dmichaels@fenwick.com

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION 333 South Grand Avenue, 12th Floor Los Angeles, California 90071 Attn: Loan Portfolio Manager Email: moses.harris@wellsfargo.com

with copies to:	GOLDBERG KOHN LTD. 55 East Monroe St., Suite 3300 Chicago, Illinois 60603 Attn: Jessica L. DeBruin, Esq. Email: jessica.debruin@goldbergkohn.com

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).
12.CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN

DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.
(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM"). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d)    EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR

RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(e)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
(f)    IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE "COURT") BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:
(i)    WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.
(ii)    THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR

ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.
(iii)    UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN TEN DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.
(iv)    EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE'S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.
(v)    THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.
(vi)    THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF

CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE'S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.
(vii)    THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
13.ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1    Assignments and Participations.
(a)    (i)    Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees (each, an "Assignee"), with the prior written consent (such consent not be unreasonably withheld or delayed) of:
(A)    Borrowers; provided, that no consent of Borrowers shall be required (1) if a Default or Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within five Business Days after having received notice thereof; and
(B)    Agent, Swing Lender, and Issuing Bank.

(ii)    Assignments shall be subject to the following additional conditions:
(A)    no assignment may be made to a natural person,
(B)    no assignment may be made to a Loan Party or an Affiliate of a Loan Party,
(C)    the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),
(D)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement,
(E)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,
(F)    unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent's separate account, a processing fee in the amount of $3,500, and
(G)    the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the "Administrative Questionnaire").
(b)    From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a "Lender" and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a).
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    Immediately upon Agent's receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the

Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, and (vii) all amounts payable by Borrowers hereunder, other than amounts payable under Section 16, shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.
(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)    Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name and address of each Lender as the registered owner of any Loans (and the principal amount thereof and stated interest thereon) held by such Lender (each, a "Registered Loan"). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Loans to an Affiliate of such

Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Loans to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register. The Register and any register for Affiliate transfers are intended to be maintained such that the Revolving Loans are in registered form for the purposes of the IRC.
(i)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the "Participant Register"). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the IRC, including under Section 5f.103-1(c) of the United States Treasury Regulations or its successor. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(j)    Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2.    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.
14.AMENDMENTS; WAIVERS.
14.1.    Amendments and Waivers.
(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i)    increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),
(ii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(iii)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),
(iv)    amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(v)    amend, modify, or eliminate Section 3.1 or 3.2,
(vi)    amend, modify, or eliminate Section 15.11,

(vii)    other than as permitted by Section 15.11, release or contractually subordinate Agent's Lien in and to any of the Collateral,
(viii)    amend, modify, or eliminate the definitions of "Required Lenders", Supermajority Lenders or "Pro Rata Share",
(ix)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(x)    amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii) or Section 2.4(e) or (f),
(xi)    at any time that any Real Property is included in the Collateral, add, increase, renew or extend any Loan, Letter of Credit or Commitment hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders, or
(xii)    amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of a Loan Party;
(b)    No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,
(i)    the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),
(ii)    any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;
(c)    No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Agent, Borrowers and the Supermajority Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory, Eligible Finished Goods Inventory and Eligible In-Transit Inventory) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount;
(d)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other

Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;
(e)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and
(f)    Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender, and (iii) any amendment contemplated by Section 2.12(d)(iii) of this Agreement in connection with a Benchmark Transition Event or an Early Opt-in Election shall be effective as contemplated by such Section 2.12(d)(iii) hereof.
14.2.    Replacement of Certain Lenders.
(a)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a "Non-Consenting Lender") or any Lender that made a claim for compensation (a "Tax Lender") with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit, and (iii) Funding Losses). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender's or Tax Lender's, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.
14.3.    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15.AGENT; THE LENDER GROUP.
15.1.    Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2.    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3.    Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.
15.4.    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
15.5.    Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6.    Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates' or representatives' possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
15.7.    Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys' fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8    Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include Wells Fargo in its individual capacity.
15.9    Successor Agent. Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent's resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that, for purposes of any Security Agreement expressed to be governed by the laws of the Netherlands, any resignation by Agent is not effective with respect to its rights and obligations under the Parallel Debts until such rights and obligations are assigned to the successor Agent. The resigning Agent will reasonably cooperate in assigning its rights under the Parallel Debts to any such successor Agent and will reasonably cooperate in transferring all rights under any Security Agreement expressed to be governed by the laws of the Netherlands to such successor agent.
15.10.    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11.    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Agent's Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Loan Party or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent's opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Permitted Indebtedness and (b) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property. Notwithstanding the provisions of this Section 15.11, the Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards.
(b)    Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12.    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
15.13.    Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.
15.14.    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15.    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents and to enter into "parallel debts" provisions where customary or necessary to hold security for the benefit of the members of the Lender Group. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).
15.16.    Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a "Report") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b)    expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon Parent's and its Subsidiaries' books and records, as well as on representations of Borrowers' personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17.    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
15.18.    Appointment of Agent as security trustee for UK Security Agreements. For the purposes of any Liens or Collateral created under the UK Security Agreements, the following additional provisions shall apply, in addition to the provisions set out in Section 15 or otherwise hereunder.
(a)    In this Section 15.18, the following expressions have the following meanings:
"Appointee" means any receiver, administrator or other insolvency officer appointed in respect of any Loan Party or its assets.
"Charged Property" means the assets of the Loan Parties subject to a security interest under the UK Security Agreements.
"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Agent (in its capacity as security trustee).

"Secured Parties" means the Agent, the Lenders and the Bank Product Providers.
"UK Security Agreements" means each security document executed by any Loan Party and governed by English law in favor of the Agent.
(b)    The Secured Parties appoint the Agent to hold the security interests constituted by the UK Security Agreements on trust for the Secured Parties on the terms of the Loan Documents and the Agent accepts that appointment.
(c)    The Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Loan Party.
(d)    Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of, nor shall the Agent have any duty or responsibility to, any Loan Party.
(e)    The Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by applicable law.
(f)    The Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the UK Security Agreements and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.
(g)    The Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Agent by the UK Security Agreements as may be conferred by the instrument of appointment of that person.
(h)    The Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).
(i)    The Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment. All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Agent.
(j)    Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Agent (in its capacity as security trustee) under the UK Security Agreements, and each reference to the Agent

(where the context requires that such reference is to the Agent in its capacity as security trustee) in the provisions of the UK Security Agreements which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.
(k)    Each Secured Party confirms its approval of the UK Security Agreements and authorizes and instructs the Agent: (i) to execute and deliver the UK Security Agreements; (ii) to exercise the rights, powers and discretions given to the Agent (in its capacity as security trustee) under or in connection with the UK Security Agreements together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Agent (in its capacity as security trustee) on behalf of the Secured Parties under the UK Security Agreements.
(l)    The Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.
(m)    Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a UK Security Agreement and accordingly authorizes: (a) the Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) the Land Registry (or other relevant registry) to register the Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.
(n)    Except to the extent that a UK Security Agreement otherwise requires, any moneys which the Agent receives under or pursuant to a UK Security Agreement may be: (a) invested in any investments which the Agent selects and which are authorized by applicable law; or (b) placed on deposit at any bank or institution (including the Agent) on terms that the Agent thinks fit, in each case in the name or under the control of the Agent, and the Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Lenders, and shall pay them to the Lenders on demand.
(o)    On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Agent shall (at the cost of the Loan Parties) execute any release of the UK Security Agreements or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Agent considers desirable.
(p)    The Agent shall not be liable for:
(i)    any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a UK Security Agreement;
(ii)    any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a UK Security Agreement;
(iii)    the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement,

arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or
(iv)    any shortfall which arises on enforcing a UK Security Agreement.
(q)    The Agent shall not be obligated to:
(i)    obtain any authorization or environmental permit in respect of any of the Charged Property or a UK Security Agreement;
(ii)    hold in its own possession a UK Security Agreement, title deed or other document relating to the Charged Property or a UK Security Agreement;
(iii)    perfect, protect, register, make any filing or give any notice in respect of a UK Security Agreement (or the order of ranking of a UK Security Agreement), unless that failure arises directly from its own gross negligence or willful misconduct; or
(iv)    require any further assurances in relation to a UK Security Agreement.
(r)    In respect of any UK Security Agreement, the Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.
(s)    In respect of any UK Security Agreement, the Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless the Lenders have requested it to do so in writing and the Agent has failed to do so within fourteen (14) days after receipt of that request.
(t)Every appointment of a successor Agent under a UK Security Agreement shall be by deed.
(u)Section 1 of the Trustee Act 2000 (UK) shall not apply to the duty of the Agent in relation to the trusts constituted by this Agreement.
(v)In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (UK).
(w)The perpetuity period under the rule against perpetuities if applicable to this Agreement and any UK Security Agreement shall be 80 years from the date of this Agreement.

16.WITHHOLDING TAXES.
16.1.    Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties. Furthermore, if any such Tax is an Indemnified Taxes or an Indemnified Tax is so levied or imposed, the Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent's demand. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a "Tax Indemnitee") for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.
16.2.    Exemptions.
(a)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and the Administrative Borrower on behalf of all Borrowers one of the following before receiving its first payment under this Agreement:
(i)    if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);

(ii)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable;
(iii)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); or
(v)    a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.
(b)    Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(c)    If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender's reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d)    If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender's or such Participant's documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
(e)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
16.3.    Reductions.
(a)    If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(b)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys' fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
16.4.    Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to the Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
17.GENERAL PROVISIONS.
17.1.    Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2.    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3.    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4.    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5.    Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6.    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7.    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8.    Revival and Reinstatement of Obligations; Certain Waivers.
(a)    If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a "Voidable Transfer"), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys' fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent's Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent's Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent's Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.
(b)    Anything to the contrary contained herein notwithstanding, if Agent or any Lender accepts a guaranty of only a portion of the Obligations pursuant to any guaranty, each Borrower hereby waives its right under Section 2822(a) of the California Civil Code or any similar laws of any other applicable jurisdiction to designate the portion of the Obligations satisfied by the applicable guarantor's partial payment.
17.9.    Confidentiality.
(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), "Lender Group Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided, that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement; provided, that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)    Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any "tombstone" or other advertisements, on its website or in other marketing materials of the Agent.
(c)    Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, "Borrower Materials") available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the "Platform"). The Platform is provided "as is" and "as available." Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's or Agent's transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person's gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a "Public Lender"). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Investor" (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as "Public Investor" (or such other similar term).
17.10.    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.
17.11.    Patriot Act; Due Diligence. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.
17.12.    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
17.13.    Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (in such capacity, the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative

Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to enter into Bank Product Provider Agreements on behalf of Borrowers and their Subsidiaries, and (d) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group's relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.
17.14.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
17.15.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of California and/or of the United States or any other state of the United States). In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	GOPRO, INC. a Delaware corporation By: _____________________________ Name: Brian McGee Title: Executive Vice President and Chief Financial Officer

[signature page to credit agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent and as a Lender By: _________________________________ Name: Moses Harris Its Authorized Signatory

[signature page to credit agreement]

EXHIBIT A-1
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Assignment Agreement") is entered into as of _______________________________ between _______________________________ ("Assignor") and _______________________________ ("Assignee"). Reference is made to the Agreement described in Annex I hereto (the "Credit Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.
1.    In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor's portion of the Commitments, all to the extent specified on Annex I.
2.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor's share of the Revolving Loans assigned hereunder, as reflected on Assignor's books and records.
3.    The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; [and (e) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]
4.    Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the "Settlement Date") shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.
5.    As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of the Credit Agreement, including such assigning Lender's obligations under Article 15 and Section 17.9(a) of the Credit Agreement.
6.    Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.
7.    This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.
8.    THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT

AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR] as Assignor By ________________________ Name: Title:

[NAME OF ASSIGNEE] as Assignee By ________________________ Name: Title:

ACCEPTED THIS ____ DAY OF
_______________

WELLS FARGO BANK, NATIONAL
ASSOCIATION, a national banking association,
as Agent, as Swing Lender and as Issuing Bank

By _____________________________________
Name:
Title:

[[____________], [as Swing Lender] [and] [as Issuing Bank] By _____________________________________ Name: Title:]

[[ADMINISTRATIVE BORROWER] By _____________________________________ Name: Title:][1]

1 Include to the extent required by Section 13.1(a)(i)(A).

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.Borrowers: GoPro, Inc., a Delaware corporation ("Parent"), and its Subsidiaries from time to time party to the Credit Agreement
2.Name and Date of Credit Agreement:
Credit Agreement dated as of December [__], 2020 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement") by and among Parent, the additional parties thereto as Borrowers, the lenders party thereto as "Lenders", and Wells Fargo Bank, National Association, a national banking association ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers.
3.Date of Assignment Agreement:     __________
4.Amounts:
(a)Assigned Amount of Revolver Commitment    $__________
(b)Assigned Amount of Revolving Loans    $__________
5.Settlement Date:     __________
6.Purchase Price $__________
7.Notice and Payment Instructions, etc.

Assignee: _______________________________ _______________________________ _______________________________	Assignor: _______________________________ _______________________________ _______________________________

GoPro, Inc.
3025 Clearview Way
San Mateo, California 94402
United States of America
+1 650 332 7600

EXHIBIT C-1
FORM OF COMPLIANCE CERTIFICATE
To:    Wells Fargo Bank, National Association
333 South Grand Avenue, 12th Floor
Los Angeles, CA 90071
Attn: Loan Portfolio Manager
Re:    Compliance Certificate dated January [__], 2021
Ladies and Gentlemen:
Reference is hereby made to that certain Credit Agreement, dated as of January [__], 2021 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement"), by and among GoPro, Inc. a Delaware corporation ("Parent"), those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J1 (together with Parent, each, a "Borrower" and individually and collectively, jointly and severally, the "Borrowers"), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender" and, collectively, the "Lenders"), and Wells Fargo Bank, National Association, a national banking association ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity "Agent"). Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Credit Agreement.
Pursuant to Section 5.1 of the Credit Agreement, the undersigned officer of Parent hereby certifies as of the date hereof that:
1.    The financial information of the Loan Parties and their Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of the Loan Parties and their Subsidiaries as of the date set forth therein.
2.    Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of the Loan Parties and their Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.
3.    Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, in each case specifying the nature and period of existence thereof and what action the Loan Parties and/or their Subsidiaries have taken, are taking, or propose to take with respect thereto.
4.    Except as set forth on Schedule 3 attached hereto, the representations and warranties of the Loan Parties and their Subsidiaries set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date.
5.    At all times [since the Closing Date]/[since the delivery of the immediately preceding Compliance Certificate], each Borrower and their Subsidiaries are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 4 hereof.
6.    Pursuant to Section 5.16 of the Credit Agreement, the undersigned officer of Parent hereby certifies that Schedule 5 hereof identifies (a) all new Material Contract entered into since the delivery of the previous Compliance Certificate and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate. As of the date hereof, Borrowers have, or contemporaneously with the delivery of this Compliance Certificate will, provide Agent with copies of all Material Contracts and all material amendments or modifications to any Material Contract set forth on Schedule 5 hereof.
7.    Borrowers' Asset Coverage Ratio [was/was not] at least 1.50 to 1.00 as of the most recent Asset Coverage Ratio Test Date of _______, 2020. Schedule 6 hereof reflects the calculation of Asset Coverage Ratio as of the date of the most recent Asset Coverage Ratio Test Date.
8.    Borrowers' Qualified Cash [was/was not] at least $50,000,000 as of the most recent Asset Coverage Ratio Test Date of     , 20 . [Schedule 7 hereof reflects the calculation of Qualified Cash as of the date of the most recent Asset Coverage Ratio Test Date.].2
[Signature page follows]
2 Bracketed language to be included if Qualified Cash was not at least $50,000,000 as of the most recent Asset Coverage Ratio Test Date.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this __ day of 20__.

GOPRO, INC., a Delaware corporation, as Parent By: _____________________________________ Name: ___________________________________ Title: ____________________________________

SCHEDULE 1

Financial Information

GoPro, Inc.
Preliminary Condensed Consolidated Statement of Operations
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per share data)	2020	2019	2020	2019
Revenue	$280,507	$131,169	$534,153	$666,306
Cost of revenue	181,195	102,737	355,722	455,342
Gross profit	99,312	28,432	178,431	210,964

Operating expenses:
Research and development	37,235	34,940	104,074	111,215
Sales and marketing	34,378	48,848	112,845	148,273
General and administrative	18,845	15,842	53,686	49,909
Total operating expenses	90,458	99,630	270,605	309,397
Operating income (loss)	8,854	(71,198)	(92,174)	(98,433)
Other income (expense):
Interest expense	(5,260)	(4,623)	(14,774)	(14,032)
Other income (expense), net	955	738	462	1,503
Total other expense, net	(4,305)	(3,885)	(14,312)	(12,529)
Income (loss) before income taxes	4,549	(75,083)	(106,486)	(110,962)
Income tax expense (benefit)	1,242	(273)	4,710	(500)
Net income (loss)	$3,307	$(74,810)	$(111,196)	$(110,462)

Net income (loss) per share
Basic	$0.02	$(0.51)	$(0.75)	$(0.77)
Diluted	$0.02	$(0.51)	$(0.75)	$(0.77)

Weighted-average number of shares outstanding:
Basic	149,406	145,617	148,491	144,306
Diluted	151,849	145,617	148,491	144,306

GoPro, Inc.
Preliminary Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$146,871	$150,301
Marketable securities	—	14,847
Accounts receivable, net	107,168	200,634
Inventory	132,816	144,236
Prepaid expenses and other current assets	26,124	25,958
Total current assets	412,979	535,976
Property and equipment, net	26,455	36,539
Operating lease right-of-use assets	33,218	53,121
Intangible assets, net and goodwill	148,396	151,706
Other long-term assets	12,539	15,461
Total assets	$633,587	$792,803

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$124,996	$160,695
Accrued expenses and other current liabilities	104,026	141,790
Short-term operating lease liabilities	9,053	9,099
Deferred revenue	19,459	15,467
Total current liabilities	257,534	327,051
Long-term debt	156,782	148,810
Long-term operating lease liabilities	54,293	62,961
Other long-term liabilities	21,881	20,452
Total liabilities	490,490	559,274

Stockholders’ equity:
Common stock and additional paid-in capital	951,639	930,875
Treasury stock, at cost	(113,613)	(113,613)
Accumulated deficit	(694,929)	(583,733)
Total stockholders’ equity	143,097	233,529
Total liabilities and stockholders’ equity	$633,587	$792,803

GoPro, Inc.
Preliminary Condensed Consolidated Statement of Cash Flows
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2020	2019	2020	2019
Operating activities:
Net income (loss)	$3,307	$(74,810)	$(111,196)	$(110,462)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	4,802	6,421	15,495	19,823
Non-cash operating lease cost	749	2,210	4,907	7,599
Stock-based compensation	8,413	9,769	21,926	30,160
Deferred income taxes	(104)	110	(51)	13
Non-cash restructuring charges	1,943	—	5,242	(199)
Restructuring-related impairment	12,460	—	12,460	—
Non-cash interest expense	2,498	2,255	7,348	6,633
Other	(461)	(1,008)	738	(779)
Net changes in operating assets and liabilities	65,950	8,378	30,660	(65,483)
Net cash provided by (used in) operating activities	99,557	(46,675)	(12,471)	(112,695)

Investing activities:
Purchases of property and equipment, net	(2,397)	(4,311)	(4,560)	(6,310)
Purchases of marketable securities	—	(13,469)	—	(43,636)
Maturities of marketable securities	—	16,460	14,830	51,738
Sale of marketable securities	—	—	—	1,889
Asset acquisition	—	—	(438)	—
Net cash provided by (used in) investing activities	(2,397)	(1,320)	9,832	3,681

Financing activities:
Proceeds from issuance of common stock	1,599	1,697	3,508	5,574
Taxes paid related to net share settlement of equity awards	(2,359)	(1,801)	(4,713)	(5,798)
Proceeds from borrowings	—	—	30,000	—
Repayment of borrowings	(30,000)	—	(30,000)	—
Net cash used in financing activities	(30,760)	(104)	(1,205)	(224)
Effect of exchange rate changes on cash and cash equivalents	792	(135)	414	159
Net change in cash and cash equivalents	67,192	(48,234)	(3,430)	(109,079)
Cash and cash equivalents at beginning of period	79,679	91,250	150,301	152,095
Cash and cash equivalents at end of period	$146,871	$43,016	$146,871	$43,016

GoPro, Inc.
Condensed Consolidated Statements of Stockholders’ Equity
(unaudited)

	Common stock and additional paid-in capital		Treasury stock	Accumulated deficit	Stockholders’ equity
(in thousands)	Shares	Amount	Amount
Balances at December 31, 2018	141,067	$894,755	$(113,613)	$(569,030)	$212,112
Common stock issued under employee benefit plans, net of shares withheld for tax	3,293	3,761	—	—	3,761
Taxes paid related to net share settlements	—	(2,673)	—	—	(2,673)
Stock-based compensation expense	—	9,782	—	—	9,782
Cumulative effect of adoption of new accounting standard	—	—	—	(61)	(61)
Net loss	—	—	—	(24,365)	(24,365)
Balances at March 31, 2019	144,360	905,625	(113,613)	(593,456)	198,556
Common stock issued under employee benefit plans, net of shares withheld for tax	528	144	—	—	144
Taxes paid related to net share settlements	—	(1,324)	—	—	(1,324)
Stock-based compensation expense	—	10,606	—	—	10,606
Net loss	—	—	—	(11,287)	(11,287)
Balances at June 30, 2019	144,888	915,051	(113,613)	(604,743)	196,695
Common stock issued under employee benefit plans, net of shares withheld for tax	1,443	1,706	—	—	1,706
Taxes paid related to net share settlements	—	(1,801)	—	—	(1,801)
Stock-based compensation expense	—	9,769	—	—	9,769
Net loss	—	—	—	(74,810)	(74,810)
Balances at September 30, 2019	146,331	$924,725	$(113,613)	$(679,553)	$131,559

Balances at December 31, 2019	146,818	$930,875	$(113,613)	$(583,733)	$233,529
Common stock issued under employee benefit plans, net of shares withheld for tax	1,542	1,863	—	—	1,863
Taxes paid related to net share settlements	—	(2,003)	—	—	(2,003)
Stock-based compensation expense	—	7,637	—	—	7,637
Net loss	—	—	—	(63,528)	(63,528)
Balances at March 31, 2020	148,360	938,372	(113,613)	(647,261)	177,498
Common stock issued under employee benefit plans, net of shares withheld for tax	278	30	—	—	30
Taxes paid related to net share settlements	—	(351)	—	—	(351)
Stock-based compensation expense	—	5,876	—	—	5,876
Net loss	—	—	—	(50,975)	(50,975)
Balances at June 30, 2020	148,638	943,927	(113,613)	(698,236)	132,078
Common stock issued under employee benefit plans, net of shares withheld for tax	1,586	1,658	—	—	1,658
Taxes paid related to net share settlements	—	(2,359)	—	—	(2,359)
Stock-based compensation expense (Note 5)	—	8,413	—	—	8,413
Net income	—	—	—	3,307	3,307
Balances at September 30, 2020	150,224	$951,639	$(113,613)	$(694,929)	$143,097

GoPro, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A)
Our MD&A is provided in addition to the accompanying condensed consolidated financial statements and accompanying notes to assist readers in understanding our results of operations, financial condition and cash flows.
This MD&A is organized as follows:
•Overview. Discussion of our business and overall analysis of financial and other highlights affecting the Company in order to provide context for the remainder of MD&A.
•Results of Operations. Analysis of our financial results comparing the third quarter and first nine months of 2020 to 2019.
•Liquidity and Capital Resources. Analysis of changes in our balance sheets and cash flows, and discussion of our financial condition and potential sources of liquidity.
•Contractual Commitments. Overview of our contractual obligations, including expected payment schedules as of September 30, 2020.
•Critical Accounting Policies and Estimates. Accounting estimates that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results and forecasts.
•Non-GAAP Financial Measures. A reconciliation and discussion of our GAAP to non-GAAP financial measures.
The following discussion should be read in conjunction with our 2019 Annual Report and the condensed consolidated financial statements and notes thereto included elsewhere in this Quarterly Report on Form 10-Q of GoPro, Inc. and its subsidiaries (GoPro or we or the Company). Our MD&A contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects, product and marketing plans, or future results of operations or financial position, made in this Quarterly Report on Form 10-Q are forward-looking. To identify forward-looking statements, we may use such words as “expect,” “anticipate,” “believe,” “may,” “will,” “estimate,” “intend,” “target,” “goal,” “plan,” “likely,” “potentially,” “could,” “forecast,” or variations of such words and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their date. If any of management's assumptions prove incorrect or should unanticipated circumstances arise, the Company's actual results could materially differ from those anticipated by such forward-looking statements. The differences could be caused by a number of factors or combination of factors including, but not limited to, those factors identified and detailed in Risk Factors in Part II, Item 1A of this Quarterly Report on Form 10-Q for the quarter ended September 30, 2020. Forward-looking statements include new product offering plans and key hardware and software features, research and development plans, marketing plans, plans for international expansion and revenue growth drivers, plans to reduce operating expenses and drive profitability, including our restructuring plans and the improved efficiencies in our operations that such plans will create, the impact of COVID-19 on our business, operations, liquidity and capital resources, employees, customers, supply chain, financial results and the world economy, and the scope and duration thereof, plans to settle note conversion in cash, expectations regarding the volatility of the Company’s tax provision and resulting effective tax rate and projections of results of operations, the outcome of pending or future litigation and legal proceedings and any discussion of the trends and other factors that drive our business and future results in Item 2 Management's Discussion and Analysis of Financial Condition and Results of Operations, and other sections of this Quarterly Report on Form 10-Q including but not limited to Item 1A Risk Factors. In particular, the consequences of the COVID-19 pandemic to economic conditions and the industry in general, and the financial position and operating results of the Company in particular have been material, and changing rapidly, and cannot be predicted. Readers are strongly encouraged to consider the foregoing, including those factors when evaluating any forward-looking statements concerning the Company. The Company does not undertake any obligation to update any forward-looking statements in this Quarterly Report on Form 10-Q to reflect future events or developments.

GoPro, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
GoPro helps the world capture and share itself in immersive and exciting ways. We are committed to developing solutions that create an easy, seamless experience for consumers to capture, create, and share engaging personal content. When consumers use our products and services, they often generate and share content that organically increases awareness for GoPro, driving a virtuous cycle and a self-reinforcing demand for our products. We believe revenue growth may be driven by the introduction of new cameras, accessories, lifestyle gear, and software and subscription offerings. We believe new camera features drive a replacement cycle among existing users and attract new users, expanding our total addressable market. Our investments in image stabilization, mobile app editing and sharing solutions, modular accessories, auto-upload capabilities, local language user-interfaces and voice recognition in more than 12 languages drive the expansion of our global market.
In September 2020, we began shipping our HERO9 Black flagship camera which features a 23.6MP sensor that provides stunning 5K video, the highest resolution ever for a HERO camera, 20MP photos and HyperSmooth 3.0 video stabilization. The HERO9 Black camera also features a new front-facing display, a larger rear touch display, an extended battery life, new Power Tools, TimeWarp 3.0, SuperPhoto, live streaming, webcam mode, built-in mounting, cloud connectivity and voice control. HyperSmooth 3.0 is our most advanced stabilization ever and includes in-camera horizon leveling that keeps shots smooth and level. TimeWarp Video 3.0 features Real Speed, which allows users to slow down footage to real speed and capture audio while recording, and Half Speed, which allows users to slow down footage even more for epic slow motion. Webcam Mode enables users to connect their HERO9 Black camera to a computer with the included USB-C cable to use the camera as a 1080p high-definition wide-angle webcam. We also introduced new Power Tools including HindSight, Scheduled Capture and Duration Capture to help users capture the perfect shot. HindSight allows users to capture and save up to 30 seconds of video before the shutter button is pressed. Scheduled Capture allows users to set up their cameras to automatically capture photos or videos up to 24 hours in advance and Duration Capture allows users to set their HERO9 Black to record for a specified length of time. In addition, we introduced a Max Lens Mod accessory that brings Max HyperSmooth video stabilization and Max SuperView’s ultra wide-angle photo and video to the HERO9 Black camera. Our HERO9 Black, HERO8 Black, HERO7 Black and MAX cameras are compatible with our ecosystem of mountable and wearable accessories. GoPro subscribers can automatically upload photos and videos to their unlimited cloud storage account at 100% quality to easily access, edit, store and share their content. GoPro subscribers also have access to a camera protection plan and discounts on GoPro accessories.
In December 2019, reports of a potentially deadly virus began to surface and in March 2020, the World Health Organization (the WHO) characterized the deadly virus, now called COVID-19, as a pandemic. The extent to which the COVID-19 pandemic may impact our financial condition or results of operations remains uncertain and the effect of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial performance until future periods. In the first quarter of 2020, we temporarily closed all of our offices and required most of our employees to work remotely. These changes remain largely in effect in the third quarter of 2020 and in most locations, we plan on maintaining closed offices through the middle of 2021. At this point, the duration and impact, if any, of these and any additional operational changes we may implement is uncertain, but changes we have implemented have not affected and are not expected to affect our ability to maintain operations, including financial reporting systems, internal control over financial reporting and disclosure controls and procedures. See section Item 1A Risk Factors for further discussion of the possible impact of the COVID-19 pandemic on our business.

GoPro, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following is a summary of measures presented in our condensed consolidated financial statements and key metrics used to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions.

				% Change
(units and dollars in thousands, except per share amounts)	Q3 2020	Q2 2020	Q3 2019	Q3 2020 vs. Q2 2020	Q3 2020 vs. Q3 2019
Revenue	$280,507	$134,246	$131,169	109%	114%
Camera units shipped (1)	923	448	479	106%	93%
Gross margin (2)	35.4%	30.3%	21.7%	510 bps	1370 bps
Operating expenses	$90,458	$85,606	$99,630	6%	(9)%
Net income (loss)	$3,307	$(50,975)	$(74,810)	(106)%	(104)%
Diluted net income (loss) per share	$0.02	$(0.34)	$(0.51)	(106)%	(104)%
Cash provided by (used in) operations	$99,557	$(43,744)	$(46,675)	(328)%	(313)%

Other financial information:
Adjusted EBITDA (3)	$39,179	$(22,367)	$(52,715)	(275)%	(174)%
Non-GAAP net income (loss) (4)	$31,049	$(29,721)	$(61,265)	(204)%	(151)%
Non-GAAP diluted net income (loss) per share	$0.20	$(0.20)	$(0.42)	(200)%	(148)%
(1)     Represents the number of camera units that are shipped during a reporting period, including camera units that are shipped with drones, net of any returns. Camera units shipped does not include drones sold without a camera, mounts or accessories.
(2)    One basis point (bps) is equal to 1/100th of 1%.
(3)     We define adjusted EBITDA as net income (loss) adjusted to exclude the impact of provision for income taxes, interest income, interest expense, depreciation and amortization, point of purchase (POP) display amortization, stock-based compensation, intangible asset impairment charges, and restructuring and other costs.
(4)    We define non-GAAP net income (loss) as net income (loss) adjusted to exclude stock-based compensation, acquisition-related costs, restructuring and other costs, non-cash interest expense, gain on sale and license of intellectual property and income tax adjustments. Acquisition-related costs include the amortization of acquired intangible assets and impairment write-downs (if applicable), as well as third-party transaction costs for legal and other professional services.
Reconciliations of non-GAAP adjusted measures to the most directly comparable GAAP measures are presented under Non-GAAP Financial Measures.
Third quarter 2020 financial performance
Our third quarter of 2020 financial results reflected a strong launch of our flagship camera, HERO9 Black in September 2020, amid the COVID-19 pandemic. Comparisons of our third quarter of 2020 financial performance to the same period in 2019 were impacted by a late stage production delay resulting in the launch of HERO8 Black in the fourth quarter of 2019. Revenue for the third quarter of 2020 was $280.5 million, compared to $131.2 million in the same period in 2019, while the gross margin percentage was 35.4% in the third quarter of 2020, compared to 21.7% in the same period in 2019. In the third quarter of 2020, cameras sold with a suggested retail price equal to or greater than $300 represented 83% of our camera revenue mix compared to 77% in the same period in 2019. We shipped 923 thousand units in the third quarter of 2020, or an increase of 444 thousand units from the same period in 2019. Our average selling price (defined as total revenue divided by the number of camera units shipped) of $304, represented a 10.9% increase year-over-year primarily due to the favorable camera revenue mix. Our continued focus on cost management and the cost reductions recognized from our restructuring actions drove operating expenses down by $9.2 million, or 9.2%, year-over-year.
Net income in the third quarter of 2020 was $3.3 million, or $0.02 per share, compared to a net loss of $74.8 million, or $0.51 per share, for the same period in 2019. Adjusted EBITDA for the third quarter of 2020 was $39.2 million, compared to negative $52.7 million for the same period in 2019. We generated $67.2 million in cash and cash equivalents in the third quarter of 2020, primarily driven by working capital improvements of $66.0 million and positive adjusted EBITDA of $39.2 million, partially offset by a $30.0 million repayment of our Credit Facility.

GoPro, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Factors affecting performance
We believe that our future success will be dependent on many factors, including those further discussed below. While these areas represent opportunities for us, they also represent challenges and risks that we must successfully address in order to operate our business and improve our results of operations.
Driving profitability through improved efficiency, lower costs and better execution. We incurred operating losses in 2019, 2018 and 2017. However, our restructuring actions have significantly reduced our on-going operating expenses in 2019 and 2018 resulting in a flatter, more efficient global organization that has allowed for improved communication and better alignment among our functional teams. Primarily as a result of the impact of the COVID-19 pandemic, we took additional restructuring actions in April 2020 to further reduce our operating expenses in marketing, sales, and general and administrative functions, and to reduce our global facility footprint. Operating expense reductions related to research and development were minor in order to protect our product roadmap and innovation. Additionally, in response to the COVID-19 pandemic, we accelerated a shift in our sales channel strategy to reduce the number of distributors and retailers that we work with to focus more on direct-to-consumer sales through our e-commerce channel, GoPro.com. Revenue from GoPro.com in the three and nine months ended September 30, 2020 was a record high of $81.3 million and $166.1 million, respectively, and represented 29.0% and 31.1% of revenue, respectively. As a percentage of revenue, GoPro.com represented slightly less than we had estimated due to better than expected retail sales in the third quarter of 2020 led by strong demand of our HERO9 Black and HERO8 Black cameras. For the three and nine months ended September 30, 2020, revenue from retailers represented 71.0% and 68.9% of total revenue, respectively. If we are unable to generate adequate revenue growth, particularly in light of the impact of the COVID-19 pandemic, successfully implement our direct-to-consumer sales model, or continue to manage our expenses, we may incur significant losses in the future and may not be able to achieve profitability.
Investing in research and development and enhancing our customer experience. Our performance is significantly dependent on the investments we make in research and development, including our ability to attract and retain highly skilled and experienced research and development personnel. We expect the timing of new product releases to continue to have a significant impact on our revenue and we must continually develop and introduce innovative new cameras, mobile applications and other new offerings. We plan to further build upon our integrated mobile and cloud-based storytelling solutions, and subscription offerings. Our investments, including those for marketing and advertising, may not successfully drive increased revenue and our customers may not accept our new offerings. If we fail to innovate and enhance our brand, our products, our integrated storytelling solutions, the value proposition of our subscriptions, our market position and revenue will be adversely affected. Further, we have incurred substantial research and development expenses and if our efforts are not successful, we may not recover the value of these investments.
Improving Profitability. We believe that shifting the way we sell, and focusing on growing our direct-to-consumer sales will accelerate our ability to achieve profitability due to an improved margin structure and lower operating expenses to support this shift in channel, particularly in light of the impact of the COVID-19 pandemic. While our total addressable market may decrease as a result of this shift toward direct sales, we believe we can reach profitability with lower overall unit sales. In light of this shift, we continue to believe that international markets represent a significant opportunity to achieve profitability. While the total market for digital cameras has continued to decline as smartphone and tablet camera quality has improved, we continue to believe that our consumers’ differentiated use of GoPro cameras, our integrated storytelling solutions, our continued innovation of product features desired by our users, and our brand, all help support our business from many of the negative trends facing this market. However, we expect that the markets in which we conduct our business will remain highly competitive as we face new product introductions from competitors. We will continue to leverage the brand recognition of our Company to increase our global presence through GoPro.com with the active promotion of our brand, the expansion of localized products in international markets with region-specific marketing, and an investment focus on the biggest opportunities.
Our profitability also depends on expanding our subscription service offerings. If we are not successful in our shift to a direct-to-consumer sales model and expanding our product offerings, including our subscription offerings and an increase in paid subscribers, we might not be able to become profitable and we may not recognize benefits from our investment in new areas.

GoPro, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Marketing the improved GoPro experience. As a result of the impact of the COVID-19 pandemic on our business, we have reduced our marketing budget to reflect the appropriate levels of support for our shift to a direct-to-consumer model. We intend to focus our marketing resources to increase traffic and improve the consumer experience on GoPro.com, and improve brand recognition within certain retailers and distributors. Historically, our growth has largely been fueled by the adoption of our products by active capturers — people looking to self-capture images of themselves participating in exciting physical activities. Our goal of becoming profitable depends on continuing to reach, expand and re-engage with this core user base in alignment with our strategic priorities. Sales and marketing investments will often occur in advance of any sales benefits from these activities, and it may be difficult for us to determine if we are efficiently allocating our resources in this area.
Seasonality. Historically, we have experienced the highest levels of revenue in the fourth quarter of the year, coinciding with the holiday shopping season, particularly in the United States and Europe. While we have implemented operational changes aimed at reducing the impact of fourth quarter seasonality on full year performance, timely and effective product introductions and forecasting, whether just prior to the holiday season or otherwise, are critical to our operations and financial performance.

Results of Operations
The following table sets forth the components of our Condensed Consolidated Statements of Operations for each of the periods presented, and each component as a percentage of revenue:

	Three months ended September 30,				Nine months ended September 30,
(dollars in thousands)	2020		2019		2020		2019
Revenue	$280,507	100%	$131,169	100%	$534,153	100%	$666,306	100%
Cost of revenue	181,195	65	102,737	78	355,722	67	455,342	68
Gross profit	99,312	35	28,432	22	178,431	33	210,964	32
Operating expenses:
Research and development	37,235	13	34,940	27	104,074	19	111,215	17
Sales and marketing	34,378	12	48,848	37	112,845	21	148,273	22
General and administrative	18,845	7	15,842	12	53,686	10	49,909	7
Total operating expenses	90,458	32	99,630	76	270,605	50	309,397	46
Operating income (loss)	8,854	3	(71,198)	(54)	(92,174)	(17)	(98,433)	(14)
Other income (expense):
Interest expense	(5,260)	(2)	(4,623)	(4)	(14,774)	(3)	(14,032)	(2)
Other income, net	955	—	738	1	462	—	1,503	—
Total other expense, net	(4,305)	(2)	(3,885)	(3)	(14,312)	(3)	(12,529)	(2)
Income (loss) before income taxes	4,549	1	(75,083)	(57)	(106,486)	(20)	(110,962)	(16)
Income tax expense (benefit)	1,242	—	(273)	—	4,710	1	(500)	—
Net income (loss)	$3,307	1%	$(74,810)	(57)%	$(111,196)	(21)%	$(110,462)	(16)%

GoPro, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Revenue

(camera units and dollars in thousands, except average selling price)	Three months ended September 30,			Nine months ended September 30,
	2020	2019	% Change	2020	2019	% Change
Camera units shipped	923	479	93%	1,712	2,403	(29)%

Average selling price	$304	$274	11	$312	$277	13

GoPro.com	$81,331	$23,364	248	$166,125	$80,039	108
Percentage of revenue	29.0%	17.8%		31.1%	12.0%
Retail	$199,176	$107,805	85	$368,028	$586,267	(37)
Percentage of revenue	71.0%	82.2%		68.9%	88.0%
Total revenue	$280,507	$131,169	114%	$534,153	$666,306	(20)%

Americas	$157,720	$60,409	161%	$297,607	$311,750	(5)%
Percentage of revenue	56.2%	46.0%		55.7%	46.8%
Europe, Middle East and Africa (EMEA)	$64,563	$49,387	31	$129,191	$203,146	(36)
Percentage of revenue	23.0%	37.7%		24.2%	30.5%
Asia and Pacific (APAC)	$58,224	$21,373	172	$107,355	$151,410	(29)
Percentage of revenue	20.8%	16.3%		20.1%	22.7%
Total revenue	$280,507	$131,169	114%	$534,153	$666,306	(20)%
Revenue of $280.5 million in the third quarter of 2020 increased from $131.2 million for the same period in 2019, primarily driven by the strong launch of our flagship camera, HERO9 Black, in September 2020 and increased demand for our HERO8 Black camera, amid the COVID-19 pandemic. The year-over-year increase was also attributable to a late stage production delay of the HERO8 Black camera, which pushed shipments from the third quarter of 2019 to the fourth quarter of 2019. As a result, camera units shipped and revenue for the third quarter of 2020 exceeded camera units shipped and revenue for the third quarter of 2019. We shipped 923 thousand camera units in the third quarter of 2020, compared to 479 thousand camera units for the same period in 2019. Our average selling price in the third quarter of 2020 was $304, or an increase of 11%, compared to the same period in 2019. The increase in our average selling price was primarily driven by cameras sold with a suggested retail price equal to or greater than $300, which represented 83% of our camera revenue mix in the third quarter of 2020. Average selling price is defined as total revenue divided by the number of camera units shipped.
Revenue of $534.2 million in the first nine months of 2020 decreased from $666.3 million for the same period in 2019. The COVID-19 pandemic, which began surfacing in December 2019, unfavorably impacted the first half of 2020. As a result of the COVID-19 pandemic, we accelerated a shift in our sales channel strategy to focus on direct-to-consumer sales through GoPro.com. Revenue in the third quarter improved significantly primarily due to the strong launch of our flagship camera, HERO9 Black and increased demand of our HERO8 Black camera at retail and on GoPro.com. We shipped 1.7 million camera units in the first nine months of 2020, compared to 2.4 million camera units for the same period in 2019. Our average selling price in the first nine months of 2020 was $312, or an increase of 13%, compared to the same period in 2019. The increase in our average selling price was primarily driven by cameras sold with a suggested retail price equal to or greater than $300, which represented 87% of our camera revenue mix in the first nine months of 2020.
Revenue from GoPro.com grew to 29% and 31% of total revenue in the third quarter and first nine months of 2020, respectively, from 18% and 12% in the same respective periods in 2019, as a result of shifting to a direct-to-consumer sales strategy.

GoPro, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Cost of revenue and gross margin

	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands)	2020	2019	% Change	2020	2019	% Change
Cost of revenue	$178,953	$100,426	78%	$349,402	$447,851	(22)%
Stock-based compensation	340	448	(24)	1,175	1,483	(21)
Acquisition-related costs	964	1,863	(48)	3,875	5,954	(35)
Restructuring costs	938	—	100	1,270	54	2,252
Total cost of revenue	$181,195	$102,737	76%	$355,722	$455,342	(22)%
Gross margin	35.4%	21.7%		33.4%	31.7%
Gross margin of 35.4% in the third quarter of 2020 increased from 21.7% in the same period of 2019, or 1,370 bps, primarily due to a favorable product sales mix, 1,152 bps, lower operational costs, 840 bps, and less sales incentives, 488 bps, partially offset by higher average camera costs, (1,097) bps.
Gross margin of 33.4% in the first nine months of 2020 increased from 31.7% in the same period of 2019, or 170 bps, primarily due to a favorable product sales mix, 776 bps, partially offset by higher operational expenses, (303) bps, higher average camera costs, (222) bps, and higher sales incentives, (110) bps.
Research and development

	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands)	2020	2019	% Change	2020	2019	% Change
Research and development	$27,755	$30,433	(9)%	$86,009	$96,591	(11)%
Stock-based compensation	3,597	4,507	(20)	9,682	14,068	(31)
Restructuring costs	5,883	—	100	8,383	556	1,408
Total research and development	$37,235	$34,940	7%	$104,074	$111,215	(6)%
Percentage of revenue	13.3%	26.6%		19.5%	16.7%
The year-over-year increase of $2.3 million, or 7%, in total research and development expense in the third quarter of 2020 compared to the same period in 2019 reflected a $5.9 million increase in restructuring costs, and a $1.6 million increase in consulting and professional services costs, partially offset by a $3.1 million decrease in cash-based personnel-related costs due to a reduction in global research and development headcount, a $0.9 million decrease in depreciation and other supporting overhead expenses, a $0.9 million decrease in stock-based compensation and a $0.5 million decrease in travel related expenses.
The year-over-year decrease of $7.1 million, or 6%, in total research and development expense in the first nine months of 2020 compared to the same period in 2019 reflected a $6.6 million decrease in cash-based personnel-related costs due to a reduction in global research and development headcount, a $4.4 million decrease in stock-based compensation, a $2.5 million decrease in depreciation and other supporting overhead expenses, and a $1.4 million decrease in travel related expenses, partially offset by an $7.8 million increase in restructuring costs.
Sales and marketing

	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands)	2020	2019	% Change	2020	2019	% Change
Sales and marketing	$28,803	$46,764	(38)%	$97,549	$141,441	(31)%
Stock-based compensation	1,601	2,084	(23)	4,107	6,518	(37)
Restructuring costs	3,974	—	100	11,189	314	3,463
Total sales and marketing	$34,378	$48,848	(30)%	$112,845	$148,273	(24)%
Percentage of revenue	12.3%	37.2%		21.1%	22.3%

GoPro, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The year-over-year decrease of $14.5 million, or 30%, in total sales and marketing expenses in the third quarter of 2020 compared to the same period in 2019 reflected a $10.8 million decrease in overall advertising and marketing expenses attributable to reduced online campaigns and sponsorships, a $4.8 million decrease in cash-based personnel-related costs due to a reduction in global sales and marketing headcount, a $0.8 million decrease in allocated facilities, depreciation and other supporting overhead expenses, a $0.8 million decrease in travel related expenses, a $0.7 million decrease in consulting and professional services costs, and a $0.5 million decrease in stock-based compensation, partially offset by a $4.0 million increase in restructuring costs.
The year-over-year decrease of $35.4 million, or 24%, in total sales and marketing expenses in the first nine months of 2020 compared to the same period in 2019 reflected a $32.0 million decrease in overall advertising and marketing expenses attributable to reduced online campaigns, sponsorships and marketing events, a $9.4 million decrease in cash-based personnel-related costs due to a reduction in global sales and marketing headcount, a $2.6 million decrease in travel related expenses, a $2.4 million decrease in stock-based compensation, and a $2.1 million decrease allocated facilities, depreciation and other supporting overhead expenses, partially offset by an $10.8 million increase in restructuring costs and a $2.5 million increase in consulting and professional services costs.
General and administrative

	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands)	2020	2019	% Change	2020	2019	% Change
General and administrative	$11,550	$13,112	(12)%	$41,064	$41,317	(1)%
Stock-based compensation	2,875	2,730	5	6,962	8,091	(14)
Restructuring costs	4,420	—	100	5,660	501	1,030
Total general and administrative	$18,845	$15,842	19%	$53,686	$49,909	8%
Percentage of revenue	6.7%	12.1%		10.1%	7.5%
The year-over-year increase of $3.0 million, or 19%, in total general and administrative expenses in the third quarter of 2020 compared to the same period in 2019 reflected a $4.4 million increase in restructuring costs and a $1.3 million increase in legal and professional services costs, partially offset by a $1.3 million decrease in cash-based personnel-related costs due to a reduction in global general and administrative headcount, $0.7 million decrease in bad debt expense, a $0.5 million decrease in allocated facilities and other supporting overhead expenses and a $0.2 million decrease in travel related expenses.
The year-over-year increase of $3.8 million, or 8%, in total general and administrative expenses in the first nine months of 2020 compared to the same period in 2019 reflected a $5.7 million increase in legal and professional services costs and a $5.2 million increase in restructuring charges, partially offset by a $3.0 million decrease in cash-based personnel-related costs due to a reduction in global general and administrative headcount, a $1.6 million decrease in allocated facilities and other supporting overhead expenses, a $1.1 million decrease in stock-based compensation, a $1.0 million lease termination fee recorded in 2019 and a $0.5 million decrease in travel related expenses.

GoPro, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Restructuring costs
Second quarter 2020 restructuring plan. On April 14, 2020, we approved a restructuring plan that provided for a reduction of our global workforce by approximately 20% and the consolidation of certain leased office facilities. Under the second quarter 2020 restructuring plan, we recorded restructuring charges of $26.6 million, including a $12.5 million right-of-use asset impairment primarily related to our headquarter campus, $7.8 million related to severance, and $6.3 million related to accelerated depreciation and other charges.
We ceased using a portion of our headquarters campus in the third quarter of 2020 as part of the second quarter 2020 restructuring plan and impaired a part of the carrying value of the related right-of-use asset to its estimated fair value using the discounted future cash flows method. The discounted future cash flows were determined based on future sublease rental rates, future sublease market conditions and a discount rate based on the weighted-average cost of capital. Based on the results of our assessment, we recognized a $12.3 million impairment, which was recorded as a restructuring expense, primarily in the operating expense financial statement line items in the Condensed Consolidated Statements of Operations.
First quarter 2017 restructuring plan. On March 15, 2017, we approved a restructuring plan that provided for a reduction of our workforce by approximately 17% and the consolidation of certain leased office facilities. Under the first quarter 2017 restructuring plan, we recorded restructuring charges of $23.1 million, including $10.3 million related to severance and $12.8 million related to accelerated depreciation and other charges. The actions associated with the first quarter 2017 restructuring plan were substantially completed by the fourth quarter of 2017.
See Note 10 Restructuring charges, to the Notes to Condensed Consolidated Financial Statements.
Other income (expense)

	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands)	2020	2019	% Change	2020	2019	% Change
Interest expense	$(5,260)	$(4,623)	14%	$(14,774)	$(14,032)	5%
Other income, net	955	738	29	462	1,503	(69)
Total other expense, net	$(4,305)	$(3,885)	11%	$(14,312)	$(12,529)	14%
Total other expense, net, increased $0.4 million in the third quarter of 2020, compared to the same period in 2019, primarily due to a $0.4 million increase in interest expense related to our draw on our Credit Facility in 2020.
Total other expense, net, increased $1.8 million in the first nine months of 2020, compared to the same period in 2019, primarily due to a $1.0 million decrease in interest income from to less investment activity in 2020 and a $0.7 million increase in amortization of the Convertible Senior Notes debt discount.
Income taxes

	Three months ended September 30,			Nine months ended September 30,
(dollars in thousands)	2020	2019	% Change	2020	2019	% Change
Income tax expense (benefit)	$1,242	$(273)	(555)%	$4,710	$(500)	(1,042)%
Effective tax rate	27.3%	0.4%		(4.4)%	0.5%
We recorded an income tax expense of $1.2 million for the three months ended September 30, 2020 on a pre-tax net income of $4.5 million, which resulted in an effective tax rate of 27.3%. Our income tax expense was composed of $1.5 million of tax expense incurred on a pre-tax income, and discrete items that primarily included $0.3 million of net non-deductible equity tax expense for employee stock-based compensation, partially offset by a $3.5 million tax benefit related to restructuring charges, a $0.3 million tax benefit related to foreign provision to return adjustments and other items, and a net increase in the valuation allowance of $3.2 million. We recorded an income tax expense of $4.7 million for the nine months ended September 30, 2020 on a pre-tax net loss of $106.5 million, which resulted in a negative effective tax rate of 4.4%. Our income tax expense was composed of $4.4 million of tax expense incurred on pre-tax income, and discrete items that primarily included $2.1 million of

GoPro, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
net non-deductible equity tax expense for employee stock-based compensation, $2.6 million of tax expense relating to a reduction in deferred tax assets due to the treatment of stock-based compensation as a result of the Altera Corp. vs. Commissioner decision by the Ninth Circuit Court of appeals and $0.5 million of tax expense relating to certain states and foreign jurisdiction reserves, partially offset by a $5.9 million tax benefit related to restructuring charges, a $0.2 million tax benefit related to foreign provision to return adjustments and other items, and a net increase in the valuation allowance of $1.3 million.
On June 22, 2020, the United States Supreme Court declined a Writ of Certiorari in the case of Altera Corp. vs. Commissioner challenging a decision by the Ninth Circuit Court of appeals (which itself reversed a previous decision of the United States Tax Court) holding that the United States Treasury Department’s regulations requiring the inclusion of stock-based compensation expense in a taxpayer’s cost sharing calculations were valid. Our condensed consolidated financial statements have been prepared consistent with this outcome and reflect adjustments to deferred tax assets as a result of this development.
See Note 7 Income taxes, to the Notes to Condensed Consolidated Financial Statements for additional information.

Liquidity and Capital Resources
The following table presents selected financial information as of September 30, 2020 and December 31, 2019:

(dollars in thousands)	September 30, 2020	December 31, 2019
Cash and cash equivalents	$146,871	$150,301
Marketable securities	—	14,847
Total cash, cash equivalents and marketable securities	$146,871	$165,148
Percentage of total assets	23%	21%
Our primary source of cash is receipts from sales of our products and services. Other sources of cash are from proceeds from employee participation in the employee stock purchase plan, the exercise of employee stock options, tax refunds and facility subleases. The primary uses of cash are for inventory procurement, payroll-related expenses, general operating expenses, including advertising, marketing and office rent, purchases of property and equipment and other costs of revenue.
As of September 30, 2020, our cash, cash equivalents and marketable securities totaled $146.9 million. The overall cash used in operations of $12.5 million in the nine months ended September 30, 2020 was primarily due to a net loss of $111.2 million and changes in working capital of $30.7 million, partially offset by non-cash expenses of $68.1 million. Working capital changes for the nine months ended September 30, 2020 were the result of a decrease in accounts receivable of $93.2 million and inventory of $11.4 million, partially offset by an increase in accounts payable and other liabilities of $81.3 million. As of September 30, 2020, $13.4 million of cash was held by our foreign subsidiaries.
Convertible Notes
In April 2017, we issued $175.0 million aggregate principal amount of 3.50% Convertible Senior Notes in a private placement to purchasers for resale to qualified institutional buyers. The Notes mature on April 15, 2022, unless earlier repurchased or converted into shares of Class A common stock subject to certain conditions. The Notes are convertible into cash, shares of the Class A common stock, or a combination thereof, at our election, at an initial conversion rate of 94.0071 shares of common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $10.64 per share of common stock, subject to adjustment. We pay interest on the Notes semi-annually in arrears on April 15 and October 15 of each year. Proceeds received from the issuance of the Notes were allocated between a liability component (long-term debt) and an equity component (additional paid-in capital). The fair value of the liability component was measured using rates determined for similar debt instruments without a conversion feature.

GoPro, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
In connection with the Notes offering, we entered into a prepaid forward stock repurchase transaction agreement (Prepaid Forward) with a financial institution. Pursuant to the Prepaid Forward, we used approximately $78.0 million of the proceeds from the offering of the Notes to pay the prepayment amount. The aggregate number of shares of our Class A common stock underlying the Prepaid Forward is approximately 9.2 million shares. The expiration date for the Prepaid Forward is April 15, 2022, although it may be settled earlier in whole or in part. Upon settlement of the Prepaid Forward, at expiration or upon any early settlement, the forward counterparty will deliver to us the number of shares of Class A common stock underlying the Prepaid Forward or the portion thereof being settled early. The shares purchased under the Prepaid Forward were treated as treasury stock on the Condensed Consolidated Balance Sheets (and not outstanding for purposes of the calculation of basic and diluted income (loss) per share), but remain outstanding for corporate law purposes, including for purposes of any future stockholders’ votes, until the forward counterparty delivers the shares underlying the Prepaid Forward to us. The net proceeds from the Convertible Senior Notes offering of approximately $91 million were used for general corporate purposes.
On October 22, 2020, 8.8 million shares of common stock underlying the Prepaid Forward entered into as part of our Convertible Notes were early settled and delivered to us. The remaining 0.4 million shares of common stock under the Prepaid Forward will continue to be treated as treasury stock on the Condensed Consolidated Balance Sheets until the financial institution delivers the remaining underlying shares to us. There was no financial statement impact due to the return of shares, however shares outstanding for corporate law purposes will be reduced by the early settlement.
Liquidity
The COVID-19 pandemic negatively impacted our financial results in the first nine months of 2020, and as a result, we took several actions to maximize liquidity, including the acceleration of a shift in our sales channel strategy to reduce the number of distributors and retailers that we work with to focus more on direct-to-consumer sales through GoPro.com, reducing our marketing expenses to reflect the appropriate levels of support for our shift to a direct-to-consumer model, and announced a restructuring plan in April 2020, which included a reduction in our global workforce by approximately 20% and reductions in leased facilities. These actions impacted our financial results beginning in the second quarter of 2020. With a more direct-to-consumer sales channel strategy, we expect to increase sales from GoPro.com relative to total revenue. Historically, sales from GoPro.com have had a higher gross margin structure than sales through retailers. We expect these actions to accelerate our ability to achieve profitability and continue to reduce operating expenses. Based on our most current projections which incorporate these actions, we believe that our cash, cash equivalents and marketable securities will be sufficient to address our working capital needs, capital expenditures, outstanding commitments and other liquidity requirements for at least one year from the issuance of these financial statements.
In the future, we may require additional financing to respond to business opportunities, challenges or unforeseen circumstances. If we are unable to obtain adequate debt or equity financing when we require it or on terms acceptable to us, especially in light of the market volatility and uncertainty as a result of the COVID-19 pandemic, our ability to grow or support our business, repay debt and respond to business challenges could be significantly limited. Although we believe we have adequate sources of liquidity over the long term, the success of our operations and the global economic outlook, in each case, in light of the market volatility and uncertainty as a result of the COVID-19 pandemic, among other factors, could impact our business and liquidity.
Summary of Cash Flow
The following table summarizes our cash flows for the periods indicated:

	Nine months ended September 30,
(in thousands)	2020	2019	% Change
Net cash provided by (used in):
Operating activities	$(12,471)	$(112,695)	(89)
Investing activities	$9,832	$3,681	167
Financing activities	$(1,205)	$(224)	438

GoPro, Inc.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Cash flows from operating activities
Cash used in operating activities of $12.5 million for the nine months ended September 30, 2020 was primarily attributable to a net loss of $111.2 million, partially offset by non-cash expenses of $68.1 million and a net cash inflow of $30.7 million from changes in operating assets and liabilities. Cash inflows related to operating assets and liabilities consisted primarily of a decrease in accounts receivable of $93.2 million and inventory of $11.4 million, partially offset by an increase in accounts payable and other liabilities of $81.3 million.
Cash flows from investing activities
Our primary investing activities for the nine months ended September 30, 2020 consisted of maturities of marketable securities, and purchases of property and equipment. Cash provided by investing activities was $9.8 million resulting from maturities of marketable securities of $14.8 million, partially offset by net purchases of property and equipment of $4.6 million.
Cash flows from financing activities
Our primary financing activities for the nine months ended September 30, 2020 consisted of short-term borrowings and the issuance of equity securities under our common stock plans. Cash used by financing activities was $1.2 million for the nine months ended September 30, 2020, resulting from $4.7 million in tax payments for net RSU settlements, partially offset by $3.5 million received from stock purchases made through our employee stock purchase plan and employee stock option exercises.
Off-balance sheet arrangements
During the periods presented, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Contractual Obligations
See Note 4 Financing Arrangements, for a discussion regarding our Convertible Senior Notes and Note 8 Commitments, contingencies and guarantees, for a discussion regarding facility leases and other contractual commitments in the Notes to Condensed Consolidated Financial Statements.
There have been no material changes to our contractual obligations and commitments disclosed in our 2019 Annual Report.
Critical Accounting Policies and Estimates
There have been no material changes to our critical accounting policies and estimates from those disclosed in our 2019 Annual Report.

Non-GAAP Financial Measures
We report net income (loss) and diluted net income (loss) per share in accordance with United States generally accepted accounting principles (GAAP) and on a non-GAAP basis. Additionally, we report non-GAAP adjusted EBITDA. We use non-GAAP financial measures to help us understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short-term and long-term operational plans. Our management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing our operating results. These non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the measures prepared in accordance with GAAP, and are not based on any comprehensive set of accounting rules or principles. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:
•the comparability of our on-going operating results over the periods presented;
•the ability to identify trends in our underlying business; and
•the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.
These non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Some of these limitations are:
•adjusted EBITDA does not reflect tax payments that reduce cash available to us;
•adjusted EBITDA excludes depreciation and amortization and, although these are non-cash charges, the property and equipment being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash capital expenditure requirements for such replacements;
•adjusted EBITDA excludes the amortization of point of purchase (POP) display assets because it is a non-cash charge, and is treated similarly to depreciation of property and equipment and amortization of acquired intangible assets;
•adjusted EBITDA and non-GAAP net income (loss) exclude the impairment of intangible assets because it is a non-cash charge that is inconsistent in amount and frequency;
•adjusted EBITDA and non-GAAP net income (loss) exclude restructuring and other related costs which primarily include severance-related costs, stock-based compensation expenses, facilities consolidation charges recorded in connection with restructuring actions announced in the fourth quarter of 2016, first quarter of 2017, first quarter of 2018 and second quarter of 2020, and the related ongoing operating lease cost of those facilities recorded under ASC 842. These expenses do not reflect expected future operating expenses and do not contribute to a meaningful evaluation of current operating performance or comparisons to the operating performance in other periods;
•adjusted EBITDA and non-GAAP net income (loss) exclude stock-based compensation expense related to equity awards granted primarily to our workforce. We exclude stock-based compensation expense because we believe that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance. In particular, we note that companies calculate stock-based compensation expense for the variety of award types that they employ using different valuation methodologies and subjective assumptions. These non-cash charges are not factored into our internal evaluation of net income (loss) as we believe their inclusion would hinder our ability to assess core operational performance;
•non-GAAP net income (loss) excludes acquisition-related costs including the amortization of acquired intangible assets (primarily consisting of acquired technology), the impairment of acquired intangible assets (if applicable), as well as third-party transaction costs incurred for legal and other professional services. These costs are not factored into our evaluation of potential acquisitions, or of our performance after completion of the acquisitions, because these costs are not related to our core operating performance or reflective of ongoing operating results in the period, and the frequency and amount of such costs are inconsistent and vary significantly based on the timing and magnitude of our acquisition transactions and the maturities of the businesses being acquired. Although we exclude the amortization of acquired intangible assets from our non-GAAP net income (loss), management believes that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation;
•non-GAAP net income (loss) excludes non-cash interest expense. In connection with the issuance of the Convertible Senior Notes in April 2017, we are required to recognize non-cash interest expense in accordance with the authoritative accounting guidance for convertible debt that may be settled in cash;
•non-GAAP net income (loss) excludes a gain on the sale and license of intellectual property. This gain is not related to our core operating performance or reflective of ongoing operating results in the period, and the frequency and amount of such gains are inconsistent;
•non-GAAP net income (loss) includes income tax adjustments. We utilize a cash-based non-GAAP tax expense approach (based upon expected annual cash payments for income taxes) for evaluating operating performance as well as for planning and forecasting purposes. This non-GAAP tax approach eliminates the effects of period specific items, which can vary in size and frequency and does not necessarily reflect our long-term operations. Historically, we computed a non-GAAP tax rate based on non-GAAP pre-tax income on a quarterly basis, which considered the income tax effects of the adjustments above; and
•other companies may calculate these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.
The following table presents a reconciliation of net income (loss) to adjusted EBITDA:

	Three months ended
(in thousands)	September 30, 2020	June 30, 2020	September 30, 2019
Net income (loss)	$3,307	$(50,975)	$(74,810)
Income tax expense (benefit)	1,242	1,069	(273)
Interest expense, net	5,241	4,629	4,278
Depreciation and amortization	4,802	4,711	6,421
POP display amortization	959	972	1,900
Stock-based compensation	8,413	5,876	9,769
Restructuring and other costs	15,215	11,351	—
Adjusted EBITDA	$39,179	$(22,367)	$(52,715)

The following table presents a reconciliation of net income (loss) to non-GAAP net income (loss):

	Three months ended
(in thousands, except per share data)	September 30, 2020	June 30, 2020	September 30, 2019
Net income (loss)	$3,307	$(50,975)	$(74,810)
Stock-based compensation	8,413	5,876	9,769
Acquisition-related costs	964	1,024	1,863
Restructuring and other costs	15,215	11,351	—
Non-cash interest expense	2,498	2,477	2,255
Income tax adjustments	652	526	(342)
Non-GAAP net income (loss)	$31,049	$(29,721)	$(61,265)
Non-GAAP diluted net income (loss) per share	$0.20	$(0.20)	$(0.42)

GAAP and non-GAAP shares for diluted net income (loss) per share	151,849	148,497	145,617

SCHEDULE 2

Default or Event of Default

None.

SCHEDULE 3

Representations and Warranties

None.

SCHEDULE 4

Financial Covenants

1.    [Liquidity3
    Loan Parties' and their Subsidiaries' Liquidity [was/was not] at least $55,000,000, of which at least $40,000,000 [was/was not] attributable to Qualified Cash) at all times during the fiscal quarter period ending ______________, 20__, as required by Section 7 of the Credit Agreement.]
2.    [Excess Availability4
    Loan Parties' and their Subsidiaries' Availability [was/was not] at least $10,000,000 at all times during the fiscal quarter period ending _________, 20__, as required by Section 7 of the Credit Agreement.]

3 [To be included prior to the commencement of the Borrowing Base Testing Period]
4 [To be included during the Borrowing Base Testing Period]

SCHEDULE 5

Material Contracts
(a)    Material Contracts

None.

(b)    Material Amendments and Modifications to Material Contracts

None.

SCHEDULE 6

Calculation of Asset Coverage Ratio

As of the most recent Asset Coverage Ratio Test Date of September 30, 2020:

A. The sum of:
(i) Qualified Cash as of such date, equal to the sum of:	$____________
(ii) The product of:
(a) 50%; times	50%
(b) the Net Book Value of Accounts of Borrowers owing by Account Debtors (excluding Best Buy) as of such date;	$____________
(iii) The product of:
(a) 25%; times	25%
(b) the sum of:
(1) the Net Book Value of Finished Goods Inventory as of such date; plus	$____________
(2) the Net Book Value of Bulk Camera Inventory as of such date;	$____________
Result of Item A:	$____________
B. Maximum Revolver Amount as of such date:	$____________
Asset Coverage Ratio: The ratio of item A to item B:	[_____]:1.00

SCHEDULE 7

[Qualified Cash]5
[As of the most recent Asset Coverage Ratio Test Date of ______________, 20__, Qualified Cash held in each investment category is set forth in the table below:

Investment Category	Applicable Percentage	Qualified Cash in Category (after application of Applicable Percentage)
US Government Obligations
US Treasuries ≤ 5 Years to maturity	90%
US Treasuries > 5 Years to maturity	80%
Money Market Funds
Cash held in Brokerage Account	100%
Certificate of Deposit (Wells Fargo)	100%
Certificate of Deposit (Non-Wells Fargo)	85%
Commercial Paper	80%
Investment Grade Corporate Debt
Commercial Paper / Note / Bonds ≤ 5 Years to maturity	80%
Commercial Paper / Note / Bonds > 5 Years to maturity	70%
Municipal Debt
Notes / Bonds	80%
Variable-Rate Demand Notes	0%
]

5 Schedule 7 to be included if Qualified Cash was not at least $50,000,000 as of the most recent Asset Coverage Ratio Test Date.

EXHIBIT C-2
FORM OF CREDIT CARD PROCESSOR LETTER
____________, 20__
[Insert credit card issuer/processor notice information]
[_______________]
[_______________]
Attention: [_______________]

Re:    GoPro, Inc., a Delaware corporation ("Customer").
Ladies and Gentlemen:
[Credit Card Issuer/Processor] and/or its affiliates (collectively, "Processor") have entered into arrangements pursuant to which Processor acts as the credit card processing service provider with respect to certain credit card and debit card sales by Customer and makes payments to Customer in respect of such sales processed by Processor, as set forth in the [insert applicable processing agreement], a copy of which is attached hereto as Exhibit A (together with any amendment, modification, replacement or substitution thereto or thereof, the "Card Processing Agreement")
Customer and certain of its affiliates (collectively, the "Borrowers") have entered into a Credit Agreement, dated as of January 22, 2021 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement") with the lenders party thereto (collectively, the "Lenders") and Wells Fargo Bank, National Association, as administrative agent (in such capacity, herein the "Agent") for the benefit of the Lenders, pursuant to which the Lenders have agreed to make certain financial accommodations available to the Borrowers from time to time pursuant to the terms and conditions thereof. Capitalized terms used in this letter agreement but not specifically defined herein shall have the meanings ascribed to them in the Credit Agreement.
In order to induce Agent and the Lenders to enter into the Credit Agreement and the other Loan Documents and to make financial accommodations to the Borrowers as provided for therein, the Borrowers have agreed to grant to Agent, for its benefit and the benefit of the Lenders, a continuing security interest in and to, among other things, all of the Borrowers' right, title and interest in and to all present and future assets of the Borrowers, including, without limitation, all accounts, inventory, contract rights, general intangibles, documents, instruments, chattel paper, deposit and other bank accounts, securities accounts, and proceeds of the foregoing, and including Customer's credit card receivables pursuant to the Card Processing Agreement (collectively, the "Collateral").
Accordingly, Processor hereby agrees with Customer and Agent as follows:
1.     Notwithstanding anything to the contrary contained in the Card Processing Agreement or any prior instructions to Processor, unless and until Processor receives written instructions from Agent to the contrary, effective immediately, Customer irrevocably authorizes Processor to, and Processor hereby agrees to, (i) follow any instructions hereafter given to Processor by Agent from time to time with respect to the amounts payable by Processor to Customer, and (ii) make all payments due to Customer under the Card Processing Agreement (including with respect to all merchant account numbers from time to time thereunder) to the following bank account (the "Settlement Account") by ACH or wire transfer no less frequently than each Business Day:

Bank Name:	[______________]
ABA No.:	[______________]
Account No.:	[______________]
Account Name:	[______________]
Swift Code:	[______________]
All debits for chargebacks, fees, adjustments, and reserves arising under or related to the Card Processing Agreement shall be made in accordance with the provisions thereof, except that the Processor shall not debit the Settlement Account for any such items and Agent shall not be liable to repay to the Processor any amount received hereunder by Agent from Processor.
2.     In the event Processor at any time receives any other instructions from Agent with respect to the disposition of amounts payable by or through Processor to Customer pursuant to the Card Processing Agreement or otherwise, Processor is hereby irrevocably authorized and directed, and Processor hereby agrees, to follow such instructions, without inquiry as to Agent’s right or authority to give such instructions and without any further consent of Customer. Any such account designated by Agent shall also be deemed a “Settlement Account”. Customer hereby acknowledges that as of the date hereof Customer has consented that the Settlement Account will be subject to the control of Agent.
3.     Processor acknowledges notice of Agent's security interests in the Collateral and Processor consents to such security interests to the extent, if any, required by the Card Processing Agreement or otherwise. This letter agreement is an authenticated notification delivered to an account debtor pursuant to sections 9-607(a) and 9-406(a) of the Uniform Commercial Code of California.
4.    Processor agrees that, whenever Processor sends Customer a notice of default, termination, or non-renewal under the Card Processing Agreement or any notice of Processor's intent to cease or suspend payments to Customer, Processor will also send a copy thereof to Agent at the same time at: Wells Fargo Bank, National Association, as Agent, 333 South Grand Avenue, 12th Floor, Los Angeles, California 90071, Attention: Loan Portfolio Manager–GoPro, Inc.
5.     Other than with respect to instructions given by Agent with respect to the disposition of amounts payable by or through Processor to Customer as set forth in Paragraph 2 above, this letter agreement cannot be changed, modified, or terminated, except by written agreement signed by Agent and Customer. Customer agrees not to give, and Processor agrees not to honor, any instructions regarding the payment of amounts due from Processor to Customer without Agent's prior consent. In the event of any conflict between the terms of this letter agreement and the Card Processing Agreement, this letter agreement shall control.
6.     This letter agreement shall be binding upon any of Processor's successors or assigns under the Credit Processing Agreement and shall inure to the benefit of Agent's successors and assigns.
7.    This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this agreement by any method of electronic transmission shall be equally as effective as delivery of an original executed counterpart of this agreement. Any party delivering an executed counterpart of this agreement by any electronic method of transmission also shall deliver an original executed counterpart of this agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
[SIGNATURE PAGES FOLLOW]

Very truly yours,
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By: _____________________________
Name:___________________________
Title: ___________________________

CONSENTED TO:
GOPRO, INC.

By:
Name:
Title:

ACCEPTED AND AGREED:
[PROCESSOR]

By:
Name:
Title:

EXHIBIT A

Card Processing Agreement

Attached.

EXHIBIT J-1
[FORM OF] JOINDER AGREEMENT
This JOINDER AGREEMENT (this "Agreement"), is entered into as of __________, 20__, by and among ___________, a ________ ("New Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Agent").
W I T N E S S E T H:
WHEREAS, pursuant to that certain Credit Agreement, dated as of January 22, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among the lenders identified on the signature pages thereto (each of such lenders, together with its successor and permitted assigns, a "Lender"), Agent, GoPro, Inc., a Delaware corporation ("Parent"; together with New Borrower and those additional Persons that are joined as a party to the Credit Agreement by executing the form of Joinder attached thereto as Exhibit J-1, each, a "Borrower" and individually and collectively, jointly and severally, the "Borrowers"), the Lender Group has agreed to make or issue Loans, Letters of Credit and other certain financial accommodations thereunder;
WHEREAS, initially capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement;
WHEREAS, pursuant to that certain Intercompany Subordination Agreement, dated as of January 22, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the "Intercompany Subordination Agreement"), by and among Parent and each of Parent's Subsidiaries listed on the signature pages thereto as an obligor (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a "Obligor", and individually and collectively, jointly and severally, as "Obligors") and Agent, each Obligor has agreed to the subordination of indebtedness of each other Obligor owed to such Obligor on the terms set forth therein;
WHEREAS, pursuant to that certain Fee Letter, dated as of January 22, 2021 (as amended, restated, supplemented or otherwise modified from time to the, the "Fee Letter"), by and among Borrowers and Agent, each Borrower has agreed to pay certain fees to Agent on the terms set forth therein;
WHEREAS, New Borrower is required to become a party to the Credit Agreement by, among other things, executing and delivering this Agreement to Agent; and
WHEREAS, New Borrower has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, New Borrower, by virtue of the financial accommodations available to New Borrower from time to time pursuant to the terms and conditions of the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follow:
1.Joinder of New Borrower to the Credit Agreement. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a party to the Credit Agreement as a "Borrower" and shall be bound by all of the terms, conditions, covenants, agreements and obligations set forth in the Credit Agreement, (b) accepts joint and several liability for the Obligations pursuant to the terms of the Loan Documents, and (c) confirms that, after giving effect to the supplement to the Schedules to the Credit Agreement provided for in Section 2 below, the representations and warranties contained in Section 4 of the Credit Agreement are true and correct as they relate to New Borrower as of the date this Agreement. New Borrower hereby agrees that each reference to a "Borrower" or the "Borrowers" in the Credit Agreement and the other Loan Documents shall include New Borrower. New Borrower acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and that it has read and understands the terms thereof.
2.Updated Schedules. Attached as Exhibit A hereto are updated copies of each of Schedule 4.1(b) and Schedule 4.1(c)6 to the Credit Agreement revised to include all information required to be provided therein including information with respect to New Borrower. Each such Schedule shall be attached to the Credit Agreement, and on and after the date hereof all references in any Loan Document to any such Schedule to the Credit Agreement shall mean such Schedule as so amended; provided, that any use of the term "as of the date hereof" or any term of similar import, in any provision of the Credit Agreement relating to New Borrower or any of the information amended by such Schedule hereby, shall be deemed to refer to the date of this Agreement.
3.Joinder of New Borrower to the Intercompany Subordination Agreement. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be an Obligor under the Intercompany Subordination Agreement as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (b) agrees that it shall comply with and be subject to all the terms, conditions, covenants, agreements and obligations set forth in the Intercompany Subordination Agreement. New Borrower hereby agrees that each reference to an "Obligor" or the "Obligors" in the Intercompany Subordination Agreement shall include New Borrower. New Borrower acknowledges that it has received a copy of the Intercompany Subordination Agreement and that it has read and understands the terms thereof.
4.Joinder of New Borrower to the Fee Letter. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a "Borrower" party to the Fee Letter as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (b) agrees that it shall comply with and be subject to all of the terms, conditions, covenants, agreements and obligations set forth in the Fee Letter applicable to Borrowers. New Borrower hereby agrees that each reference to "Borrower" or "Borrowers" in
6    Include any additional Schedules to be updated as well.

the Fee Letter shall include New Borrower. New Borrower acknowledges that it has received a copy of the Fee Letter and that it has read and understands the terms thereof.
5.Representations and Warranties of New Borrower. New Borrower hereby represents and warrants to Agent for the benefit of the Lender Group and the Bank Product Providers as follows:
(a)It (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Loan Documents to which it is made a party and to carry out the transactions contemplated hereby and thereby.
(b)The execution, delivery, and performance by it of this Agreement and any other Loan Document to which New Borrower is made a party (i) have been duly authorized by all necessary action on the part of New Borrower and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to New Borrower or its Subsidiaries, the Governing Documents of New Borrower or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on New Borrower or its Subsidiaries, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of New Borrower or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of New Borrower, other than Permitted Liens, (D) require any approval of New Borrower's interestholders or any approval or consent of any Person under any material agreement of New Borrower, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect, or (E) require any registration with, consent, or approval of, or notice to or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation.
(c)This Agreement and each Loan Document to which New Borrower is a party is the legally valid and binding obligation of New Borrower, enforceable against New Borrower in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.
(d)Each other representation and warranty applicable to New Borrower as a Borrower under the Loan Documents is true, correct and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).
6.Additional Requirements. Concurrent with the execution and delivery of this Agreement, Agent shall have received the following, each in form and substance satisfactory to Agent:
(a)a Joinder No. __ to the Guaranty and Security Agreement, dated as of the date hereof, by and among New Borrower and Agent ("Joinder No. __"), together with the original Equity Interest certificates, if any, representing all of the Equity Interests of the Subsidiaries of New Borrower required to be pledged under the Guaranty and Security Agreement and any original promissory notes of New Borrower, accompanied by undated Equity Interest powers/transfer forms executed in blank, and the same shall be in full force and effect;
(b)a Pledged Interests Addendum by __________, a _________, dated as of the date hereof, with respect to the pledge of Equity Interest of New Borrower, owned by _______, together with the original stock certificates, if any, representing all of the Equity Interests of New Borrower held by ________, accompanied by undated stock powers executed in blank and other proper instruments of transfer, and the same shall be in full force and effect;
(c)appropriate financing statement to be filed in the office of the _______ Secretary of State against New Borrower to perfect the Agent's Liens in and to the Collateral of New Borrower;
(d)a certificate from the Secretary of New Borrower, dated as of the date hereof, (i) attesting to the resolutions of New Borrower's [Board of Directors][Managers] authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which New Borrower is or will become a party, (ii) authorizing officers of New Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of New Borrower;
(e)a certificate of status with respect to New Borrower, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of New Borrower, which certificate shall indicate that New Borrower is in good standing in such jurisdiction;
(f)certificates of status with respect to New Borrower, dated as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of New Borrower) in which the failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that New Borrower is in good standing in such jurisdictions;
(g)copies of New Borrower's Governing Documents, as amended, modified or supplemented to the date hereof, certified by the Secretary of New Borrower; and

(h)evidence that New Borrower has been added to the Loan Parties' existing insurance policies required by Section 5.6 of the Credit Agreement;
(i)a customary opinion of counsel regarding such matters as to New Borrower as Agent or its counsel may reasonably request, and which is otherwise in form and substance reasonably satisfactory to Agent (it being understood that such opinion shall be limited to this Agreement, and the documents executed or delivered in connection herewith (including the financing statement filed against New Borrower); and
(j)such other agreements, instruments, approvals or other documents requested by Agent prior to the date hereof in order to create, perfect and establish the first priority of, or otherwise protect, any Lien purported to be covered by any Loan Document or otherwise to effect the intent that New Borrower shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that, to the extent set forth in the Credit Agreement and the Guaranty and Security Agreement, all property and assets of New Borrower shall become Collateral for the Obligations.
7.Further Assurances. At any time upon the reasonable request of Agent, New Borrower shall promptly execute and deliver to Agent such Additional Documents as Agent shall reasonably request pursuant to the Credit Agreement and the other Loan Documents, in each case in form and substance reasonably satisfactory to Agent.
8.Notices. Notices to New Borrower shall be given in the manner set forth for Borrowers in Section 11 of the Credit Agreement.
9.Choice of Law and Venue; Jury Trial Waiver; Judicial Reference. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.
10.Binding Effect. This Agreement shall be binding upon New Borrower, and the other Loan Parties and shall inure to the benefit of the Agent and the Lenders, together with their respective successors and permitted assigns.
11.Effect on Loan Documents.
(a)Except as contemplated to be supplemented hereby, the Credit Agreement, the Fee Letter, the Intercompany Subordination Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. Except as expressly contemplated hereby, this Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of any other term or condition of the Credit Agreement, the Fee Letter, the Intercompany Subordination Agreement or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

(b)Each reference in the Credit Agreement and the other Loan Documents to "Borrower", "Obligor" or words of like import referring to a Borrower or an Obligor shall include and refer to New Borrower and (b) each reference in the Credit Agreement, the Fee Letter, Intercompany Subordination Agreement or any other Loan Document to this "Agreement", "hereunder", "herein", "hereof", "thereunder", "therein", "thereof", or words of like import referring to the Credit Agreement, the Fee Letter, Intercompany Subordination Agreement or any other Loan Document shall mean and refer to such agreement as supplemented by this Agreement.
12.Miscellaneous
(a)This Agreement is a Loan Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission (e.g., "PDF" or "tif" via email) shall be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
(b)Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
(c)Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
(d)Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any member of the Lender Group or New Borrower, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
(e)The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(f)This Agreement shall be subject to the rules of construction set forth in Section 1.4 of the Credit Agreement, and such rules of construction are incorporated herein by this reference, mutatis mutandis.
[remainder of this page intentionally left blank].

IN WITNESS WHEREOF, New Borrower and Agent have caused this Agreement to be duly executed by its authorized officer as of the day and year first above written.

NEW BORROWER:	______________________________, a ____________________ By: ________________________________________ Name: _____________________________________ Title: _______________________________________

AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association By: ___________________________________ Name: _________________________________ Title: _________________________________

Exhibit A

SCHEDULE 4.1(b)

CAPITALIZATION OF BORROWERS

SCHEDULE 4.1(c)

CAPITALIZATION OF BORROWERS' SUBSIDIARIES

EXHIBIT L-1
FORM OF LIBOR NOTICE

Wells Fargo Bank, National Association, as Agent
under the below referenced Credit Agreement
333 South Grand Avenue, 12th Floor
Los Angeles, California 90071
Attn: Loan Portfolio Manager
Ladies and Gentlemen:
Reference is hereby made to that certain Credit Agreement, dated as of January 22, 2021 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement"), by and among GoPro, Inc., a Delaware corporation ("Parent"), those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J1 (together with Parent, each, a "Borrower" and individually and collectively, jointly and severally, the "Borrowers"), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender" and, collectively, the "Lenders"), and Wells Fargo Bank, National Association, a national banking association ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity "Agent"). Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Credit Agreement.
This LIBOR Notice represents Borrowers' request to elect the LIBOR Option with respect to outstanding Revolving Loans in the amount of $________ (the "LIBOR Rate Advance").
The LIBOR Rate Advance will have an Interest Period of [1, 3, or 6] month(s) commencing on _____________________.
This LIBOR Notice further confirms Borrowers' acceptance, for purposes of determining the rate of interest based on the LIBOR Rate as determined pursuant to the Credit Agreement.
Administrative Borrower represents and warrants that (i) as of the date hereof, the representations and warranties of the Loan Parties and their Subsidiaries contained in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date)), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.
[Signature page follows]

Dated: _______________________________________
GOPRO, INC.,
 a Delaware corporation, as Administrative Borrower

By: _________________________________________
Name:    _______________________________________
Title:    _______________________________________

Acknowledged by:

Wells Fargo BANK, NATIONAL ASSOCIATION, a national banking association, as Agent

By _______________________________________
Name:    ____________________________________
Title: _____________________________________

EXHIBIT J-1
[FORM OF] PERFECTION CERTIFICATE
____________, 20__

Reference is hereby made to (a) that certain Credit Agreement, dated as of January 22, 2021 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement"), by and among GoPro, Inc. a Delaware corporation ("GoPro") and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J1 (together with GoPro, each, a "Borrower" and individually and collectively, jointly and severally, the "Borrowers"), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender" and, collectively, the "Lenders"), and Wells Fargo Bank, National Association, a national banking association ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity "Agent"), and (b) that certain Guaranty and Security Agreement dated as of January 22, 2021 (as amended, restated, supplemented, or otherwise modified from time to time, the "Guaranty and Security Agreement") by and among by and among Borrowers and the Subsidiaries of Borrowers party thereto (each, a "Grantor" and collectively, the "Grantors"), and Agent.
Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. As used herein, the term "Loan Parties" shall mean the "Loan Parties" as that term is defined in the Credit Agreement, and "Code" shall mean the "Code" as that term is defined in the Guaranty and Security Agreement.
The undersigned, the [________]7 of GoPro, hereby certifies (in my capacity as [__________] and not in my individual capacity) to Agent and each of the other members of the Lender Group and the Bank Product Providers as follows as of [_______], 20[__]:
1.Names.
(a)The exact legal name of each Loan Party, as such name appears in its certified certificate of incorporation, articles of incorporation, certificate of formation, or any other organizational document, is set forth in Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the
7    Insert appropriate officer(s), as applicable.

extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Loan Party that is a registered organization, the Federal Taxpayer Identification Number of each Loan Party and the jurisdiction of formation of each Loan Party. Each Loan Party has qualified to do business in the states or countries listed on Schedule 1(a).
(b)Set forth in Schedule 1(b) hereto is a list of any other legal names each Loan Party has had in the past five years, together with the date of the relevant name change.
(c)Set forth in Schedule 1(c) is a list of all other names used by each Loan Party in connection with any business or organization to which such Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise or on any filings with the Internal Revenue Service, in each case, at any time in the past five years. Except as set forth in Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.
2.Chief Executive Offices. The chief executive office of each Loan Party is located at the address set forth in Schedule 2 hereto.
3.Real Property.
(a)Attached hereto as Schedule 3(a) is a list of all (i) Real Property (as defined in the Guaranty and Security Agreement) of each Loan Party, (ii) common names, addresses and uses of each parcel of Real Property (stating improvements located thereon) and (iii) other information relating thereto required by such Schedule. Except as described on Schedule 3(a) attached hereto: (A) no Loan Party has entered into any leases, subleases, tenancies, franchise agreements, licenses or other occupancy arrangements as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of the real property described on Schedule 3(a) and (B) no Loan Party has any leases which require the consent of the landlord, tenant or other party thereto to the transactions contemplated by the Loan Documents.
(b)Schedule 3(b) sets forth all third parties ("Bailees") with possession of any Collateral (including inventory and equipment) of the Loan Parties, including the name and address of such Bailee, a description of the inventory and equipment in such Bailee's possession and the location of such inventory and equipment (if none please so state).
4.Extraordinary Transactions. Except for those purchases, mergers, acquisitions, consolidations, and other transactions described on Schedule 4 attached hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.
5.Stock Ownership and Other Equity Interests. Attached hereto as Schedule 5(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, Equity Interests of each Loan Party and its Subsidiaries and the record and beneficial owners of such Equity Interests. Also set forth on Schedule 5(a) is each equity investment of each Loan Party that represents 50% or less of the equity of the entity in which such investment was made. Attached hereto as Schedule 5(b) is a true and correct organizational chart of Borrowers and their Subsidiaries.
6.Instruments and Chattel Paper. Attached hereto as Schedule 6 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of Indebtedness held by each Loan Party as of [______________], 20[__] having an aggregate value or face amount in excess of $5,000,000, including all intercompany notes between or among any two or more Loan Parties or any of their Subsidiaries.
7.Intellectual Property.
(a)Schedule 7(a) provides a complete and correct list of all registered United States Copyrights (as defined in the Guaranty and Security Agreement) owned by any Loan Party, all applications for registration in the United States of Copyrights owned by any Loan Party, and all other United States Copyrights owned by any Loan Party and material to the conduct of the business of any Loan Party. Schedule 7(a) provides a complete and correct list of all United States Patents (as defined in the Guaranty and Security Agreement) owned by any Loan Party and all applications in the United States for Patents owned by any Loan Party. Schedule 7(a) provides a complete and correct list of all registered United States Trademarks (as defined in the Guaranty and Security Agreement) owned by any Loan Party, all applications for registration in the United States of Trademarks owned by any Loan Party, and all other United States Trademarks owned by any Loan Party and material to the conduct of the business of any Loan Party.
(b)Schedule 7(b) provides a complete and correct list of all Intellectual Property Licenses (as defined in the Guaranty and Security Agreement) entered into by any Loan Party pursuant to which any Person has granted to any Loan Party any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party.
8.Commercial Tort Claims. Attached hereto as Schedule 8 is a true and correct list of all commercial tort claims that exceed $2,000,000 held by each Loan Party, including a brief description thereof.
9.Deposit Accounts, Commodity Accounts and Securities Accounts. Attached hereto as Schedule 9 is a true and complete list of all Deposit Accounts, Commodity Accounts and Securities Accounts (each as defined in the Guaranty and Security Agreement) maintained by each Loan Party, including the name, address and jurisdiction of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.
10.Letter-of-Credit Rights. Attached hereto as Schedule 10 is a true and correct list of all letters of credit issued in favor of any Loan Party, as beneficiary thereunder.

11.Motor Vehicles. Attached hereto as Schedule 11 is a true and correct list of all motor vehicles and other goods (covered by certificates of title or ownership) having an aggregate fair market value in excess of $100,000 and owned by any Loan Party, and the owner and approximate fair market value of such motor vehicles.
12.Other Assets: A Loan Party owns the following kinds of assets:

Aircraft:	Yes ____ No ____
Vessels, boats or ships:	Yes ____ No ____
Railroad rolling stock:	Yes ____ No ____
If the answer is yes to any of these other types of assets, please describe on Schedule 12.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, I have hereunto signed this Perfection Certificate as of the date first written above.

GOPRO, INC. By ________________________________________ Name: Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[8]	Federal Taxpayer Identification Number	Jurisdiction of Formation	States or Countries Where Qualified to do Business

8    If none, so state.

Schedule 1(b)

Prior Names

Loan Party/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Loan Party/Subsidiary	Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2

Chief Executive Offices

Loan Party/Subsidiary	Address	County	State

Schedule 3(a)

Real Property

Entity of Record	Common Name and Address	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Description of Lease or Other Documents Evidencing Interest	Purpose/ Use	Improvements Located on Real Property	Legal Description	Encumbered or to be Encumbered by Mortgage	Option to Purchase/Right of First Refusal
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[SEE EXHIBIT A-[ ] ATTACHED HERETO]	[YES/NO]	[YES/NO]

Schedule 3(a)

Real Property (cont.)

Required Consents; Loan Party Held Landlord/ Grantor Interests

I.    Landlord's / Tenant's Consent Required
1.    [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD'S / TENANT'S CONSENT IS REQUIRED].

II.    Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Loan Party holds Landlord's / Grantor's Interest
1.    [LIST EACH LEASE OR OTHER INSTRUMENT WHERE ANY LOAN PARTY HOLDS LANDLORD'S / GRANTOR'S INTEREST]

Schedule 3(b)

Bailees

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Loan Party/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 5(a)

(a) Equity Interests of Loan Parties and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares or Interests Authorized	No. Shares or Interests Issued	Percent Pledged

(b) Other Equity Interests

Schedule 5(b)

Organizational Chart

Schedule 6

Instruments and Chattel Paper

1.    Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.    Chattel Paper:

Schedule 7(a)

Copyrights, Patents and Trademarks

UNITED STATES COPYRIGHTS
Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER MATERIAL UNITED STATES COPYRIGHTS

OWNER	TITLE

Schedule 7(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES PATENTS:
Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Schedule 7(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES TRADEMARKS:
Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER MATERIAL UNITED STATES TRADEMARKS:

OWNER	FEDERAL/STATE	TRADEMARK

Schedule 7(b)

Intellectual Property Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER, IF ANY	DESCRIPTION

Schedule 8

Commercial Tort Claims

Schedule 9

Deposit Accounts, Commodity Accounts and Securities Accounts

Owner	Type of Account	Bank or Intermediary (including address and jurisdiction)	Account Numbers

Schedule 10

Letter of Credit Rights

Schedule 11

Motor Vehicles

Schedule 12

Other Assets

FORM OF SUPPLEMENT TO PERFECTION CERTIFICATE

Supplement (this "Supplement"), dated as of ____, 20__, to the Perfection Certificate, dated as of January [___], 2021 (as amended, restated, supplemented or otherwise modified from time to time, the "Perfection Certificate") by each of the parties listed on the signature pages thereto and those additional entities that thereafter become Loan Parties.
Reference is hereby made to (a) that certain Credit Agreement, dated as of January [__], 2021 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement"), by and among GoPro, Inc., a Delaware corporation ("GoPro") and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J-1 (together with GoPro, each, a "Borrower" and individually and collectively, jointly and severally, the "Borrowers"), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender" and, collectively, the "Lenders") and Wells Fargo Bank, National Association, a national banking association ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity "Agent"), and (b) that certain Guaranty and Security Agreement dated as of January [__], 2021 (as amended, restated, supplemented, or otherwise modified from time to time, the "Guaranty and Security Agreement") by and among by and among Borrowers and the Subsidiaries of Borrowers party thereto (each, a "Grantor" and collectively, the "Grantors"), and Agent.
Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern. As used herein, the term "Code" shall mean the "Code" as that term is defined in the Guaranty and Security Agreement.
WHEREAS, pursuant to Section 5.2 of the Credit Agreement, the Loan Parties must execute and deliver a Perfection Certificate and the execution and delivery of the Perfection Certificate may be accomplished by the execution of this Supplement in favor of Agent, for the benefit of each member of the Lender Group and the Bank Product Providers;
In accordance with Section 5.2 of the Credit Agreement, the undersigned, the ________ of _________9, hereby certify (in my capacity as __________ and not in my individual capacity) to Agent and each of the other members of the Lender Group and the Bank Product Providers as follows as of _______, 20__: [the information in the Perfection Certificate delivered on or prior to the Closing Date is true, correct, and complete on and as of the date hereof.] [Schedule 1(a), "Legal Names, Etc.", Schedule 1(b), "Prior Names", Schedule 1(c),
9    Insert appropriate officer(s), as applicable.

"Changes in Corporate Identity; Other Names", Schedule 2, "Chief Executive Offices", Schedule 3(a), "Real Property", Schedule 3(b), "Bailees", Schedule 4, "Transactions Other Than in the Ordinary Course of Business", Schedule 5(a), "Equity Interests", Schedule 5(b), "Organizational Chart" Schedule 6, "Instruments and Chattel Paper", Schedule 7(a), "Copyrights, Patents and Trademarks", Schedule 7(b), "Intellectual Property Licenses", Schedule 8, "Commercial Tort Claims", Schedule 9, "Deposit Accounts and Securities Accounts", Schedule 10, "Letter-of-Credit Rights", Schedule 11, "Motor Vehicles", and Schedule 12, "Other Assets" attached hereto supplement Schedule 1(a), Schedule 1(b), Schedule 1(c), Schedule 2, Schedule 3, Schedule 4, Schedule 5(a), Schedule 5(b), Schedule 6, Schedule 7(a), Schedule 7(b), Schedule 8, Schedule 9, Schedule 10, Schedule 11, and Schedule 12 respectively, to the Perfection Certificate and shall be deemed a part thereof for all purposes of the Perfection Certificate.]
The undersigned officers of each of the Loan Parties hereby certify as of the date hereof on behalf of the Loan Parties in their capacity as officers of the Loan Parties and not in their individual capacities that no additional filings or actions are required to create, preserve or perfect the security interests in the Collateral granted, assigned or pledged to Agent pursuant to the Loan Documents.
Except as expressly supplemented hereby, the Perfection Certificate shall remain in full force and effect.
IN WITNESS WHEREOF, we have hereunto signed this Supplement to Perfection Certificate as of this ____ day of ________________, 20__.

GOPRO, INC. By __________________________________________ Name: Title:

[BORROWER/GUARANTOR] By __________________________________________ Name: Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[10]	Federal Taxpayer Identification Number	Jurisdiction of Formation	States or Countries Where Qualified to do Business

10    If none, so state.

Schedule 1(b)

Prior Names

Loan Party/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Loan Party/Subsidiary	Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2

Chief Executive Offices

Loan Party/Subsidiary	Address	County	State

Schedule 3(a)

Real Property

Entity of Record	Common Name and Address	Owned, Leased or Other Interest	Landlord / Owner if Leased or Other Interest	Description of Lease or Other Documents Evidencing Interest	Purpose/ Use	Improvements Located on Real Property	Legal Description	Encumbered or to be Encumbered by Mortgage	Option to Purchase/Right of First Refusal
[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[SEE EXHIBIT A-[ ] ATTACHED HERETO]	[YES/NO]	[YES/NO]

Schedule 3(a)

Real Property (cont.)

Required Consents; Loan Party Held Landlord/ Grantor Interests

I.    Landlord's / Tenant's Consent Required
1.    [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD'S / TENANT'S CONSENT IS REQUIRED].

II.    Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Loan Party holds Landlord's / Grantor's Interest
1.    [LIST EACH LEASE OR OTHER INSTRUMENT WHERE ANY LOAN PARTY HOLDS LANDLORD'S / GRANTOR'S INTEREST]

Schedule 3(b)

Bailees

Schedule 4

Transactions Other Than in the Ordinary Course of Business

Loan Party/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 5(a)

(a) Equity Interests of Loan Parties and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares or Interests Authorized	No. Shares or Interests Issued	Percent Pledged

(b) Other Equity Interests

Schedule 5(b)

Organizational Chart

Schedule 6

Instruments and Chattel Paper

1.    Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.    Chattel Paper:

Schedule 7(a)

Copyrights, Patents and Trademarks

UNITED STATES COPYRIGHTS
Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER MATERIAL UNITED STATES COPYRIGHTS

OWNER	TITLE

Schedule 7(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES PATENTS:
Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Schedule 7(a)

Copyrights, Patents and Trademarks (cont.)

UNITED STATES TRADEMARKS:
Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER MATERIAL UNITED STATES TRADEMARKS:

OWNER	FEDERAL/STATE	TRADEMARK

Schedule 7(b)

Intellectual Property Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER, IF ANY	DESCRIPTION

Schedule 8

Commercial Tort Claims

Schedule 9

Deposit Accounts, Commodity Accounts and Securities Accounts

Owner	Type of Account	Bank or Intermediary (including address and jurisdiction)	Account Numbers

Schedule 10

Letter of Credit Rights

Schedule 11

Motor Vehicles

Schedule 12

Other Assets

Schedule A-1
Agent’s Account
An account at a bank designated by Agent from time to time as the account into which Borrowers shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Borrowers and the Lender Group to the contrary, Agent's Account shall be that certain deposit account bearing account number 37235547964505052, reference GoPro, Inc., and maintained by Agent with Wells Fargo Bank, N.A., 420 Montgomery Street, San Francisco, CA, ABA #121-000-248.

Schedule A-2
Authorized Persons

Brian McGee
Charles Lafrades
Brian Tratt

Schedule C-1
Commitments

Lender	Revolver Commitment
Wells Fargo Bank, National Association	$50,000,000
All Lenders	$50,000,000

Schedule C-2
Customs Brokers
Great World dba GWL
518 Eccles Ave., South San Francisco, CA 94080

UPS Supply Chain Solutions – Customs Brokerage (for parcels)
UPS World Headquarters
55 Glenlake Parkway NE
Atlanta, GA 30328
United States

Schedule D-1
Designated Account

Bank Name:	JPMorgan Chase Bank N.A. (the "Designated Account Bank")
Full Address of Bank:	4 New York Plaza, New York, NY 10004
ABA Number:	[ ]
Account Name:	GoPro, Inc.
Full Address of Account Holder:	3025 Clearview Way, San Mateo, CA 94402
Account Number:	[ ]

Schedule E-1
Existing Letters of Credit
None.

IS000157732U	Wells Fargo Bank, N.A.	$2,000,000.00	12/11/2021

Schedule P-1
Permitted Investments

All Investments in the Loan Parties and each of their Subsidiaries existing as of the Closing Date (but not any contributions after the Closing Date).

Schedule P-2
Permitted Liens
Liens in favor of Leaf Capital Funding, LLC related to certain leased Brynka Trak Software Workstations and related equipment, as reflected in the following UCC-1 financing statement:
•16-7562576792
Lien in favor of Citibank, N.A., related to certain Accounts granted pursuant to the Best Buy Factoring Facility, as reflected in the following UCC-1 financing statements:
•20133578649

Schedule R-1
Real Property
None.

Schedule 3.1
Conditions Precedent
The obligation of each Lender to make its initial extension of credit provided for in this Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:
(a)    Agent shall have received draft uniform commercial code and other financing statements in form suitable for filing in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent's Liens in and to the Collateral;
(b)    Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:
(i)    the Fee Letter,
(ii)    the Guaranty and Security Agreement,
(iii)    the Intercompany Subordination Agreement,
(iv)    a completed Perfection Certificate for each of the Loan Parties,
(v)    a letter, in form and substance satisfactory to Agent, from JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Existing Credit Facility ("Existing Agent") to Agent respecting the amount necessary to repay in full all of the obligations of Parent and its Subsidiaries owing under the Existing Credit Facility and obtain a release of all of the Liens existing in favor of Existing Agent in and to the assets of Parent and its Subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Agent of its Liens in and to the properties and assets of Parent and its Subsidiaries,
(vi)    an assignment of business interruption insurance,
(vii)    an officer's closing certificate,
(viii)    the Dutch Security Agreement, and
(ix)    a Book Debts and Accounts Charge governed by English law and executed by Parent in favor of Agent;
(c)    Agent shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party's board of directors (or comparable governing body) authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;
(d)    Agent shall have received copies of each Loan Party's Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (i) certified by the Secretary of such Loan Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official;
(e)    Agent shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;
(f)    Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;
(g)    Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of this Agreement, the form and substance of which shall be satisfactory to Agent;
(h)    Agent shall have received an opinion of the Loan Parties' counsel in form and substance satisfactory to Agent;
(i)    Agent shall have completed its business, legal, and collateral due diligence, including a review of Borrowers' and their respective Subsidiaries' Material Contracts, in each case, the results of which shall be satisfactory to Agent;
(j)    Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Loan Party's senior management and key principals, the results of which shall be satisfactory to Agent;
(k)    Agent shall have received a set of Projections of Borrowers for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;
(l)    Agent shall have received (i) a report of earnings of Parent and its Subsidiaries for the third quarter of 2020 and (ii) guidance for earnings of Parent and its Subsidiaries for the fourth quarter of 2020, in each case in form and substance satisfactory to Agent;

(m)    Borrowers shall have reimbursed Agent for all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement and the other Loan Documents;
(n)    Agent shall have received a solvency certificate, in form and substance satisfactory to it, certifying as to the solvency of the Loan Parties taken as a whole;
(o)    at least ten Business Days prior to the Closing Date, any Loan Party that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Loan Party, which such Beneficial Ownership Certificate shall be complete and accurate in all respects; and
(p)    all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Schedule 3.6
Conditions Subsequent
1.    On or before 10 Business Days after the Closing Date, the Loan Parties shall deliver to Agent evidence, in form and substance reasonably acceptable to Agent, that a UCC termination statement has been filed with the Secretary of State of the State of Delaware terminating financing statement number 20125003340 filed with the Secretary of State of the State of Delaware on December 21, 2012.
2.    On or before 30 days after the Closing Date, the Loan Parties shall deliver to Agent evidence, in form and substance reasonably acceptable to Agent, that releases have been filed with the United States Patent and Trademark Office to evidence a release of (a) Patent Security Agreement dated December 21, 2012 and filed at reel/frame 029529/0747 and (b) Trademark Security Agreement dated December 21, 2012 and filed at reel/frame 004927/0320.
3.    On or before 30 days after the Closing Date, the Loan Parties shall deliver to Agent original share certificates of GoPro Care, Inc., GoPro Care Services, Inc., and GoPro Holdco, Inc., in form and substance reasonably acceptable to Agent.
4.    On or before two (2) Business Days after the Closing Date, the Loan Parties shall deliver to Agent duly executed Control Agreements, in form and substance reasonably acceptable to Agent, with respect to each Deposit Account, Commodity Account and/or Securities Account of the Loan Parties maintained with a bank, commodity intermediary or securities intermediary (as applicable) located in the United States (other than with respect to (a) any Excluded Accounts (as such term is defined in the Guaranty and Security Agreement) and Deposit Accounts, Commodity Accounts and Securities Accounts not required to be subject to a Control Agreement under Section 7(k) of the Guaranty and Security Agreement or (b) Securities Account number xxxSV1140 with U.S. Bank, N.A. and for which SVB Asset Management acts as registered investment advisor (the "SVB Securities Account")).
5.    On or before seven (7) Business Days after the Closing Date, the Loan Parties shall deliver to Agent a duly executed Control Agreement, in form and substance reasonably acceptable to Agent, with respect to the SVB Securities Account. If the Loan Parties fail to deliver to Agent a duly executed Control Agreement with respect to the SVB Securities Account within seven (7) Business Days after the Closing Date, the Loan Parties shall promptly thereafter (and in any event within eight (8) Business Days after the Closing Date) deliver to Agent a Compliance Certificate, in form and substance reasonably acceptable to Agent, from which amounts in the SVB Securities Account are excluded from financial calculations therein.
6.    On or before 60 days after the Closing Date, the Loan Parties shall deliver to Agent duly executed Control Agreements, in form and substance reasonably acceptable to Agent, with respect to each Deposit Account, Commodity Account and/or Securities Account of the Loan Parties maintained with a bank, commodity intermediary or securities intermediary (as applicable) located outside the United States (other than with respect to any Excluded Accounts

(as such term is defined in the Guaranty and Security Agreement) and Deposit Accounts, Commodity Accounts and Securities Accounts not required to be subject to a Control Agreement under Section 7(k) of the Guaranty and Security Agreement).
7.    On or before 60 days after the Closing Date, the Loan Parties shall deliver to Agent, in each case in form and substance reasonably satisfactory to Agent, evidence that the Deposit Accounts ending in -1743 and -5578 of GoPro, Inc. with JPMorgan Chase Bank Luxembourg S.A., Amsterdam Branch have been closed.
8.    For not less than 180 days after the Closing Date, the Loan Parties shall use commercially reasonable efforts to deliver to Agent duly executed Collateral Access Agreements with respect to each of:
(a)    3025 Clearview Way, San Mateo, CA 94402, USA,
(b)    ModusLink Global Solutions, 14530 Innovation Drive, Riverside, CA 92518, USA,
(c)    Arvato Supply Chain Solutions, 4600 Commerce Crossing Dr., Louisville KY 40229,
(d)    DCL Logistics, 48819 Kato Road, Fremont, CA,
(e)    Ingram Micro, 4650 Hamner Ave, Mira Loma, CA,
(f)    Syncreon Carlisle, 100 Goodman Dr., Carlisle, PA 17013, USA,
(g)    Apple Hub, 578 Aldi Blvd., Mount Juliet, TN, USA,
(h)    Apple Retail Hub, 568 Aldi Blvd., Mount Juliet, TN 37122, USA,
(i)    APL: RL05, 1710 W Baseline Rd., Suite 500, Rialto, CA 92376, USA,
(j)    AI Retail Hub East c/o Syncreon Syncreon Carlisle, 100 Goodman Dr., Carlisle, PA 17013, USA,
(k)    Valutech Outsourcing, LLC, 1784 Pan American St, Suite 101, Calexico, CA 92231, USA,
(l)    Arvato Bertselsmann, John Hicksstraat 21-23, 5928 SJ Venlo, Netherlands,
(m)    Moduslink B.V., Smakterweg 100, 5804 AM Venray, Netherlands, and
(n)    Nieuwezijds Voorburgwal 162, 1012 SJ Amsterdam, Netherlands.

Schedule 3.6 – Page 2

Schedule 4.1(b)
Capitalization of Borrowers

Loan Party/Subsidiary	Authorized and Outstanding Capital
GoPro, Inc.	Common Class A: 500,000,000 authorized, 122,630,711issued and outstanding Common Class B: 150,000,000 authorized, 28,885,046 issued and outstanding Preferred: 0 authorized, 0 issued and outstanding
GoPro Care, Inc.	Common: 100 Authorized, 100 Outstanding Preferred: 0
GoPro Care Services, Inc.	Common: 100 Authorized, 100 Outstanding Preferred: 0
GoPro Holdco, Inc.	Common: 100 Authorized, 100 Outstanding Preferred: 0

Schedule 4.1(c)
Capitalization of Borrowers’ Subsidiaries

Current Legal Entities Owned	Authorized Equity Interests	Number of Shares Owned by any Loan Party (% of Outstanding Equity Interests)	Holder of Equity Interest
GoPro Holdco, Inc.	Authorized Shares: 100	100 (100%)	GoPro, Inc.
GoPro Care, Inc.	Authorized Shares: 100	100 (100%)	GoPro, Inc.
GoPro Care Services, Inc.	Authorized Shares: 100	100 (100%)	GoPro, Inc.
Super Mega LLC	Membership Interest	N/A (100%)	GoPro, Inc.
GoPro International B.V.	Authorized Shares: 5,000	5,000 (100%)	GoPro Holdco, Inc.
GoPro Holding B.V.	Authorized Shares: 5,000	5,000 (100%)	GoPro Holdco, Inc.
GoPro Australia Pty Ltd.	Authorized Shares: 672,585	672,585 (100%)	GoPro International B.V.
GoPro GK	Authorized Shares: 1,000,000	1,000,000 (100%)	GoPro International B.V.
GoPro Media (UK) Ltd.	Authorized Shares: 100	100 (100%)	GoPro International B.V.
GoPro Philippines Ltd.	Authorized Shares: 50,000	50,000 (100%)	GoPro Holding B.V.
GoPro Coöperatief U.A.	Membership Contribution: [USD 88,280,689]	N/A (99.99%)	GoPro Holding B.V.
		N/A (0.01%)	GoPro Hong Kong Ltd.
GoPro do Brasil Partipacoes Ltda.	Authorized Shares: 2,653,000	2,653,000 (100%)	GoPro Holding B.V.
GoPro Hong Kong Limited	Authorized Shares: 10,000	10,000 (100%)	GoPro Holding B.V.
GoPro GmbH	Authorized Shares: 25,000	25,000 (100%)	GoPro Hong Kong Limited
GoPro Bucharest S.R.L.	Authorized Shares: 215,286	215,286 (100%)	GoPro Coöperatief U.A.
GoPro Technology France SAS	Authorized Shares: 68,248,986	68,248,986 (100%)	GoPro Coöperatief U.A.
GoPro Trading (Shanghai) Limited	Authorized Shares: 500,000	500,000 (100%)	GoPro Hong Kong Limited
GoPro Technology (Shenzhen) Limited	Authorized Shares: 1,500,000	1,500,000 (100%)	GoPro Hong Kong Limited
GoPro Mobility (U.S.) LLC	Membership Interest	N/A (100%)	GoPro Hong Kong Limited

Schedule 4.1(d)
Subscriptions, Options, Warrants, Calls
None.

Schedule 4.6(b)
Litigation
Contour IP Holdings LLC v. GoPro, Inc. (Utah federal court)

Schedule 4.11
Environmental Matters
None.

Schedule 4.14
Permitted Indebtedness
None.

Schedule 4.24
Credit Card Arrangements
1.Merchant Agreement by and between GoPro, Inc. and Adyen N.V., dated July 15, 2020, as amended by that certain Addendum, dated July 15, 2020.

2.Merchant Agreement by and between Woodman Labs, Inc. d/b/a GoPro and Bill Me Later, Inc., dated June 10, 2013, as supplemented by that certain Pricing-Incentive Amendment by and between PayPal, Inc. and GoPro,Inc., dated August 13, 2020.

3.Card Acceptance Agreement by and among GoPro, Inc., American Express Travel Related Services Company, Inc., and American Express Payment Services Limited, dated January 12, 2010, as amended by that certain Addendum, dated November 18, 2016.

4.Merchant Agreement by and between Woodman Labs, Inc. d/b/a GoPro and Bill Me Later, Inc., dated June 10, 2013.

Schedule 4.25
Location of Inventory

Bailee Name and Address
Primax Lui Wu Sect, San Hang Road, Xin Cheng District, Shet Kit town, Dongguan City, Zip Code 523290
Chicony Electronic Co. Ltd Video Image Products BU 36F No.69, Sec. 2, Guangfu Rd., Sanchong Dist. New Taipei City 24158, Taiwan, R.O.C.
Jabil Precision Industry (Guangzhou) Co. Ltd. Block C., 1199 Hulin Road, Huangpu District, Guangzhou City, Guandong 510700 China
Jabil - Guadalajara Jabil Circuit de Mexico, S. de R. L. de C.V. Av. Guadalupe # 420-A Guadalajara Technology Park Zapopan Jalisco México 45010 GREEN POINT / BUILDING 7
PCH 3/F, Block B, Tao Hua Road, Zhong Tian Yuan Logistics Center Futian Free Trade Zone, Shenzhen
Sea-Air Logistics "J" Warehouse, No. 1-7 Sai Tso Wan Road Yiu Lian Dockyard Tsing Yi Island Hong Kong
ModusLink Singapore 51 Ubi Avenue 3, Singapore 408858
ModusLink Global Solutions 14530 Innovation Drive Riverside CA 92518
Arvato Bertselsmann John Hicksstraat 21-23 5928 SJ Venlo Netherlands
ModusLink Australia Unit 1, 8 Jindalee Place Riverwood, NSW, 2210

Syncreon Carlisle 100 Goodman Dr. Carlisle, PA 17013, USA
Apple Hub 578 Aldi Blvd. Mount Juliet, TN, USA
Apple Retail Hub 568 Aldi Blvd. Mount Juliet, TN 37122, USA
APL: RL05 1710 W Baseline Rd. Suite 500, Rialto, CA 92376, USA
AI Retail Hub East c/o Syncreon Syncreon Carlisle 100 Goodman Dr. Carlisle, PA 17013, USA
Air & Ground Logistics – HQ Asia Unit 3501-03, 35/F., Tower 2 Metroplaza, 223 Hing Fong Road, Kwai Chung, NT, Hong Kong SAR
Nieuwezijds Voorburgwal 162 1012 SJ Amsterdam Netherlands
Moduslink B.V. Smakterweg 100 5804 AM Venray Netherlands
Arvato Supply Chain Solutions 4600 Commerce Crossing Dr Louisville KY 40229
Valutech Outsourcing, LLC[11] 1784 Pan American St, Suite 101 Calexico, CA 93321 Attn: Felipe Galvan (Felipe.galvan@reconext.com) Phone: (331)-310-02-59 Ext. 3162
Valutech Outsourcing S.A.de C.V. 1784 American St, Suite 101 Mexicali, Baja California, Mexico Attn: Rafael Lopez (Rafael.lopez@reconext.com) Phone: (331)-310-02-59 Ext. 3162

________________________
11 Valutech is the parent of Reconext.

Schedule 5.1
Financial Statements, Reports, Certificates
Deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 45 days after the end of each fiscal quarter during each of Parent's fiscal years,
(a) an unaudited consolidated and consolidating balance sheet, income statement, statement of cash flow, and statement of shareholder's equity covering Parent's and its Subsidiaries' operations during such period, together with a corresponding discussion and analysis of results from management, and
(b) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at the Asset Coverage Ratio and Liquidity.

as soon as available, but in any event within 90 days after the end of each of Parent's fiscal years,	(c) consolidated and consolidating financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (i) "going concern" or like qualification or exception, (ii) qualification or exception as to the scope of such audit, or (iii) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder's equity, and, if prepared, such accountants' letter to management), and (d) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at the Asset Coverage Ratio and Liquidity.
as soon as available, but in any event within 30 days after the start of each of Parent's fiscal years,	(e) copies of Parent's Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming fiscal year, fiscal quarter by fiscal quarter.
if and when filed by Parent,
(f) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,
(g) any other filings made by Parent with the SEC, and
(h) any other information that is provided by Parent to its shareholders generally.

Schedule 5.1 – Page 1

promptly, but in any event within 5 days after any Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(i) notice of such event or condition and a statement of the curative action that Borrowers propose to take with respect thereto.
promptly after the commencement thereof, but in any event within 10 days after the service of process with respect thereto on Parent or any of its Subsidiaries,	(j) notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.
upon the request of Agent,	(k) any other information reasonably requested relating to the financial condition of Parent or its Subsidiaries.

Schedule 5.2
Collateral Reporting
Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (no later than the 20th day of each month),	(a) a detailed calculation of the amount of Qualified Cash as of the end of the prior month,
If the Borrowing Base Testing Period is in effect, no later than 60 days after the Borrowing Base Trigger Event related thereto, and monthly thereafter (no later than the 25th day of each month),
(b)    a completed Borrowing Base Certificate (which such Borrowing Base Certificate shall be delivered in accordance with the provisions of Section 5.2 of this Agreement),
(c)    a detailed aging, by total, of each Borrower's Accounts, together with a reconciliation and supporting documentation for any reconciling items noted,
(d)    a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers' general ledger
(e)    a detailed calculation of those Accounts that are not eligible for the Borrowing Base,
(f)    notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Borrower's Accounts,
(g)    Inventory system/perpetual reports specifying the cost and the wholesale market value of each Borrower’s Inventory, by category, with additional detail showing
(h)    a detailed calculation of Inventory categories that are not eligible for the Borrowing Base,
(i)    a summary aging, by vendor, of each Loan Party's accounts payable and any book overdraft and an aging, by vendor, of any held checks, and
(j)    a detailed report regarding each Loan Party's and its Subsidiaries' cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash.

If the Borrowing Base Testing Period is in effect, no later than 60 days after the Borrowing Base Trigger Event related thereto, and monthly thereafter (no later than the 30th day of each month),	(k) a reconciliation of Accounts, accounts payable, and Inventory of Borrowers' general ledger to its monthly financial statements, including any book reserves related to each category.
Quarterly (no later than the 45th day after the end of each fiscal quarter),	(l) a report regarding each Loan Party's and its Subsidiaries' accrued, but unpaid, ad valorem taxes, and (m) a Perfection Certificate or a supplement to the Perfection Certificate.
promptly but in any event within 2 days after any Loan Party acquires any Margin Stock,	(n) notice of such acquisition, together with a description of the Margin Stock and a Form U-1 (with sufficient additional originals thereof for each Lender) duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board.
Upon request by Agent
(o)    copies of purchase orders and invoices for Inventory and Equipment acquired by any Loan Party or its Subsidiaries,
(p)    copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time,
(q)    a detailed list of each Loan Party's and its Subsidiaries' customers in respect of all Accounts, with address and contact information.
(r)    any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and
(s)    such other reports as to the Collateral of any Loan Party and its Subsidiaries, as Agent may reasonably request.

Schedule 6.5
Nature of Business
The Loan Parties develop, manufacture, market and sell cameras, mounts and accessories, and related products, services and software